                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)


            OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 2)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                              Tice Technology, Inc.
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          ______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          Purchase price of subsidiaries used to calculate fee
          ______________________________________________________________________
     4)   Proposed maximum aggregate value of transaction:
          $1,079,000
     5)   Total fee paid:
          $216
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:_______________________________________________
     2)   Form, Schedule or Registration Statement No.:_________________________
     3)   Filing Party:_________________________________________________________
     4)   Date Filed:___________________________________________________________

                              TICE TECHNOLOGY, INC.
                               10267 Kingston Pike
                           Knoxville, Tennessee 37922
                                 (865) 531-0000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON June 18, 2003

          The annual meeting of shareholders of Tice Technology, Inc., a Delaware corporation ("Tice"), will be held at 10:00 a.m. EDT on Wednesday, June 18, 2003, at the Tice offices at 10267 Kingston Place, Knoxville, Tennessee, for the following purposes:


          1. To elect directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

          2. To amend Tice's Certificate of Incorporation to change the name of the corporation to Atmospheric Glow Technologies, Inc.

          3. To amend Tice's Certificate of Incorporation to increase the number of Common Shares Tice is authorized to issue to 400,000,000.


          4. To ratify the sale of assets and stock of Tice's subsidiary MidSouth Sign Company, Inc. and to approve the sale of stock of Tice's subsidiary LandOak Company, Inc. which together constitute of a sale of substantially all of Tice's current assets.


          5. To ratify the appointment of Coulter & Justus, P.C. as the independent auditors of the Company for the fiscal year ending March 31, 2003.

          6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.


          Only shareholders of record at the close of business on April 30, 2003 are entitled to notice of and to vote at the meeting.


          All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the enclosed envelope for that purpose. Any shareholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

          A copy of Tice's Annual Report (including Form 10-KSB) is enclosed. A copy of Tice's quarterly report on Form 10-QSB for the nine month period ended December 31, 2002 is attached to the proxy statement. Copies of Tice's quarterly report on Form 10-QSB for the three month period ended June 30, 2002 and for the six month period ended September 30, 2002 are available without charge from Tice upon request or may be viewed at the World Wide Website of the Securities and Exchange Commission (http://www.sec.gov).


          DATED at Knoxville, Tennessee this 1st day of May, 2003.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Charles R. West, President

                              TICE TECHNOLOGY, INC.
                               10267 Kingston Pike
                           Knoxville, Tennessee 37922
                                 (865) 531-0000

                                 PROXY STATEMENT


          THIS PROXY STATEMENT IS DATED MAY 1, 2003, AND IS FIRST BEING MAILED TO SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING ON OR ABOUT MAY 10, 2003.


                               SUMMARY TERM SHEET

          This Summary Term Sheet highlights selected information regarding the shareholders' meeting and the matters to be voted upon at the meeting. The summary may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement and the appendices. We have included page references directing you to more complete descriptions.

Proposed Acquisition of the Assets of Atmospheric Glow Technologies, LLC by Tice

          In addition to the election of directors and ratification of the selection of the accountants, the Board of Directors of Tice Technology, Inc. ("Tice") is requesting that the shareholders approve two amendments to Tice's Certificate of Incorporation and approve the sale of substantially all of Tice's assets. All of these items relate to Tice's proposed acquisition of the assets of Atmospheric Glow Technologies, LLC ("A-G Tech").

          Tice and A-G Tech have evidenced their interest in consummating the acquisition in a term sheet (the "Term Sheet"). The Term Sheet is nonbinding except as to the repayment of certain cash advances made by Tice to A-G Tech if the acquisition is not completed, and confidentiality and exclusivity provisions. The consummation of the acquisition is contingent on the execution of a definitive agreement and the approval of the Tice shareholders of the amendments to the Certificate of Incorporation and divestiture of the Tice subsidiaries as well as the occurrence of other events.

          The Term Sheet is described in more detail in Item 3 (page 18). A summary of the most material terms embodied in the Term Sheet follows:

     . Purchase by Tice of all assets of A-G Tech, including transfer of the licenses to the atmospheric plasma technology.

     . Issuance of 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech which shares may not be transferred for twelve months following issuance.

     . Tice supplies bridge funding to A-G Tech in the form of cash advances of $50,000 per month together with $1,525,000 to fund a redemption of stock of certain shareholders of

          A-G Tech; $2,075,000 had been advanced by Tice through December 2002; Tice has also guaranteed repayment of a $225,000 note issued by A-G Tech for the purchase of testing equipment.

     . Tice raises a minimum of $6,500,000 in private placements prior to or simultaneously with the closing of the acquisition issuing no more than 115,000,000 Common Shares.

     . Tice divests itself of its subsidiaries, LandOak Company, Inc. and MidSouth Sign Company, Inc.

Sale of Tice subsidiaries - LandOak Company, Inc. and MidSouth Sign Company,
Inc.

          In connection with the purchase of the assets of A-G Tech, Tice has agreed to divest itself of its subsidiaries LandOak Company, Inc. and MidSouth Sign Company, Inc., subject to approval of its shareholders.

LandOak Company, Inc. ("LandOak")

          LandOak was primarily in the automobile and light truck rental, leasing financing and sales business. It has had a loss of just over $2.4 million for fiscal year 2002 (see Appendix A for unaudited financial statements of LandOak). In response, Tice has (page 30)

     .    Closed its rental centers to minimize ongoing expenses.

     .    Ceased entering into new vehicle leases and sales contracts.

     .    Worked to liquidate the vehicle inventory.

     . Negotiated a sale of stock of LandOak to two directors and shareholders of Tice, Pat Martin and Mike Atkins, in which Tice agrees to pay $562,144 owed by it to LandOak and the buyers agree to assume LandOak's liabilities at the time of the sale which are expected to be approximately $2,540,000.

MidSouth Sign Company, Inc. ("MidSouth")

          The primary business of MidSouth is the design, fabrication, installation and service of metal and vinyl signage. It also operated a division called National Survey Associates ("NSA") that provided sign survey, project management and other related services. MidSouth had a loss of almost $1.2 million for fiscal year 2002 (see Appendix B for unaudited financial statements of MidSouth). In response, Tice has (pages 31 through 32)

     . Sold, effective July 1, 2002, the installation business and certain related assets to a former employee for $139,500, payable monthly through June 1, 2003.

     . Sold the NSA division (negotiated on behalf of Tice by Pat Martin, a director of Tice) to the President of Tice, Charles West, and an unrelated person effective August 1, 2002, for forgiveness of debt to the purchaser of $278,000, and the assumption by the purchaser of liabilities of MidSouth of $663,644 and 5% of receipts from former customers of MidSouth that are listed on an exhibit for twelve months after the sale.


     . Sold the stock of MidSouth to the employee who purchased the installation business in which Tice agrees to pay $385,682 owed by it to MidSouth and the buyer agrees to assume liabilities of MidSouth at the time of sale which are expected to be approximately $1,025,000 and execute a note for $209,000 payable over two years based on a five-year amortization with the remaining principle and interest due at the end of two years.


Frequently Asked Questions Concerning This Proxy Statement

Q:        Why am I receiving these materials?


A:        The Board of Directors is providing this proxy statement and Tice's
Annual Report to you in connection with Tice's Annual Meeting of Shareholders (the "Meeting") which will take place on June 18, 2003 at 10:00 a.m. EDT at Tice's principal executive office at 10267 Kingston Pike, Knoxville, Tennessee 37922. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement. The cost of the proxy solicitation will be borne by Tice.


Q:        What information is contained in these materials?

A:        The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of the directors and our most highly paid officers, and certain other required information. Our most recent Quarterly Report for the period ended December 31, 2002 on Form 10-QSB is attached as Appendix C. Our most recent Annual Report is also enclosed.

Q:        What proposals will be voted on at the meeting?

A:        There are five proposals scheduled to be voted on at the meeting:

          1. Election as directors of Tice of the following five (5) individuals for one year terms: Michael A. Atkins, Patrick
               L. Martin, Thomas W. Reddoch, Charles R. West, and Kimberly Kelly-Wintenberg;

          2. Amendment of Tice's Certificate of Incorporation to change the corporation's name to Atmospheric Glow Technologies, Inc.;

          3. Amendment of Tice's Certificate of Incorporation to increase the number of Common Shares Tice is authorized to issue to 400,000,000;

          4. Sale of assets and the stock of Tice's subsidiary MidSouth Sign Company, Inc. and the sale of stock of Tice's subsidiary LandOak Company, Inc., which together constitute a sale of substantially all of Tice's current assets; and

          5. Ratification of Coulter & Justus, P.C. as Tice's independent auditors.

Q:        What are the voting recommendations of the Board of Directors?

A:        Our Board of Directors recommends that you vote your shares "FOR" each of the nominees for election to the Board and "FOR" the other proposals.

Q:        Who is entitled to vote?


A:        Shareholders of Tice as of the close of business on April 30, 2003
(the "Record Date") are entitled to vote at the annual meeting.


Q:        What classes of shares are entitled to be voted?


A:        The holders of shares of both classes of common stock on the Record
Date are entitled to vote on each proposal at the Annual Meeting. Each outstanding share is entitled to one vote. In addition, holders of Class B Common Shares are entitled to elect three of the members of the Board of Directors. Holders of Common Shares are only entitled to elect two directors (25% of the members of the Board of Directors). The two nominees who receive the greatest number of votes from holders of Common Shares will be designated the directors elected by the holders of Common Shares. If more than two nominees receive the same number of votes (which is also the greatest number), the holders of Common Shares present at the meeting, in person or by proxy, will vote on the designation of the two directors from among the nominees who received the greatest number of votes. As of April 30, 2003, there were 22,773,329 Common Shares and 750,000 Class B Common Shares issued and outstanding. Voting of approximately 60% of the Common Shares and all of the Class B Common Shares is controlled by Patrick L. Martin. Mr. Martin, Mr. Atkins, and Mr. West, who together own or control in excess of 51% of the Common Shares, have agreed to vote for the proposals.


Q:        What constitutes a quorum?

A:        The required quorum for the transaction of business at the Annual
Meeting is one-third of the votes eligible to be cast by holders of the issued and outstanding shares of Tice, present or represented by proxy, as of the record date.

Q:        What does it mean if I receive more than one proxy card?

A:        It means that you hold shares registered in more than one account.
Sign and return all proxy cards to ensure that all of your shares are voted.

Q:        How do I vote?

A:        Sign and date each proxy card you receive (many shareholders receive multiple proxies) and return it in the enclosed envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf "FOR" the election of the five director nominees, "FOR" both amendments to the Tice Certificate of Incorporation, "FOR" the sale of the subsidiaries, and "FOR" the ratification of the selection of the independent auditors. You have the right to revoke your proxy by voting in person at the meeting.

          Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

          Shareholders do not have the right to cumulate their votes in the election of directors of Tice. With respect to the election of directors, you may (1) vote for all of the director nominees as a group, (2) withhold your vote for all the director nominees as a group, or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date, and mail your proxy card without indicating how you want to vote, you will be counted as a vote in favor of each of the proposals.

          If you sign, date, and mail your proxy card in time to be cast at the Annual Meeting indicating how you want to vote, it will be voted in accordance with your instructions. The persons named as proxy holders in the proxies are officers or directors of Tice. We encourage you to vote and to vote promptly. If a quorum is not present at the Annual Meeting, the designated proxy holder on the applicable proxy card will vote the returned proxy cards to adjourn the Annual Meeting to a time and place to be announced.

Q:        How do I sign the proxy?

A:        Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, each owner must sign.

Q:        Who will count the votes?

A:        Registrar and Transfer Company, Tice's transfer agent, will tabulate the returned proxy votes by mail and the independent inspector of the election will tabulate the votes at the meeting.

Q:        How many votes are needed for approval of each proposal?

A:        Directors will be elected by a plurality of the votes cast at the
Annual Meeting, meaning that the five nominees receiving the most votes from holders of the class of stock electing each such director will be elected directors. The affirmative vote of a majority of the outstanding Common Shares and Class B Common Shares is required to approve the amendments to the Certificate of Incorporation and the sale of assets. A majority of the Common Share and Class B Common Shares present in person or represented by proxy is required to ratify the selection of the independent auditors for the fiscal year ending March 31, 2003.

Q:        Who can attend the Annual Meeting?

A:        All persons who are shareholders on the Record Date can attend. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership, such as a broker's statement, to the Annual Meeting to receive admittance.

Q:        When are the shareholder proposals and nominations for the Board of
Directors for the 2004 Annual Meeting due?

A:        Shareholder proposals intended to be presented at, and included in
Tice's proxy statement and proxy related to, Tice's 2004 Annual Meeting, and the nominations of candidates for election to the Board of Directors at the 2004 Annual Meeting, must be submitted in writing by March 31, 2004 to Tice's Secretary at its executive offices at such time. Shareholder proposals intended to be presented at, but not included in Tice's proxy statement and proxy for, that meeting must be received by Tice no later than March 31, 2004, at the same address. If not received by that date, those persons named in the proxy may use the discretionary authority granted in the proxy to vote on the proposal. Such nominations and proposals must be in compliance with applicable laws and regulations, as well as Tice's Bylaws, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. Copies of the Bylaws are available to the shareholders of Tice free of charge upon request in writing to Tice's Secretary.

Q:        Who will bear the cost of soliciting votes for the meeting?

A:        Tice will bear any expenses incurred in soliciting proxies. Proxies may be solicited by mail, telephone, or telegraph by Tice and its management and employees. Tice's management and employees will not receive any additional compensation for these services. Tice will request brokers, nominees, and other fiduciaries and custodians who hold shares of stock of Tice in their names to provide a copy of this Proxy Statement and any accompanying materials to the beneficial owners of such shares. Tice will reimburse such persons, if requested, for their reasonable fees and expenses incurred in completing the mailing of such material to the beneficial owners.

Voting at the Meeting

          Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

          If the accompanying proxy is properly signed and returned to Tice and not revoked, it will be voted in accordance with the instructions contained in the proxy. Unless contrary instructions are given, the designated proxy holder in the accompanying proxy will vote "FOR" the Board of Directors slate of nominees, "FOR" the amendment to the Certificate of Incorporation changing the name of the Corporation to Atmospheric Glow Technologies, Inc., "FOR" the amendment to the Certificate of Incorporation increasing the number of authorized shares to 400,000,000, "FOR" the sale of substantially all assets, and "FOR" ratification of the appointment of Coulter & Justus, P.C. as Tice's independent auditors for the financial audit of fiscal year ending March 31, 2003.

Revocability of Proxies

          Any person giving a proxy may revoke the proxy at any time before its use by delivering to Tice written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting Agreements

          William A. Tice, the holder of approximately 27% of the outstanding Common Shares, agreed to elect two designees of certain purchasers in a private placement which closed in June 1999. The purchasers included Michael A. Atkins and Patrick L. Martin. This agreement continues for so long as Mr. Atkins and Mr. Martin, together with the initial investors under the private placement, own at least 10% of Tice's common stock. In addition, if the 10% requirement is no longer met, so long as such persons own at least 5% of Tice's common stock or the promissory notes sold in the private placement remain outstanding, Mr. Tice has agreed to elect one of their designees as a director. Mr. Atkins and Mr. Martin are the initial designees.

          In connection with the employment of Charles R. West as President of Tice, Mr. Tice has agreed to elect Mr. West a director of Tice so long as his employment agreement with Tice remains in effect.

Share Ownership of Directors, Executives, and Certain Other Shareholders


          The following table sets forth information with respect to ownership of issued and outstanding shares and warrants of Tice by management and 5% or greater shareholders as of March 31, 2003. Except as otherwise indicated, all owners have sole voting power and investment power over all shares listed.

                                                         Total Number of        Percent
                                                        Securities Owned         of
      Name and Address             Title of Class          Beneficially        Class (1)
---------------------------    ---------------------    -----------------    -------------
William A. Tice (1)            Common Shares                    6,084,245             27%
5315 Kesterbrooke Blvd.
Knoxville, TN


Michael A. Atkins (2)          Common Shares                   13,391,387             59%
1033 Spyglass Way
Knoxville, TN

Patrick L. Martin (3)          Common Shares                   14,111,838             60%
30 Rivendell                   Class B Common Shares              750,000            100%
Knoxville, TN

Charles R. West (4)            Common Shares                      791,222              3%
3516 Navigator Place
Knoxville, TN

Joseph B. Baker (5)            Common Shares                    5,000,000             22%
8501 Old Town Court
Knoxville, TN

Herman Larry Garner (5)        Common Shares                    5,050,000             22%
2622 Hill Court
Maryville, TN

TLC Rental and Leasing, LLC    Common Shares                    8,000,000             35%
10267 Kingston Pike
Knoxville, TN

AMBG Holding, LLC              Common Shares                    5,000,000             22%
10267 Kingston Pike
Knoxville, TN

Directors and Officers         Common Shares                   15,294,447             63%
  As a Group (6)               Class B Common Shares              750,000            100%

1. The number of Common Shares listed for Mr. Tice includes 10,000 Common Shares held for his daughter. During fiscal year 2002, Mr. Tice transferred 750,000 Class B Common Shares to Mr. Martin in a financing transaction.

2. Mr. Atkins is a director of Tice. The number of Common Shares listed for Mr. Atkins includes 363,572 Common Shares owned by his wife, Sherry Lynn Turner, 8,000,000 Common Shares owned by TLC Rental and Leasing, LLC (formerly The LandOak Company, LLC) in which Mr. Atkins holds a 50% membership interest and 5,000,000 Common Shares owned by AMBG Holdings, LLC (formerly MidSouth Sign Company, LLC) in which Mr. Atkins holds a 25% membership interest.

3. Mr. Martin is a director of Tice. The number of Common Shares listed for Mr. Martin includes 8,000,000 Common Shares owned by TLC Rental and Leasing, LLC (formerly

          The LandOak Company, LLC), in which Mr. Martin holds a 50% membership interest, 5,000,000 Common Shares owned by AMBG Holdings, LLC (formerly MidSouth Sign Company, LLC), in which Mr. Martin holds a 25% membership interest, and 750,000 Common Shares that he would receive if he converted his Class B Common Shares which he acquired from William Tice during fiscal year 2002 in a financing transaction.

4. Mr. West is President, Chief Executive Officer, and a director of Tice. The number of Common Shares listed for Mr. West includes the 690,071 Common Shares he would receive if he exercised his stock options which have vested.

5. The number of Common Shares listed for Mr. Baker and Mr. Garner includes 5,000,000 Common Shares owned by AMBG Holding, LLC in which Mr. Baker and Mr. Garner each hold a 25% membership interest.

6. The number of Common Shares listed for directors and officers as a group include the 750,000 Common Shares that Mr. Martin would receive if he converted his Class B Common Shares, the 690,071 Common Shares that Mr. West would receive if he exercised his options which have vested, 363,572 Common Shares for Mr. Atkins owned by Ms. Turner, his wife, 8,000,000 Common Shares for Mr. Martin and Mr. Atkins because of their ownership of TLC Rental and Leasing, LLC, and 5,000,000 Common Shares for Mr. Martin and Mr. Atkins because of their ownership of AMBG Holdings, LLC.

          During Tice's 2002 fiscal year, Mr. Tice transferred 750,000 Class B Common Shares which constitute all of the currently issued and outstanding shares of that class, to Mr. Martin in connection with a loan made by Mr. Martin to Mr. Tice in the amount of $50,000. Mr. Martin used his personal funds to make the loan.


          If the acquisition of A-G Tech is consummated, there will be a change of control of Tice. A-G Tech will receive 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares. A-G Tech will then own approximately 36% of the outstanding Tice Common Shares, assuming Tice issues the entire 114,000,000 in the private placements which are to occur as a condition to the acquisition. The 500,000 Class B Common Shares will constitute 67% of the outstanding Class B Common Shares as A-G Tech has required and Mr. Martin has agreed to convert 500,000 of his Class B Common Shares to Common Shares in connection with the acquisition leaving him with 250,000 Class B Common Shares so that A-G Tech will be able to elect 75% of the directors of Tice. In order to induce Mr. Martin to convert the Class B Common Shares and to consummate the transaction with A-G Tech, Tice has agreed to issue to The Lanrick Group, Inc., which is owned by Mr. Martin, options to acquire 7,142,857 Tice Common Shares at a price of $0.07 per share for three years. The estimated fair value of the options is $214,286. Mr. Martin has also agreed to vote his Class B Common Shares to elect one designee of A-G Tech to the board after the closing.

                                     ITEM 1.
                              ELECTION OF DIRECTORS

          Tice's Bylaws provide that the number of directors may be fixed from time to time by resolution of the Board of Directors. All directors are elected at each Tice annual meeting of shareholders for a term of one year and hold office until their successors are elected and qualified.

          A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. Four of the nominees are currently directors of Tice. Kimberly Kelly-Wintenberg, the founder, a Governor, and a 28% owner of Atmospheric Glow Technologies, LLC, is nominated in connection with the proposed acquisition of the assets of A-G Tech and has agreed to resign if the acquisition is not consummated. In the event that any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors. It is not expected that any nominee will be unable or will decline to serve as a director, except as described above. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been elected and qualified. Tice plans to increase the number of the board of directors to nine at some time in the future assuming the acquisition of A-G Tech is completed.

          Information concerning the current and proposed executive officers of Tice and the persons nominated for election as directors is set forth below.


          Name                          Age     Position at Company
          ------------------------   --------   --------------------------------------------
          Charles R. West (1)           46      Director, President, Chief Executive Officer
          Thomas R. Reddoch (2)         57      Director
          Patrick L. Martin             50      Director
          Michael A. Atkins             42      Director
          Kimberly Kelly-Wintenberg     41      Nominated Director


(1) Mr. West is expected to become Executive Vice President and Chief Financial Officer upon the acquisition of A-G Tech by Tice described elsewhere in this proxy statement.

(2) Mr. Reddoch is expected to become President and Chief Executive Officer of Tice upon the acquisition of A-G Tech by Tice described elsewhere in this proxy statement.

          Mr. West was elected President and Chief Executive Officer and a director of Tice and Tice's subsidiary, Tice Engineering and Sales, Inc., effective May 1, 1999. From August 1995 to April 1999, Mr. West was a managing partner of Venture Alliance, LLC, a venture capital firm in Knoxville, Tennessee, during which time he oversaw the launch of three out of the firm's eight start-up businesses. In each of the three, he acted as Chief Executive Officer until permanent management was installed. Prior to Venture Alliance, LLC, from 1986 to 1995, Mr. West was President and Chief Executive Officer of MasterCraft Boat Company in Vonore, Tennessee. He was Executive Vice President and General Manager of that company from 1985 to 1986 and Vice President - Finance from 1982 to 1985. Mr. West is a Certified Public Accountant and received a B.S. in Business Administration from The University of Tennessee in Knoxville in 1979.

          Mr. Reddoch was elected a director of Tice in December 2001. Mr. Reddoch currently serves as President of Container Technologies, Inc. in Helenwood, Tennessee and has held this position since December 1999. Mr. Reddoch previously served as President of Format Industries, Inc. from 1996 to 1999, was a management consultant from 1994 to 1996 and was Executive Vice President of Electrotek, Concepts, Inc. from 1984 to 1994. Mr. Reddoch received his B.S. in Electrical Engineering in 1967 and his M.S. in Electrical Engineering in 1969 from Lamar University in Beaumont, Texas and a Ph.D. in Electrical Engineering from Louisiana State University in Baton Rouge, Louisiana in 1973. Mr. Reddoch also serves as a director for Atmospheric Glow Technologies, LLC in Rockford, Tennessee and is the President and member of the Board of Directors of Tennessee Center for Research and Development in Knoxville, Tennessee.

          Mr. Martin was elected a director of Tice in May 1999. Since August of 1981, Mr. Martin is an owner of and has been employed by The Lanrick Group, Inc. in Knoxville, Tennessee where he provides financial planning and services. Mr. Martin received a B.A. from the University of Tennessee in Knoxville, in 1974 and a Masters in Financial Planning from The College of Financial Planning in Denver, Colorado in 1995.

          Mr. Atkins was elected a director of Tice in May 1999. Beginning January 1, 2001, Mr. Atkins has served as an outside consultant to the LandOak Company, Inc. since its purchase by Tice. Since March of 1983, Mr. Atkins has been employed by The Lanrick Group, Inc. in Knoxville, Tennessee where he provides financial planning and services. Mr. Atkins received a B.S. from Auburn University in Auburn, Alabama in 1982 and a Masters in Financial Planning from The College of Financial Planning in Denver, Colorado in 1994.

          Ms. Kelly-Wintenberg is the founder, a Governor, and a 28% owner of Atmospheric Glow Technologies, LLC. Since January 2000, she has been the President and Chief Executive Officer of A-G Tech. Prior to that from August 1993 through December 1999, she was an Instructor, Senior Research Associate, and Research Assistant Professor at the University of Tennessee in Knoxville, Tennessee. She received her B.S. in Microbiology from East Tennessee State University in 1983 and her Ph.D. in Microbiology from the University of Tennessee in 1991.

Section 16(a) Beneficial Ownership Reporting Compliance


          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Tice's directors, officers and persons who beneficially own more than ten percent of the Common Shares (each, a "Reporting Person") to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to the company pursuant to the Exchange Act. Based solely upon a review of the forms and amendments thereto furnished to Tice during the fiscal year ended March 31, 2002, we believe that each Reporting Person complied with all applicable filing requirements during such fiscal year, except that William A. Tice has not filed one Form 4 for one transaction that occurred during the fiscal year ended March 31, 2002 and filed Form 4 late for two transactions during the fiscal year ended March 31, 2003.


Certain Relationships And Related Transactions

          Management believes that all of the transactions listed below are at least as fair as a similar transaction with an unaffiliated third party would have been.

          During fiscal years 1996 through 1999, William A. Tice made loans to Tice Engineering and Sales, Inc., Tice's subsidiary, covered by promissory notes that accrued interest at an annual rate of 10%. A portion of the interest was accrued and was added to the principal balance. In December 2001, in a private placement transaction, Tice converted the total balance of notes payable to Mr. Tice in the amount of $529,870 ($491,872 in principal and $37,998 in accrued interest reflected in notes payable to related party) to 1,125,000 Tice Common Shares. Mr. Tice is former Chairman of the Board, Executive Vice President, and director of Tice. In 1998, the company issued a $50,000 note payable to Mr. Tice's mother, Daisy Tice, that carries an interest rate of 10% and has been continued from month-to-month by agreement.

          During fiscal year 2002, Mr. West loaned the company $9,112 at an interest rate of 10% per annum. The loan was repaid with interest in April 2002. Additionally, Mr. West loaned the company $25,000 at an interest rate of 10% per annum with principal and interest due April 2002. This loan and the accrued interest on the loan were assumed by Mr. West and an unrelated associate as a condition of Mr. West's and the associate's August 2002 purchase of the assets of MidSouth's NSA division.

          Effective January 1, 2001, Tice purchased substantially all of the assets of MidSouth Sign Company, LLC in exchange for 5,000,000 Tice Common Shares and the assumption of certain liabilities. Also effective January 1, 2001, Tice purchased substantially all of the assets of The LandOak Company, LLC in exchange for 8,000,000 Tice Common Shares and the assumption of certain liabilities. Mr. Atkins and Mr. Martin (directors of Tice) control and are two of the owners of MidSouth Sign Company, LLC (which subsequently changed its name to AMBG Holding, LLC) and control and are all of the owners of The LandOak Company, LLC (which subsequently changed its name to TLC Rental and Leasing, LLC). In addition, TLC Rental and Leasing, LLC had at the time approximately $24,500,000 in outstanding notes payable and accrued interest payable to investors that were not assumed by Tice. TLC Rental and Leasing, LLC and its owners have agreed to indemnify Tice with respect to such notes. Additionally, Mr. Atkins and Mr. Martin have agreed to continue to personally guarantee certain bank indebtedness that was assumed by Tice in both the LandOak and MidSouth acquisitions.

          Related to the MidSouth acquisition, Tice has agreed to make principal and interest payments to a financial institution for the benefit of Mr. Martin and Mr. Atkins (both directors of Tice) who are obligors under a loan agreement for which the seller, MidSouth Sign Company, LLC, received the loan proceeds. Prior to the acquisition, MidSouth Sign Company, LLC was making the principal and interest payments to the financial institution. Mr. Martin and Mr. Atkins owned at the time of purchase, and continue to own, a portion of MidSouth Sign Company, LLC (which subsequently changed its name to AMBG Holding, LLC). Interest has accrued at the prime rate plus 1% and Tice had made quarterly principal and interest payments of $15,000. The principal balance as of March 31, 2002 was $42,497 and the principal and interest were paid in full in June 2002.

          During fiscal year 2002, Viatical I LLC, a limited liability company owned by Mr. Atkins and Mr. Martin (both directors of Tice) loaned Tice $30,000 at an interest rate of 10% per annum. The principal balance at March 31, 2002 was $28,750. The principal and accrued interest were paid in full in April 2002.

          During fiscal year 2002, The Lanrick Group, Inc., owned by Pat Martin (a director of Tice), loaned Tice $50,000 at an interest rate of 6% per annum. The principal and accrued interest were paid in full in March 2002. Also during fiscal year 2002, Tice sold a telephone system to The Lanrick Group, Inc. as part of the liquidation of assets and indebtedness of Tice's subsidiary, Tice Engineering and Sales, Inc. The Lanrick Group, Inc. assumed the related capital lease obligation which exceeded the net book value of the equipment, resulting in a gain of $2,073 for Tice. Related to this transaction, Tice is contingently liable for future lease payments of $16,500 as of March 31, 2002.


          Upon consummation of the acquisition of A-G Tech, The Lanrick Group, Inc., a Tennessee corporation wholly owned by Pat Martin, a director and shareholder of Tice, will receive options to acquire 7,142,857 Tice Common Shares for $500,000 ($0.07 per share) for three years following the closing of the acquisition. As part of the acquisition, A-G Tech required that it receive 500,000 Class B Common Shares and that the current sole Class B shareholder, Mr. Martin, convert two-thirds of his Class B Common Shares to Common Shares at which point A-G Tech would be able to elect 75% of the directors of Tice. Tice believes that the transaction with A-G Tech should be consummated and has agreed to issue to The Lanrick Group these option to induce Mr. Martin to convert 500,000 lass B Common Shares to Common Shares. The estimated fair value of the options is $214,286. If the private placements by Tice described in this proxy statement are closed, LandOak Securities, LLC, a Tennessee limited liability company, owned 75% by Pat Martin and 25% by Mike Atkins, both directors and shareholders of Tice, will receive a 6% commission on the amount raised in such private placements as placement agent for the offerings.

          During fiscal year 2002, Sherry Lynn Turner, Mr. Atkins' wife, loaned Tice $26,250 at an interest rate of 6% per annum with principal and interest due September 2002; the loan has subsequently been extended on a month-to-month basis. The note is convertible at the option of the holder into Common Shares in conjunction with a private placement at a rate of $.07 per Common Share. The note is secured by an equity interest in A-G Tech pursuant to the Term Sheet whereby, if the transaction is consummated, Tice will acquire the assets of A-G Tech as described in greater detail elsewhere herein. Mr. Atkins is a director of Tice.

          In March 2002, Mr. Martin and Mr. Atkins agreed to loan Tice $1,300,000 as part of Tice's negotiations with LandOak's senior lender. The proceeds of this loan are to be used to retire the company's indebtedness with the lender. The note bears interest at 6% per annum, is due March 2003 and is convertible at the option of the holders into 18,571,429 Tice Common Shares at a rate of $.07 per Common Share, conditioned on the approval of the Tice shareholders of the increase in the number of authorized Common Shares. The conversion is expected to occur. As of December 31, 2002, Mr. Martin and Mr. Atkins had advanced the company $500,000 of the $1,300,000 commitment.

          In July 2001, LandOak Capital, LLC, a company run by and owned by LandOak Management, LLC which is owned by Mr. Martin and Mr. Atkins, filed for protection and reorganization under Chapter 11 of the United States Bankruptcy Code. LandOak Capital, LLC provided capital to Cherokee Rental, Inc., a predecessor to The LandOak Company, LLC (which was purchased by Tice in 2001). LandOak Capital, LLC is not an operating company in the traditional sense. The purpose of filing for reorganization was to protect the rights of holders of notes issued by LandOak Capital, LLC against claims of certain of the note holders who were attempting to force LandOak Capital, LLC into an involuntary bankruptcy. The bankruptcy is still pending.


          Mr. Reddoch, who currently is a director of Tice and is expected to become President and Chief Executive Officer of Tice, is a governor of A-G Tech which is expected to sell its assets to Tice in exchange for Tice Common Shares and other consideration which is described in more detail elsewhere in this Proxy Statement. Mr. Reddoch was the President of Tennessee Center for Research and Development ("TCRD") until August 2002 and continues to serve as a director. TCRD is a 16% owner of A-G Tech and has loaned $250,000 to A-G Tech. The loan will be converted to Tice Common Shares at a rate of $0.07 per share.


Meetings and Committees of the Board of Directors

          The Board of Directors held a total of four meetings during the fiscal year ended March 31, 2002. No fees were paid to the directors for their attendance. Tice does not currently have an audit, nominating, or compensation committee. The full board performs these functions.

Executive Compensation

          Effective on May 1, 1999, Tice entered into employment agreements with William A. Tice to serve as its Chairman of the Board and Executive Vice President and Charles R. West to serve as President and Chief Executive Officer. Both agreements are for a term beginning May 1, 1999 and ending April 30, 2002 with automatic one-year renewal terms unless terminated on three-months notice by either party after the initial term. The agreements may be earlier terminated in the event of the death, permanent disability or, upon sixty-days notice, the gross misconduct, material dishonesty, or felony conviction of the employee. Mr. Tice left employment in October 2001, but continued to receive his salary under the employment agreement through April 2002 when the employment agreement with Mr. Tice expired. The employment agreement with Mr. West was automatically renewed for an additional one-year term ending April 30, 2003.

          Compensation under both agreements, in addition to benefits commensurate to those provided to other key employees, reimbursement of certain expenses, and provision of an automobile or automobile allowance, is a base salary of $150,000 (subject to annual reviews and increases by the Board of Directors) and, beginning in the fiscal year ending March 31, 2001, a target bonus of up to 50% of base salary payable in accordance with achievement of annual goals and objectives set by the Board of Directors. Both agreements also provide that if the employee is terminated without cause, he will be entitled to receive severance pay equal to one year of his then current base salary plus the target bonus of 50% of base pay, payable in a lump sum within fifteen days of termination. Benefits and perquisites continue for one year after termination without cause.

          In addition to the compensation described above, Mr. West received incentive stock options to purchase Common Shares in an amount that will, if fully exercised, together with shares he received in payment of a loan to Tice, bring his cumulative ownership to approximately 3% of the current fully diluted outstanding Common Shares of Tice. The options allow for purchases of up to 690,071 Common Shares. One-third of the options vested on the first anniversary of employment and have an exercise price of $1.00 per share, one-third vested on the second anniversary with an exercise price of $3.50 per share and the remainder vested on the third anniversary with an exercise price of $7.00 per share. The options are exercisable for five years from the date they vested.

          The following table sets forth the compensation of the current President and Chief Executive Officer, Mr. West, and the former Executive Vice President, Mr. Tice, for the fiscal years ended March 31, 2002, 2001 and 2000:

                           Summary Compensation Table

                                                                                          Long Term
                                                                                        Compensation
                                                   Annual Compensation                      Awards
                                  -------------------------------------------------   ------------------

                                                                       Other Annual       Securities
Name and                            Fiscal      Salary       Bonus     Compensation       Underlying
Principal Position                   Year       ($)(1)        ($)         ($)(2)      Options / SARs (#)

Charles  R.  West,  President,       2002       150,000       -0-         18,522             -0-
Chief Executive Officer              2001       150,000       -0-         17,862             -0-
                                     2000       137,500       -0-         14,492         690,071

William A. Tice (3)                  2002       150,000       -0-         16,843             -0-
                                     2001       150,000       -0-         16,650             -0-
                                     2000       137,500       -0-         10,036             -0-

(1) The salary listed for fiscal year 2001 includes $116,117 of salaries accrued but not paid to Mr. West and $116,210 of salaries accrued but not paid to Mr. Tice. In addition, Mr. Tice received payroll advances of $31,250 in fiscal year 2002 and $24,500 in fiscal year 2001 that were advanced against accrued salaries. The salaries listed for fiscal year 2000 are for eleven months beginning May 1, 1999 as Mr. West did not begin employment until May 1, 1999 and Mr. Tice did not receive a salary in April 1999. The obligation to pay the accrued salary of $116,117 owed Mr. West for fiscal year 2001 was assumed by the purchaser of the assets of MidSouth's NSA division in August 2002.

(2) Other annual compensation includes for Mr. West an automobile allowance ($12,000 for fiscal year 2002, $12,000 for fiscal year 2001, and $11,000 for fiscal year 2000), health insurance premiums ($5,207 for fiscal year 2002, $4,881 for fiscal year 2001, and $2,367 for fiscal year 2000) and 401(k) Plan company matching contributions ($1,315 for fiscal year 2002, $981 for fiscal year 2001, and $1,125 for fiscal year 2000) which were based on the same percentage of employer matching contribution available to other employees. Not included in compensation disclosed above, Mr. West earned interest of $147 and $4,087 on loans to Tice (notes payable to related parties) during fiscal years 2002 and 2001, respectively. For Mr. Tice, other annual compensation includes an automobile allowance ($12,000 for fiscal year 2002 of which $7,000 was paid and $5,000 was accrued, $12,000 for fiscal year 2001, and $8,000 for fiscal year 2000), health insurance premiums ($3,883 for fiscal year 2002, $3,669 for fiscal year 2001, and $911 for fiscal year 2000) and 401(k) Plan match ($960 for fiscal year 2002, $981 for fiscal year 2001, and $1,125 for fiscal year 2000) which is the same percentage of employer contribution match offered to other employees. Tice provided Mr. Tice with the use of a 1989 Mercedes 420 SEL through July 1999 during which time Mr. Tice paid the expenses of operation. Mr. Tice also received interest on certain notes reflecting funds loaned to Tice as subordinate debt. In fiscal years 2001 and 2000, all such interest was accrued and added to the balance of the notes.

(3) Mr. Tice as Executive Vice President and Chief Technology Officer of Tice from May 1999 until he left employment in October 2001, but he continued to receive his salary under the employment agreement through April 2002 when the employment agreement expired. Mr. Tice received only $87,000 of the salary and the remainder was accrued and is being paid to him during fiscal year 2003.

          The holders of shares of both classes of common stock on the Record Date are entitled to elect directors. Each outstanding share is entitled to one vote. In addition, holders of Class B Common Shares are entitled to elect three of the members of the Board of Directors. Holders of Common Shares are only entitled to elect two directors (25% of the members of the Board of Directors). The two nominees who receive the greatest number of votes from holders of Common Shares will be designated the directors elected by the holders of Common Shares. If more than two nominees receive the same number of votes (which is also the greatest number), the holders of Common Shares present at the meeting, in person or by proxy, will vote on the designation of the two directors from among the nominees who received the greatest number of votes.

          The Board of Directors recommends that you vote your shares "FOR" each of the nominees for election to the Board.

                                     ITEM 2
              APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO CHANGE NAME TO ATMOSPHERIC GLOW TECHNOLOGIES, INC.


          Tice's original subsidiary Tice Engineering and Sales, Inc. ("TES") ceased business in August 2001, although it continues to hold patents and license agreements. The MidSouth subsidiary has been sold (which sale is further described in Item 4). The LandOak subsidiary is also being sold (also further described in Item 4). Tice plans to sell Common Shares to raise additional funds to pay off debts and provide working capital for future operations. Tice also plans to issue securities to acquire the assets of Atmospheric Glow Technologies, LLC ("A-G Tech") which proposed acquisition is further described in Item 3 of this proxy statement. To better reflect the company's change in focus, the name of the corporation is proposed to be changed from Tice Technology, Inc. to Atmospheric Glow Technologies, Inc.


          The Board of Directors has adopted resolutions setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be submitted to the shareholders for their approval at the Meeting. If adopted by the shareholders, the amendment would become effective upon filing as required by the General Corporation Law of Delaware.

          Approval of the amendment requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the amendment. The Board recommends that the shareholders vote "FOR" the amendment to the Certificate of

Incorporation's of Tice Technology, Inc. to change the corporation's name from Tice Technology, Inc. to Atmospheric Glow Technologies, Inc.

                                     ITEM 3
                     APPROVAL OF AMENDMENT OF CERTIFICATE OF
                     INCORPORATION TO INCREASE THE NUMBER OF
                     COMMON SHARES AUTHORIZED TO 400,000,000


          Tice's Certificate of Incorporation currently authorizes the issuance of up to 30,000,000 Common Shares, 5,000,000 Class B Common Shares, 600,000 Class D Common Shares, and 10,000,000 Preferred Shares. On April 30, 2003, there were 22,773,329 Common Shares and 750,000 Class B Common Shares outstanding. In addition, 750,000 Common Shares are reserved for issuance in the event the 750,000 outstanding Class B Common Shares are converted to Common Shares, 815,071 are reserved for issuance upon exercise of stock options (of which 795,071 options are outstanding), 100,000 are reserved for issuance in the event of exercise of warrants issued in 1999, and 3,214,286 shares are reserved for issuance to the Tennessee Center for Research and Development ("TCRD") in satisfaction of $225,000 in debt. No Class D Common Shares or Preferred Shares are outstanding. The Board of Directors believes that it is desirable for the shareholders to consider and act upon a proposal to amend the company's Certificate of Incorporation to increase the number of shares authorized. The proposed amendment provides that the company would have 400,000,000 Common Shares authorized. The proposed amendment in no way affects provisions of its Certificate of Incorporation relating to, or number of authorized shares of, other classes of common shares or preferred shares.


          If the number of authorized shares is increased in addition to the issuance of the 3,214,286 Common Shares to TCRD, Tice would issue 50,000,000 Common Shares to investors in a private placement in which shares were subscribed at $0.07 per share for a total of $3,500,000. Tice would also issue 64,000,000 Common Shares to investors in a private placement in which shares may be subscribed at $0.11 per share. If all such shares are sold Tice will raise $7,040,000 in such offering. Issuance of the shares in both offerings is contingent on the approval and filing of this amendment to the Certificate of Incorporation and the consummation of the acquisition of A-G Tech described in more detail below. Tice would also issue 18,571,429 Common Shares in satisfaction of funds loaned and to be loaned by Pat Martin and Mike Atkins totaling $1,300,000 at a rate of $0.07 per share.

          In connection with the acquisition of the assets of A-G Tech, Tice would issue 87,456,629 Common Shares and 500,000 Class B Common Shares to A-G Tech which is described in more detail below. Tice and A-G Tech have evidenced their interest to effect Tice's acquisition of A-G Tech by way of the Term Sheet. The Term Sheet is not binding on the parties except with respect to certain confidentiality and exclusivity provisions and the return or conversion to equity of certain funds advanced or to be advanced by Tice prior to the completion of the acquisition. Under the Term Sheet, if not changed in the definitive agreement, Tice will advance A-G Tech $1,525,000 to fund a stock redemption agreement and $50,000 each thirty days between the date of the Term Sheet and the closing of the acquisition (with $2,075,000 having been advanced through December 2002), guarantee a note issued by A-G Tech in the amount of $250,000 to purchase testing equipment (which has been purchased), and will issue 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech. The shares would be nontransferable (except in the case of dissolution of A-G Tech when they could be transferred to A-G Tech's owners) for twelve months. A-G Tech, as well as two of Tice's current directors (Mike Atkins and Pat Martin), will receive piggyback registration rights for twelve months beginning after the end of the twelve month restriction on sale. Tice must amend its Certificate of Incorporation to authorize additional shares and to change its name. Tice's shareholders must approve the amendment to the Certificate of Incorporation.


          Tice agrees to increase the number of its Board of Directors to nine. Six directors will be elected by holders of Class B Common Shares and three directors will be elected by holders of Common Shares. Tice also agrees in the Term Sheet to cause Pat Martin, the current holder of Class B Common Shares, to convert 500,000 of his Class B Common Shares to Common Shares leaving him with 250,000 Class B Common Shares so that A-G Tech will be able to elect 75% of the directors of Tice. If the purchase of A-G Tech is consummated, to induce Mr. Martin to convert 500,000 of his Class B Common Shares to Common Shares to complete the acquisition of A-G Tech, Tice will grant The Lanrick Group, Inc. (owned by Mr. Martin), or its assignee, the option for three years to purchase 7,142,857 Common Shares at $0.07 per share. Mr. Martin also agrees to approve the issuance of the 500,000 Class B Common Shares to A-G Tech and to enter into a voting agreement requiring him to vote his Class B Common Shares to elect a designee of A-G Tech to the Board of Directors for three years after the closing of the acquisition. A-G Tech will agree to elect Kimberly Kelly-Wintenberg and Thomas Reddoch to the Tice Board of Directors for three years after the acquisition.


          Tice agrees to raise a minimum of $6,500,000 of cash or conversion of outstanding debt in return for no more than 115,000,000 of its Common Shares. Tice will divest itself of LandOak and MidSouth and not negotiate to acquire, or acquire, any other businesses prior to the closing. Tice will terminate all of its employees and enter into employment agreements reasonably acceptable to it with key employees of A-G Tech. Additionally, Tice agreed to assist A-G Tech in obtaining financing to purchase certain testing equipment costing $225,000. This financing has been completed with a loan from the TCRD to A-G Tech. In connection with the loan, the TCRD had the right to convert the debt to Tice Common Shares at $0.07 per share which it has exercised, and such funds are included as advanced by Tice to A-G Tech.

          Prior to closing, the University of Tennessee Research Corporation ("UTRC") must have approved the proposed transactions with Tice. Tice is not aware of any federal or state regulatory approvals which would be required to complete the acquisition.

          There is no public trading market for the securities of A-G Tech. A-G Tech has thirteen holders of its securities. It is a start-up and has not paid dividends on any of its securities. The mailing address and telephone number of A-G Tech's principal executive office is 2342 Stone Creek Road, Rockford, Tennessee 37853-3044, (865) 573-7808.

          In connection with the acquisition of A-G Tech, Tice plans to form a new subsidiary which will acquire the assets of A-G Tech. A-G Tech has a license for the patented One Atmospheric Uniform Glow Discharge Plasma (OAUGDP(TM) or Atmospheric Plasma) technology developed by scientists at the University of Tennessee in Knoxville. The acquisition of A-G Tech is contingent on many events occurring which are described in more detail above. If the acquisition occurs, the following is a description of the possible applications of the technology and management's general plan to develop it.

Business of A-G Tech

          Management believes that the OAUGDP(TM) technology offers capabilities that prior plasma technologies could not provide. Because of its differentiating features, OAUGDP(TM) costs less to generate than earlier technologies. Moreover, the OAUGDP(TM) technology expands the applicability of plasma which management believes provides new opportunities to create value. A-G Tech, founded in January 2000, emerged from the laboratories of the Departments of Electrical Engineering, Microbiology, Physics and Textiles at the University of Tennessee when a multi-disciplinary group of scientists recognized the potential market value of this technology.

          Atmospheric Plasma - as distinguished from blood plasma - is the fourth state of matter and is a technology in its infancy. As a fundamental science unto itself, Atmospheric Plasma is a potential source for a multitude of applications and products. Fundamental technology forms such as transistors, lasers, and related innovations have provided a basis for revolutionary advancements in applications and products. Tice management believes that Atmospheric Plasma technology can follow a similar path.

          Management believes that the OAUGDP(TM) technology lends itself to the development of products in a number of areas. These areas include: (1) air filtration; (2) biotechnology; (3) chemical and biological decontamination; (4) sterilization technology; (5) disinfection of food, beverage, and pharmaceutical fermentation processes; and (6) reduction of hydrocarbon based pollutants and volatile organic compounds (such as diesel soot) to substances such as water and carbon dioxide.

          The mission is to apply the proprietary OAUGDP(TM) technology to innovatively satisfy unmet customer needs, create customer value, and build a profitable customer base. The plan is to work to accomplish this mission, and, in turn create shareholder value, by:

     1) Forming teams for a) research and development, b) application specific product and business development, and c) market and product-specific business;

     2) Expanding internal technical and business management capabilities through retaining and hiring quality employees with relevant industry knowledge, functional skills, and technology savvy for the application;

     3) Establishing strategic alliances and outsourcing relationships with select corporations and institutions to lower costs and accelerate technical and product development (including technical measurements, testing and product evaluations);

     4) Establishing business alliances (including manufacturing, marketing and sales distribution contract relationships, joint ventures, and licensing agreements) with select corporations to lower costs, reduce risks, and accelerate roll-out of product commercialization to maximize profitability; and

     5) Leveraging investments and maximizing shareholder value by obtaining funding from government grants and contracts and corporate contracts for technology advancement and product development and commercialization.

          To date, A-G Tech has identified more than fifteen potential product applications for its Atmospheric Plasma technology. A-G Tech therefore anticipates entering and exiting multiple markets as it further develops the technology. From an operating perspective, A-G Tech plans to pursue joint ventures, partnerships, and third-party relationships in order to speed business development, maximize flexibility, and mitigate risks.

          The Atmospheric Plasma platform technology is in part the result of an investment of more than $5,000,000 and ten years of research by the University of Tennessee. The technology platform is encompassed in a portfolio of eight issued patents held by UTRC. During the past two years, A-G Tech has secured over $1,500,000 in funding, primarily from government contracts, and has advanced this university laboratory technology by extending it to an industrial setting. A-G Tech has filed three additional patent applications/disclosures. A-G Tech also holds a license (with rights to sub-license) for certain UTRC patents. It is also in the process of acquiring the rights to two patents on air filtration from an unrelated entity to enhance A-G Tech's intellectual property position. A-G Tech expects to file additional patent applications as the technology is further developed.

          The OAUGDP(TM) platform technology generates plasma, the fourth state of matter, in air under standard pressures at ambient temperatures without the need for either a vacuum or non-atmospheric gas (e.g., compressed helium or argon). Atmospheric Plasma technology therefore minimizes the need for special equipment, reduces operating costs, and, in turn, increases the applicability of plasma. Importantly, based upon testing performed to date, Atmospheric Plasma technology does not produce measurable harmful byproducts and has not had any deleterious effects on sensitive materials. Oak Ridge National Laboratories has tested the Atmospheric Plasma for specific gaseous byproducts and found it compliant with existing OSHA and Environmental Protection Agency ("EPA") guidelines.

          OAUGDP(TM) is formed by generating an electronic field by applying high voltage audio frequency currents across two insulated metallic electrodes. This configuration establishes uniform glow discharge which electronically breaks down air into short-lived reactive "oxygen-based" chemicals as gases. These "oxygen-based" chemicals consist of single oxygen atoms (O-normal oxygen in air is O2), various nitrogen oxides and other oxygen radicals. Upon creation, these active gases begin attaching to other atoms and the resulting chemistry serves to alter otherwise stable molecular structures. When organic-based substances, which can include warfare agents and microorganisms (like bacterial viruses and molds), are exposed to these active gases, drastic and rapid changes occur in their structures that result in their destruction or render them harmless. For example, Atmospheric Plasma has been shown to neutralize the surrogates for such chemical and biological warfare agents as sarin, mustard gas, smallpox, and anthrax.

          Currently A-G Tech is focused on developing five general applications which are discussed below:

          .    air filtration and purification products

          .    DNA/RNA extraction products

          .    diesel emission-reducing products

          .    portable decontamination products

          .    medical and dental instrument sterilization products

Each general application area has the potential for multiple product development. Prototypes have been developed for each of these applications.

          Four of these applications have received funding from the federal government's Small Business Innovation Research ("SBIR") program through the Department of Defense, the EPA, and the National Institutes of Health. These included both Phase I and Phase II funding cycles. The DNA/RNA extraction device has been internally funded. Management of A-G Tech believes that federal funding will continue over the next five years as an important ongoing source of revenue for product development in currently identified areas and application of the technology in new areas.

          Air Filtration and Purification Products. Indoor air quality is recognized as a major source of health related problems contributing to lost earnings due to illness. In part, the growth of this market is driven by changes in federal, state, and local government policies. A-G Tech's initial product offering is the Enhanced Plasma Sterilized Filter System, or the EPS(TM) System. Developed in part with EPA SBIR Phase I and II funds to combat sick building syndrome, the EPS(TM) System provides a safe, efficient, and cost effective means of improving Indoor Air Quality (IAQ). The system is designed to remove and render harmless many types of bacteria, spores (including anthrax), mold, viruses, disease, and contaminating microorganisms present in indoor air streams. A-G Tech has begun negotiations with a number of prospective industry partners regarding the commercialization of the EPS(TM) System.

          DNA/RNA Extraction. The APR 510, A-G Tech's inaugural product, is designed to help molecular biologists reduce the cost, complexity, and time required to extract/isolate DNA through a rapid, broad spectrum, dry process. The company has tested the product with bacteria, bacterial endspores, fungi, fungal endspores, viruses, and yeast, and found it can prepare DNA for further analysis in minutes rather than hours or, in some cases, days. In tests monitored by independent third parties, the device has successfully "prepared" DNA from a mixture of six microorganisms. Several independent laboratories are currently evaluating the product and there have been limited sales of the product to date.

          Portable Decontamination ("PD") Devices. PD devices are mobile decontamination devices developed in part with funding from the Department of Defense. These devices are designed to provide a safe, non-destructive decontamination capability for battlefield deployment and for office environments. It is anticipated that PD devices will provide a method for dealing with chemical and biological warfare agents as well as commercial cleanups involving mold removal and treatment. Initial target markets include military and government agencies and environmental remediation firms.

          Regenerative Diesel Exhaust ("RDE") Filter Systems. Emissions from diesel engines are associated with significant environmental damage including materials corrosion, crop damage, and acid rain. The EPA recently issued a mandate to reduced smog-causing nitrogen oxides from diesel vehicles by 95% and soot by 90%. Also proposed was a significantly reduced particulate matter emission standard for new heavy-duty engines in engine model year 2007. The RDE Filter System significantly reduces the particulate matter (soot) and volatile organic compound ("VOC") emissions of diesel engines and is designed to help diesel engine operators/manufacturers meet the aggressive soot and VOC reduction standards established by the EPA. Similar standards take effect in the European Union in 2005. A-G Tech has developed a working prototype for small diesel engines and received SBIR Phase II funding from the EPA which began in June 2002. The National Transportation Research Center which is affiliated with Oak Ridge National Laboratories will participate in the EPA phase II work as an independent test facility.

          Sterilization of Medical and Dental Instruments. Today's hospitals are performing sophisticated surgeries with a limited supply of complex instruments that have proven difficult to sterilize. High capital cost, lengthy turnaround time, and increasingly stringent federal regulation are making sterilization of instruments with ethylene oxide impractical. A-G Tech has developed an atmospheric plasma device that it believes eradicates over 99% of microorganisms and biofilms in seconds to minutes with no detectable damage to the instrument. Unlike similar sterilization systems currently on the market, there is no requirement for an expensive vacuum system.

          OAUGDP(TM) is protected by multiple patents and A-G Tech has a license under which it has the right to commercially develop the technology in territories in which patents exist. A-G Tech has a right of first refusal to acquire licenses for related patents issued in the future during the term of the license. The license is subject to certain rights held by or restrictions imposed by the United States or agencies of the United States which arose as a result of the receipt of government funding. In addition, the license is subject to prior rights in several entities, most of which Tice believes to have been abandoned and which belief will be confirmed prior to closing. A-G Tech is negotiating with one of the entities to obtain its rights with respect to the technology. In addition, UTRC has retained the right to grant noncommercial licenses for educational, research, and institutional purposes to UTRC, the University of Tennessee, and the originators of the patents and nonprofit institutions with which they may be affiliated.

          Under the license, A-G Tech must pay UTRC royalties of 3% of net sales. A-G Tech also is required to pay an annual license maintenance fee of which $20,000 was due in September 2002, and was paid in December. In addition, $20,000 will be due to UTRC in September 2003, $40,000 in September 2004 and in September 2005, and $50,000 in September of each following year. Any royalties paid during the twelve month period prior to the payment due date (September 30) are credited against the annual license maintenance fee. A-G Tech must also pay UTRC 10% of the first $100,000 received by A-G Tech in other payments relating to the technology and patents (excluding royalties), 20% of the second $100,000 and 30% of amounts in excess of $200,000.

Management's Discussion and Analysis of A-G Tech Financial Statements


          The financial statements of A-G Tech for the period from its inception to December 31, 2000, fiscal year 2001, and the year ended December 31, 2002, together with the auditor's reports for such years, are attached to this Proxy Statement as Appendix D.


Results of Operations

Year Ended  December 31, 2002 Compared with  Year Ended December 31, 2001

          Revenues - Revenues for the year ended December 31, 2002 increased 15% to $512,360 compared to $445,850 in the same period of the previous year. This increase was primarily due to timing issues related to the completion of certain contracts and delayed awards of new contracts. This increase is the result of increased contract revenues resulting from multiple contracts awarded to A-G Tech. A-G Tech significantly increased contract activities and thus revenues in the fourth quarter of the year.


          Operating Expenses - Operating expenses increased 164% to $1,459,824 in the year ended December 31, 2002 from $552,655 in the previous year. This increase was primarily in payroll and related costs, compensation to members, and laboratory materials and services in anticipation of increased contract and development activity. Additionally, A-G Tech incurred $320,000 in costs related to a settlement agreement to acquire the right to commercialize or develop commercial applications of the OAUGDP(TM) technology.


          Other Expenses - A-G Tech recorded a $105,000 loss on investment in subsidiary to reflect its share of a net loss relating to its 50% ownership in Glow Products Corporation, Inc. A -G Tech had no corresponding losses in the previous year. Glow Products Corporation has ceased operations and is to be dissolved.

          Net Loss - The net loss increased to $1,046,619 in the year ended December 31, 2002 from a net loss of $89,208 in the previous year. This increased loss was the result of increased operating expenses as explained above which were not offset by increased revenues, as well as the $105,000 loss on investment in A-G Tech's Glow Products subsidiary.


Year Ended December 31, 2001 Compared with Eight Month Period Ended December 31, 2000

          A-G Tech's results of operations and cash flows for fiscal year 2001 include the results of both Atmospheric Glow Technologies, LLC and its subsidiary, Plasma Gen, LLC. A-G Tech owns approximately 67% of the membership interests of Plasma Gen, LLC. The results of operations and cash flows for the eight month period ended December 31, 2000 begin with the inception of A-G Tech.

          Revenues - Revenues for A-G Tech increased 409% to $445,850 in the year ended December 31, 2001 from $87,570 in the eight month period of the previous year. This primarily reflects the increase in the amount of government contracts and related work in the current year from the previous year. This contract related revenue was earned on multiple contracts involving the Department of Defense, the Environmental Protection Agency, and the National Institutes of Health. A-G Tech continues to perform under certain of these contracts, and future revenues are expected to be the result of these activities.

          Operating Expenses - Operating expenses increased 194% to $552,655 in the year ended December 31, 2001 from $187,507 in the eight month period of the previous year. This increase was primarily due to the increase of compensation to members and increased laboratory materials and services related to performance of work requirements under the government contracts detailed in the Revenues section above. Such costs are expected to continue to increase as A-G Tech continues to perform work under certain of these contracts, and continues to seek additional contract opportunities.

          Net Loss - The net loss for the year ended December 31, 2002 decreased 11% to $89,208 from $99,937 in the eight month period of the previous year. The decreased loss was due to higher contract revenues, offset somewhat by increased operating expenses.

Liquidity and Capital Resources

          Since its inception, A-G Tech has financed its operations primarily through members' contributions, non-members' contributions, and deferred payments to its members for compensation. Funds from these sources have been used to finance start-up costs and operational expenses related to performing work on government contracts. While such activities do not typically yield profits in the early stages, such activities are deemed necessary to advance the core technology of A-G Tech, the One Atmospheric Uniform Glow Discharge Plasma ("OAUGDP(TM)") from a research state to an expected commercialization state in the future. Additionally, under the rules for reimbursement for such government contracts, most costs associated with the activity are fully reimbursed by the contract issuer upon submission of approved documentation.

Cash Flow Analysis for the Years Ended December 31, 2002 and December 31, 2001


          Net cash used in operating activities was $864,443 in the year ended December 31, 2002 and $23,335 in the year ended December 31, 2001. The primary uses of the cash from operating activities in the 2002 year was the net loss of $1,046,619 and the increase of accounts receivable of $63,888, offset somewhat by a $125,482 increase in accounts payable, and a $61,212 increase in accrued expenses. The cash used in operating activities in the 2001 year was primarily due to the net loss of $89,208, the increase in accounts receivable of $14,169, and the reduction of accrued expense of $5,717, offset somewhat by the increase in deferred compensation to members of $74,540.

          Net cash used in investing activities was $1,509,859 in the year ended December 31, 2002 and $55,321 in the year ended December 31, 2001. In the 2002 year, A-G Tech paid $1,100,000 to acquire technology commercialization rights in a settlement agreement with a former partner business, Glow Products Corporation, Inc. A-G Tech also purchased two patents for $100,000. In addition, A-G Tech acquired specialized testing equipment for $222,823 and other equipment and furnishings of $117,798 to complete contract activities and for future development activities. In the 2001 year, A-G Tech acquired testing and other equipment for $55,321.

          Net cash provided by financing activities in the year ended December 31, 2002 was $2,419,944 and in the year ended December 31, 2001 was $38,975. The primary source of funds provided by financing activities in the 2002 year was a $2,325,000 increase in short term notes payable, $2,075,000 from Tice under the Term Sheet (with Tice guaranteeing another $225,000 on a note to a member for the purchase of testing equipment) and $250,000 from existing members of A-G Tech. In addition, A-G Tech received $101,500 from the issuance of member equity interests. The primary source of funds for the 2001 year was a $48,903 increase in minority interest.


Cash Flow Analysis for the Year Ended December 31, 2001 and the Eight Months Ended December 31, 2000

          Net cash used in operating activities was $23,335 in the year ended December 31, 2001 and net cash provided by operating activities was $22,970 in the eight month period ended December 31, 2000. The primary uses of the cash from operating activities in the year ended December 31, 2001 were the net loss of $89,208 and other changes, offset somewhat by a $74,540 increase in deferred compensation to members and other changes. The cash provided from operating activities in the eight month period ended December 31, 2000 was primarily due to the increase in accrued expenses of $109,030, offset somewhat by the net loss of $99,937 and other changes in working capital items.

          Net cash used in investing activities was $55,321 in the year ended December 31, 2001 and $45,638 in the eight month period ended December 31, 2000. In the year ended December 31, 2001, the net cash used by investing activities was for the purchase of property and equipment, mainly testing equipment. In the eight month period ended December 31, 2000, the net cash used was for the purchase of property and equipment of $44,727 and other items.

          Net cash provided by financing activities in the year ended December 31, 2001 was $38,975 and net cash provided by financing activities in the eight month period ended December 31, 2000 was $112,477. The primary source of funds provided by financing activities in the year ended December 31, 2001 was a $48,903 increase in minority interests, offset somewhat by a $13,000 redemption of members' interest and other changes. The primary source of funds for the eight month period ended December 31, 2000 was the proceeds of issuance of members' equity.

     A-G Tech's principal commitments as of December 31, 2002 consist of notes payable to Tice for $2,075,000, a demand note issued as a part of the Term Sheet finalized July 3, 2002. This note is expected to be retired as part of an acquisition agreement later this year. Other principal commitments include a $25,000 note payable to a related party and $179,423 deferred compensation to members.


          Prior to December 31, 2001, A-G Tech entered into a non-binding term sheet with Glow Products Corporation, Inc. of Jacksonville, Florida ("Glow") for the purposes of assigning the exclusive commercialization rights for the OAUGDP(TM) technology to Glow. Under this agreement, Glow was to provide reimbursement and working capital to A-G Tech until such time that a definitive agreement was negotiated and signed. As part of the definitive agreement, A-G Tech would become a 50% shareholder of Glow, a services contract would be established whereby A-G Tech would provide technical services to Glow, and A-G Tech would receive royalty rights on products and services commercialized by Glow. In July of 2001, A-G Tech negotiated the buyout of Glow's rights to the exclusive commercialization rights of OAUGDP(TM), making payments to Glow and its other shareholders of $1,525,000 in total. A-G Tech obtained the funds for this negotiated buyout through advances from Tice. Of this payment, $1,100,000 was or the purchase of technology commercialization rights, $320,000 was deemed to be settlement costs related to the purchase of the technology commercialization rights, and $105,000 was A-G Tech's share of net losses incurred by Glow. Glow has ceased operations and is being dissolved with no further exposure to A-G Tech expected.


          On July 3, 2002, A-G Tech entered into a Term Sheet describing the proposed terms for Tice to acquire its assets. In January 2003, the Term Sheet was extended to no later than June 30, 2003. If a final definitive agreement is reached, Tice will acquire substantially all the assets and contract rights of A-G Tech, including the commercialization and market rights held by A-G Tech to the patented Atmospheric Plasma technology developed at UTRC and privatized by A-G Tech, including the rights to products developed at A-G Tech's subsidiary, Plasma Gen. The Term Sheet and the proposed terms of the acquisition are described in more detail elsewhere in this Proxy Statement. In the event the transaction with Tice is not completed, Tice, at its sole option, has the option of requesting repayment of the funds advanced to A-G Tech or converting the payable into a membership interest in A-G Tech at a pre-money valuation of $5,000,000.

Future Operations

          Management believes that future operations of A-G Tech are dependent on several factors:

          If A-G Tech is to be successful in developing new applications with the OAUGDP(TM) technology, A-G Tech must find new sources of capital and additional management and technical personnel. This is the primary reason that A-G Tech has entered into the Term Sheet with Tice. Management believes that Tice can provide access to sufficient new capital and can attract the management and market commercialization resources necessary to shift the company from primarily a research and development firm to a commercial enterprise entailing numerous product application initiatives.

          A-G Tech is expected to continue product development efforts on numerous projects, and to seek strategic partnerships in the areas of manufacturing and distribution. A-G Tech believes a strict control of the technology will be required in any venture, and expects to negotiate arrangements that protect A-G Tech's proprietary position.

          Increases in personnel and overhead are expected over the next few years, and A-G Tech will be dependent upon the successful consummation of partnering arrangements, significant new contracts, or infusions of new capital over this period to continue operations under the expected strategy. There can be no assurances that A-G Tech can locate or complete the partnering arrangements, new contracts or new sources of capital that may be needed. A-G Tech can also make no assurances that the technology can be successfully commercialized, nor the necessary technical or commercialization personnel will be located or engaged. Additionally, A-G Tech expects that some applications currently under development or to be developed will become highly competitive with the world's focus on new technologies related to decontamination, filtration, and sterilization, and such new technologies may prove to be much more economically viable than the products developed by A-G Tech.

          An unaudited pro forma Combined Balance Sheet as of December 31, 2002 and unaudited pro forma Combined Statements of Operations for the year ended December 31, 2001 for A-G Tech and for the year ended March 31, 2002 for Tice and the nine months ended September 30, 2002 for A-G Tech and December 31, 2002 for Tice are attached as Appendix E.

Authorized Shares

         The remaining 155,033,542 Common Shares authorized would be available for issuance from time to time in the future. However, upon completion of the acquisition, 7,142,857 of these shares will be reserved for issuance to The Lanrick Group pursuant to an option granted in connection with the conversion of 500,000 of Mr. Martin's Class B Common Shares to Common Shares.

          The Board of Directors believes it would be advisable for Tice to have additional shares authorized that it can use for structuring future financings and acquisitions and for meeting other corporate needs that may arise. Having additional authorized shares will allow Tice the flexibility to issue Common Shares without the expense and delay of a special shareholder's meeting. The authorized Common Shares as well as shares of other classes will be available for issuance without further action by shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the company's securities may be listed.

          The company's Board of Directors could, however, issue Common Shares that, subject to certain limitations imposed by the securities laws, might impede the completion of a merger, tender offer, or other takeover attempt. For instance, the Board of Directors could issue a large block of Common Shares to a third party to impede a business combination that would enable such holder to block the transaction. The Board of Directors will make any determination to issue shares to block a transaction. The Board of Directors will make any determination to issue shares based on its judgment as to the best interests of the company and its then existing shareholders. The authorized and unissued Common Shares, as well as the authorized and unissued preferred shares, would be available for the above purposes.

          Authorizing Tice to issue more Common Shares than are currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers, or privileges of holders of outstanding Common Shares. Other than increasing the number of authorized Common Shares from 30,000,000 to 400,000,000, the proposed amendment does not make any changes in Tice's capital structure.

          The Board of Directors has adopted resolutions setting forth the proposed amendment, declaring its advisability, and directing that the proposed amendment be submitted to the shareholders for their approval at the Annual Meeting. If adopted by the shareholders, the amendment would become effective upon filing as required by the General Corporation Law of Delaware.

          Approval of the amendment requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the amendment. The Board of Directors recommends a vote "FOR" the approval of Item 3.

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


                                     ITEM 4
             APPROVAL OF SALE OF STOCK OF TICE'S SUBSIDIARY LANDOAK
            COMPANY, INC. AND RATIFICATION OF THE SALE OF ASSETS AND
             STOCK OF TICE'S SUBSIDIARY MIDSOUTH SIGN COMPANY, INC.
             CONSTITUTING A SALE OF SUBSTANTIALLY ALL CURRENT ASSETS

          As described in more detail elsewhere herein, Tice has entered into the Term Sheet with Atmospheric Glow Technologies, LLC ("A-G Tech") evidencing Tice's intent to acquire substantially all of the assets and assume certain liabilities of A-G Tech in exchange for cash and Tice shares. In conjunction with its acquisition of A-G Tech, Tice plans to liquidate the majority of LandOak assets prior to selling the stock of LandOak. However, Tice plans to retain its subsidiary TES which ceased business in August 2001, but which holds certain patents including the patent on the Electronic Gearing Technology (implemented in products for the sewing industry) and a licensing agreement under which it receives royalties. The Term Sheet is nonbinding (except as to certain provisions such as confidentiality and exclusive dealing) and the proposed acquisition is contingent on several conditions, including, but not limited to, approval by the shareholders of Tice of the sale or liquidation of the existing Tice subsidiaries (other than TES) and the increase in the number of authorized shares. The acquisition is also contingent on the completion of a private placement. A description of the proposed divestitures follows.


LandOak Company, Inc.

          LandOak, of which Tice is the sole shareholder, is primarily in the automobile and light truck rental, leasing, financing, and sales business. LandOak had an operating loss of $670,514 and a net loss of $2,405,446 for fiscal year 2002. Unaudited financial statements of the LandOak subsidiary are attached as Appendix A. Management explored a variety of opportunities to expand LandOak's rental operations and determined that LandOak cannot effectively compete in its market. The lack of financing has limited LandOak's ability to acquire additional vehicles further impeding LandOak's ability to compete. Management concluded that the rental, leasing, and financing operations at LandOak could not create sufficient cash flow to justify its existence. Management has attempted to locate a buyer for the rental operations but has been unsuccessful to date.

          LandOak operated five rental centers around the east Tennessee area from Kingsport, Tennessee to Knoxville, Tennessee. In January 2002, LandOak began closing its rental centers of which three were closed by March 31, 2002 and the remaining two were closed after that date. Additionally, LandOak is in the process of liquidating the vehicle inventory and paying off the related indebtedness. LandOak operates a leasing division where it services internally financed vehicle leases and sales contracts, but has ceased executing new contracts. As part of the proposed transaction with A-G Tech, Tice plans to sell the stock of LandOak to two related parties, Pat Martin and Mike Atkins, who are directors and shareholders of Tice. As part of the sale, Tice has agreed to pay $562,144 owed by it to LandOak. The buyers have agreed to assume the LandOak liabilities at the time of the sale which are expected to be approximately $2,540,000. The buyers are expected to continue to liquidate the business.

          As described above, LandOak incurred significant losses during the last twelve months and the sale of the subsidiary is required in connection with the acquisition of A-G Tech. As Mr. Martin and Mr. Atkins are directors of Tice, the sale was negotiated by the President of Tice, Charles West, and the Chief Financial Officer (until recently) of Tice, David Camp. The transaction was reviewed by Mr. Reddoch, the fourth director of Tice. Mr. Martin and Mr. Atkins abstained from voting on the transactions. Tice did not obtain a fairness opinion from an independent third party. Management believes that the price was reasonable as LandOak has been operating at a loss, it has significant debt, and management was not able to find any other buyer and was required to divest itself of LandOak in connection with the acquisition of A-G Tech.

MidSouth Sign Company, Inc.


          The primary business of MidSouth, a wholly owned subsidiary of Tice, is the design, fabrication, installation, and service of metal and vinyl signage, primarily for customers in the southeastern United States. In addition, MidSouth operated a division called National Survey Associates ("NSA") that has been providing sign survey, project management, and other services to customers on a national basis since 1995.

          MidSouth had an operating loss of $779,804 and a net loss of $1,195,000 for fiscal year 2002. Unaudited financial statements of the MidSouth subsidiary are attached as Appendix B. As part of the proposed transaction with A-G Tech, Tice has agreed to divest itself of MidSouth. Effective July 1, 2002, MidSouth sold its installation business and certain related assets to Jerry Dunlap, a former MidSouth employee for $139,500 payable monthly through June 1, 2003. Mr. Dunlap's address is 112 Country Club Drive, Cleveland, Tennessee 37311. The asset purchase agreement included a supply agreement whereby MidSouth granted the purchaser the exclusive right to supply installation services to MidSouth for twelve months. The purchaser also provided management services to MidSouth as an independent contractor.


          National Services Associates, Inc., a Tennessee corporation owned by the current President of Tice, Charles West, and an unrelated person, purchased the NSA division of MidSouth and the related assets effective August 1, 2002. The current address for National Services Association, Inc. is 10267 Kingston Pike, Knoxville, Tennessee 37922. The consideration was forgiveness of $278,000 owed by MidSouth to the purchaser's owners and the purchaser's assumption of liabilities of $663,644 related to the NSA division. Mr. Dunlap also reviewed the sale terms. Pat Martin, a director of Tice, and David Camp, Tice's Chief Financial Officer at the time, negotiated the transaction on behalf of Tice as it involves a purchase by the existing President of Tice. MidSouth agreed not to compete with the purchaser in the area of national signage surveys and not to solicit customers listed in the agreement for twenty-four months following the closing. In consideration of the agreement, the purchaser agreed to pay MidSouth a fee of 5% of receipts from the customers listed on the exhibit. MidSouth also agreed not to offer employment to NSA employees for twelve months.

          With respect to the remaining MidSouth business (design, fabrication, and service), the employee who purchased the installation business and related assets in July 2002, Jerry Dunlap, acquired the stock of MidSouth effective March 31, 2003 after Tice paid off the MidSouth secured debt to two financial institutions and advanced $209,000 of working capital to MidSouth. Payment of these amounts satisfied amounts owed by Tice, TES, and LandOak to MidSouth of $385,682. MidSouth executed a note to Tice in the amount of $209,000 which is secured by MidSouth's assets. The note bears interest at 6%. Payments will be made over two years based on five year amortization with all remaining principal and interest due at the end of twenty-four months. Tice is prohibited from competing with MidSouth or hiring any MidSouth employees for five years from the date of closing.


          As described above, MidSouth has been operating at a loss and A-G Tech required that Tice divest itself of its MidSouth subsidiary in connection with the acquisition. Management believes that the approximately $2,193,000 which will have been received in notes, cash and assumption of liabilities upon the consummation of the sale of a portion of the assets of MidSouth and the stock of MidSouth is a fair price as MidSouth has been operating at a loss and management believes it would need additional capital to continue and become profitable. With the proposed acquisition of A-G Tech, management believes that Tice's capital and the efforts of its management should be focused on the new business.

          Tice did not obtain a fairness opinion. However, the sale of the NSA assets to Mr. West, Tice's President, and his partner, was negotiated by Mr. Martin (a director of Tice) and Mr. Camp (the Chief Financial Officer of Tice at the time) on behalf of Tice and Mr. West abstained from voting on the proposal at the board of director's meeting at which it was considered. The remaining directors approved the transaction. The entire board of directors voted on the sale to Mr. Dunlap and the pending sale of the stock. Management was not able to find a buyer for the entire company and believes that the three transactions offered a reasonable alternative.

          The Board of Directors has adopted resolutions describing the proposed sales, declaring their advisability, and directing that such resolutions be submitted to the shareholders for their approval at the Annual Meeting.

          Approval of the sale of substantially all assets requires that at least 11,761,665 shares (a majority of the outstanding common shares of all classes of Tice) be voted for approval of the sales. The Board of Directors recommends a vote "FOR" the approval of Item 4.

                                     ITEM 5
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors has appointed Coulter & Justus, P.C. as Tice's independent auditors for the fiscal year ending March 31, 2003. The Board recommends that shareholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Coulter & Justus, P.C. will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

          The aggregate fees billed for professional services rendered for the audit of Tice's annual financial statements for the most recent fiscal year and the review of the financial statements included in Tice's Forms 10-QSB for that fiscal year were $93,032.

All Other Fees

          Aggregate fees billed by Coulter & Justus, P.C. for non-audit services, consisting primarily of tax compliance services amounted to $26,982 for the most recent fiscal year. The Board of Directors has considered whether the services described above for which Tice's independent auditors received fees are compatible with accountant independence and has determined that they are.

          The Board recommends that the shareholders vote "FOR" ratification of the appointment of Coulter & Justus, P.C. as Tice's independent auditors for the fiscal year ending March 31, 2003.

Shareholder Proposals For The 2004 Annual Meeting

          Shareholder proposals intended to be presented at, and included in Tice's proxy statement and proxy related to, the 2004 Annual Meeting of Shareholders must be received by Tice no later than March 31, 2004 at its principal executive offices after the acquisition of A-G Tech which are expected to be located at 924 Corridor Park Blvd., Knoxville, Tennessee 37922. Shareholder proposals intended to be presented at, but not included in Tice's proxy statement and proxy for, that meeting must be received by Tice no later than March 31, 2004, at the foregoing address; otherwise, those persons named in the proxy for the meeting may use the discretionary authority granted in the proxy to vote on any such proposals. It is suggested that such proposals be submitted by Certified Mail - Return Receipt Requested.

Other Matters

          Management knows of no other matters to be brought up at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Incorporation By Reference

          Form 10-KSB of Tice Technology, Inc. for the year ended March 31, 2002 is incorporated by reference and is included with this proxy statement in the mailing to shareholders.

                                                      Dated:  May 1, 2003

Appendix A - Unaudited Financial Statements of LandOak Company, Inc.

Appendix B - Unaudited Financial Statements of MidSouth Sign Company, Inc.

Appendix C - Amended Form 10-QSB of Tice Technology, Inc. for the nine months ended December 31, 2002


Appendix D - Financial Statements of Atmospheric Glow Technologies, LLC

Appendix E - Unaudited  Pro  Forma  Financial  Statements  -  Tice  Technology,
             Inc.  and  Atmospheric  Glow Technologies, LLC

                                   Appendix A

                              LandOak Company, Inc.

                              Financial Statements

                                 March 31, 2002

                                    CONTENTS

Balance Sheet..........................................................A-1
Statements of Operations...............................................A-3
Statement of Changes in Stockholder's Deficit..........................A-4
Statements of Cash Flows...............................................A-5
Notes to Unaudited Financial Statements................................A-6

                              LandOak Company, Inc.

                                  Balance Sheet
                                   (Unaudited)

                                                                      MARCH 31,
                                                                        2002
                                                                    ------------
ASSETS
Current assets:
   Cash                                                             $     72,545
   Trade accounts receivable, net of allowance for doubtful
    accounts of $319,000                                                 132,150
   Current portion of financing notes receivable, net of
    allowance for doubtful accounts of $20,500                           218,738
   Vehicles held for sale, net of accumulated depreciation
     of $453,803                                                       1,317,571
   Advances to affiliates                                                573,522
   Prepaid expenses and other assets                                      32,713
                                                                    ------------
Total current assets                                                   2,347,239

Property, plant and equipment:
   Lease vehicles                                                        818,984
   Leasehold improvements                                                 21,682
   Furniture, fixtures and equipment                                      49,224
                                                                    ------------
 Total property, plant and equipment                                     889,890
   Less accumulated depreciation and amortization                        279,431
                                                                    ------------
Net property, plant and equipment                                        610,459

 Financing notes receivable, net of allowance for
  doubtful accounts of $39,500                                           152,666
                                                                    ------------
Total assets                                                        $  3,110,364
                                                                    ============

See accompanying Notes to Unaudited Financial Statements.

                                                                     MARCH 31,
                                                                       2002
                                                                   ------------
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
   Accounts payable                                                $    205,661
   Accrued expenses                                                      63,042
   Current portion of long-term debt                                  3,351,056
   Current portion of capital lease obligations                          12,560
   Note payable to related parties                                      500,000
                                                                   ------------
Total current liabilities                                             4,132,319

Capital lease obligations, less current portion                          46,084
Other liabilities                                                        27,957
                                                                   ------------
Total liabilities                                                     4,206,360

Stockholder's deficit
   Common Stock                                                       1,680,000
   Accumulated deficit                                               (2,775,996)
                                                                   ------------
Total stockholder's deficit                                          (1,095,996)
                                                                   ------------
Total liabilities and stockholder's deficit                        $  3,110,364
                                                                   ============

See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                            Statements of Operations
                                   (Unaudited)

                                                  PREDECESSOR
                                                    COMPANY                   THE COMPANY
                                                ---------------    ----------------------------------
                                                  EIGHT MONTHS      THREE MONTHS
                                                     ENDED              ENDED           YEAR ENDED
                                                  DECEMBER 31,        MARCH 31,          MARCH 31,
                                                      2000              2001               2002
                                                ---------------    ---------------    ---------------
Rental and lease revenue                        $     1,505,354    $       706,001    $     2,101,306

Cost of rental and lease revenues                     1,340,245            741,810          2,205,884
General and administrative expenses                     471,236            139,221            565,936
                                                ---------------    ---------------    ---------------
Operating expenses                                    1,811,481            881,031          2,771,820

Operating loss                                         (306,127)          (175,030)          (670,514)

Other (income) expenses:
   Interest expense                                   1,481,748            121,658            326,117
   Write down of property and equipment                      --                 --            135,725
   Write off of goodwill                                     --                 --          1,335,877
   Other                                                 (3,463)            73,862            (62,787)
                                                ---------------    ---------------    ---------------
Net other expenses                                    1,478,285            195,520          1,734,932
                                                ---------------    ---------------    ---------------
Net loss                                        $    (1,784,412)   $      (370,550)   $    (2,405,446)
                                                ===============    ===============    ===============

See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                       Statements of Stockholder's Deficit
                                   (Unaudited)

                                                           MEMBERS'                   COMMON STOCK                STOCKHOLDER'S
                                                           DEFICIT            SHARES            AMOUNT               DEFICIT
                                                       ---------------    ---------------   ---------------    ------------------
Predecessor Company:
  Balance at April 25, 2000                            $            --
     Net  loss  for  the  eight months  ended
      December 31, 2000                                     (1,784,412)
     Member contributions                                       20,000
     Net liabilities acquired in purchase                  (23,583,778)
                                                       ---------------
  Balance at December 31, 2000                         $   (25,348,190)
                                                       ===============

=================================================================================================================================

The Company:
  Balance at January 1, 2001                                                    8,000,000   $     1,680,000    $               --
     Net loss for the three months ended March
        31, 2001                                                                       --                --             (370,550)
                                                                          ---------------   ---------------    ------------------
  Balance at March 31, 2001                                                     8,000,000         1,680,000             (370,550)
      Net  loss for the year  ended  March
       31, 2002                                                                        --                --            (2,405,446)
                                                                          ---------------   ---------------    ------------------
   Balance at March 31, 2002                                                    8,000,000   $     1,680,000    $       (2,775,996)
                                                                          ===============   ===============    ==================

See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                            Statements of Cash Flows
                                   (Unaudited)

                                                                   PREDECESSOR
                                                                     COMPANY                   THE COMPANY
                                                                 ---------------    ----------------------------------
                                                                   EIGHT MONTHS      THREE MONTHS
                                                                      ENDED              ENDED           YEAR ENDED
                                                                   DECEMBER 31,        MARCH 31,          MARCH 31,
                                                                       2000              2001               2002
                                                                 ---------------    ---------------    ---------------
OPERATING ACTIVITIES
Net loss                                                         $    (1,784,412)   $      (370,550)   $    (2,405,446)
Adjustments to reconcile net loss to net
 cash (used) provided by operating activities:
     Depreciation and amortization                                       700,860            368,125          1,191,631
     Provision for losses on receivables                                  19,867              2,932            145,000
     Loss on disposal of property and equipment                              484             13,862              3,978
     Interest not paid on investor note payable                        1,012,831                 --                 --
     Write down of property of equipment                                      --                 --            131,746
     Loss from goodwill write-off                                             --                 --          1,335,877
     Changes in operating assets and liabilities:
       Trade accounts receivable                                        (126,976)            74,238             10,981
       Prepaid expenses and other current assets                         (15,301)            (2,655)             7,293
       Accounts payable and accrued liabilities                           98,780            (11,502)           (28,726)
       Other liabilities                                                  35,307             24,088             (6,649)
                                                                 ---------------    ---------------    ---------------
Net cash (used) provided by operating activities                         (58,560)            98,538            385,685

INVESTING ACTIVITIES
Cash received from acquisition                                            68,600                 --                 --
Proceeds from sale of property, plant and equipment                      822,214            225,005          3,670,574
Payments received on financing notes receivable                           83,372             20,396             80,333
Purchases of property, plant and equipment                              (639,838)           (54,764)        (1,679,676)
Advances to related entities                                            (110,548)          (102,198)          (533,700)
                                                                 ---------------    ---------------    ---------------
Net cash provided by investing activities                                223,800             88,439          1,537,531

FINANCING ACTIVITIES
Proceeds from notes payable and long-term debt                                --                 --            450,873
Proceeds from notes payable to related parties                                --                 --            500,000
Net change in escrow account                                              21,278           (117,964)           175,471
Principal payments on notes payable and long-term debt                  (115,730)           (53,017)        (3,051,097)
Principal payments on capital lease obligations                               --             (1,697)           (11,005)
                                                                 ---------------    ---------------    ---------------
 Net cash used by financing activities                                   (94,452)          (172,678)        (1,935,758)
                                                                 ---------------    ---------------    ---------------
 Net increase (decrease) in cash                                          70,788             14,299            (12,542)
 Cash at beginning of year                                                    --             70,788             85,087
                                                                 ---------------    ---------------    ---------------
 Cash at end of year                                             $        70,788    $        85,087    $        72,545
                                                                 ===============    ===============    ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
The Company made interest payments totaling approximately $93,000 during the year ended December 31, 2000, $20,000 during the three months ended March 31, 2001 and $76,000 during the year ended March 31, 2002.

See accompanying Notes to Unaudited Financial Statements.

                              LandOak Company, Inc.

                     Notes to Unaudited Financial Statements

1.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

ORGANIZATION

LandOak Company, Inc., originally formed as Tice LOC, Inc. with a subsequent name change (the "Company"), provides vehicle rental and leasing services and brokered equipment leasing services mainly in the East Tennessee area. The Company is a 100% owned subsidiary of Tice Technology, Inc. ("Tice").

Effective January 1, 2001, the Company purchased all assets and assumed certain liabilities of LandOak Company, LLC (the "Predecessor Company") in exchange for 8,000,000 shares of restricted common stock of Tice Technology, Inc. The exchanged stock was valued at $1,680,000, based on the closing price of the shares on December 31, 2000. Tice Loc, Inc. did not assume the investor notes, the related accrued interest on these notes and related party advances which totaled $26,822,548. The acquisition was accounted for by the purchase method.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an original maturity of three months or less as cash equivalents.

TRADE ACCOUNTS RECEIVABLE

Trade receivables represent receivables generated from the Company's rental and leasing operations. The Company does not require collateral from its customers related to these receivables.

VEHICLES HELD FOR SALE

Vehicles held for sale consist of vehicles previously used in the Company's rental and leasing operations which the Company expects to sell in 2003. Management feels the carrying value of these vehicles approximates their fair value.

PROPERTY AND EQUIPMENT

When the Company acquired the assets and certain liabilities of the purchased companies, cost information was not available for a significant number of vehicles acquired. Accordingly, Company management estimated the cost of these vehicles based on a percentage of the retail value as determined by the N.A.D.A. Official Used Car Guide Company. All other property and equipment is recorded at cost. Depreciation is based on the estimated useful lives of the assets and is computed by the straight-line method.

                              LandOak Company, Inc.

REVENUE RECOGNITION AND DEFERRED REVENUE

The Company recognizes revenue at the time related services are rendered.

ADVERTISING COSTS

Advertising costs are expensed as incurred.

GOODWILL

The Company was formed January 1, 2000 and acquired all the assets and certain liabilities of the Predecessor Company. In connection with this acquisition, the Company recorded goodwill of $1,467,999.

The Company's policy is to evaluate the excess of cost over the net assets of businesses acquired based on an evaluation of such factors as the environment in which the business operates or if the expected net flows (undiscounted and without interest) would become less than the carrying amount of the assets. An impairment loss would be recorded in the period such determination is made based on the fair market value of the related businesses. Due to the operating losses incurred during fiscal 2002 and the decision to sell the Company, management recognized the impairment of goodwill. As a result, the Company wrote off the entire carrying value of goodwill net of accumulated amortization as of March 31, 2002 and recognized losses of $1,335,877.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which (i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, (ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and (iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures in that recoverability is assessed based on estimates of undiscounted expected future cash flows of the asset being evaluated. Management believes that such an impairment has been incurred.

                              LandOak Company, Inc.

INCOME TAXES

Taxable income or net operating losses of the Company are included in the consolidated Federal income tax returns filed by the parent company ("Tice"). Current federal income tax expense or benefit represents the amount which would have been recorded had a separate return been filed by the Company to the extent actual tax expense or benefit has been realized by Tice in accordance with the tax sharing policy of the parent.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2. LEASES WITH COMPANY AS LESSOR

LandOak's short-term and long-term vehicle leases are accounted for as operating leases. These leases generally have terms of between seven and forty-eight months. At March 31, 2002, the carrying amount of vehicles used in the rental and leasing operations (excluding vehicles held for sale) was $582,580 (net of accumulated depreciation of $236,404).

As of March 31, 2002, future minimum lease payments to be received under these leases were as follows:

                  2003                 $     185,018
                  2004                       105,348
                  2005                        65,616
                  2006                        36,949
                  2007                         2,210
                  Thereafter                      --
                                       -------------
                  Total                $     395,141
                                       =============

4.  FINANCING NOTES RECEIVABLE

Financing notes receivable are generated from the Company's sale and financing of vehicles that are no longer used in its rental and leasing operations. These notes generally have terms of up to forty-eight months and bear interest at annual rates of between 15% and 21%. These notes are secured by the vehicles that are sold. The balance of financing notes receivable was $371,404, net of $60,000 allowance for doubtful accounts at March 31, 2002.

                              LandOak Company, Inc.

5. NOTES PAYABLE TO RELATED PARTIES

At March 31, 2002, the Company has a note payable in the amount of $500,000 to related parties. The note is payable to two directors of the Company; interest at 6%; principal and interest due March 2003; convertible at the option of the holders into Common Shares at $0.07 per share, subject to the approval of additional authorized shares by the shareholders of Tice.

6. NOTES PAYABLE

     Note payable to a financial institution; due March 2001 and extended to December 2006 by a loan modification agreement in March 2002; principal reductions of $500,000 in March
      2002, $1,550,000 in June 2002 and $250,000 in December 2002,
      2003, 2004 and 2005 and remaining unpaid principal and
      interest due December 2006; interest at the LIBOR rate plus
      2.3% (6.47% at March 31, 2002) payable monthly;
      collateralized by certain vehicles and leases; guaranteed by two directors of the Company. The Company has not made all of the June 2002 principal payments and the financial
      institution has waived default for non-payment.               $  2,797,606

     Note payable to a financial institution under an equipment line of credit up to $1,200,000; due August 2004; interest due monthly at prime rate plus 2% (6.75% at March 31, 2002);
      principal payments due monthly at 2.5% of the outstanding
      principal balance; collateralized by vehicles; guaranteed by
      two directors of the Company                                       450,874

     Note payable to a financial institution; due September 2002;
      monthly principal and interest payments of $10,933 with a
      balloon payment of all remaining principal and interest due
      September 2002; interest accrued at 7.75%; collateralized by certain vehicles and leases; guaranteed by two directors of
      the Company.                                                        77,576

     Note payable to a financial institution; due March 2002;
      extended by lender, due on demand; interest accrued at 6%
      and due at maturity.                                                25,000
                                                                    ------------
     Notes payable                                                  $  3,351,056
                                                                    ============

                              LandOak Company, Inc.

7. LEASE OBLIGATIONS

The Company leases certain equipment under an agreement that is classified as a capital lease. This agreement, which was entered into in 2001, expires in 2006. According to the terms of the agreements, the Company is required to pay all maintenance and insurance costs. The Company incurred interest expense related to this lease totaling $1,571 and $8,603 during the three months ended March 31, 2001 and the year ended March 31, 2002, respectively.

The Company also leases various equipment and office space under operating agreements which expire in 2004 through 2006. Total lease and rental expense under operating leases for the eight months ended December 31, 2000, the three months ended March 31, 2001 and the year ended March 31, 2002, was $72,406, $39,724 and $169,383, respectively.

Future minimum payments for leases, by year and in the aggregate, consist of the following as of March 31, 2002:

                                                    Operating       Capital
                                                  ------------    ------------

     2003                                         $     68,118    $     19,608
     2004                                               53,353          19,608
     2005                                               48,000          19,608
     2006                                               48,000          16,341
     2007                                                   --              --
                                                  ------------    ------------
     Total minimum lease payments                 $    217,471          75,165
                                                  ============
     Amount representing interest                                      (16,521)
                                                                  ------------
     Present value of minimum lease payments
      (including $12,560 classified as current)                   $     58,644
                                                                  ============

Property and equipment includes the following amounts for property and equipment acquired under capital leases as of March 31, 2002:

     Machinery and equipment                                      $     77,331
     Accumulated amortization                                          (21,481)
                                                                  ------------
                                                                  $     55,850
                                                                  ============

Amortization on these assets, computed by the straight-line method over the life of the asset or the term of the lease, is included in depreciation and amortization expense.

                              LandOak Company, Inc.

8. COMMITMENTS AND CONTINGENCIES

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial position, results of operations or cash flows of the Company.

9. CESSATION OF OPERATIONS

During fiscal year 2002, Tice management decided to discontinue the Company's rental operations and began to close its rental centers and to liquidate its vehicle inventory. Three of the rental centers were closed prior to March 31, 2002 and the remaining two centers were subsequently closed.

Tice plans to sell the stock of the Company to two related parties, who are directors and stockholders of Tice, in return for the buyers' assumption of the Company's liabilities. The buyers are expected to continue to liquidate the business.

                                   Appendix B

                           MidSouth Sign Company, Inc.

                              Financial Statements

                                 March 31, 2002

                                    CONTENTS

Balance Sheet............................................................... B-1
Statements of Operations and Changes in Stockholder's Deficit............... B-3
Statements of Cash Flows.................................................... B-4
Notes to Unaudited Financial Statements..................................... B-5

                           MidSouth Sign Company, Inc.

                                  Balance Sheet
                                   (Unaudited)

                                                                    MARCH 31,
                                                                      2002
                                                                 ---------------
ASSETS
Current assets:
   Cash                                                          $        11,657
   Trade accounts receivable, net of allowance for doubtful
    accounts of $65,000                                                  640,184
   Costs and estimated earnings in excess of billings on
    uncompleted contracts                                                 45,388
   Inventories:
     Raw materials                                                        58,140
     Work in process                                                      86,575
     Finished goods                                                       59,023
                                                                 ---------------
   Total inventories                                                     203,738

Advances to related parties                                              351,591
                                                                 ---------------
Total current assets                                                   1,252,558

Property, plant and equipment:
   Land                                                                  123,000
   Building and improvements                                             344,188
   Leasehold improvements                                                  8,463

   Furniture, fixtures and equipment                                     466,527
   Automobiles                                                           191,348
                                                                 ---------------
Total property, plant and equipment                                    1,133,526
   Less accumulated depreciation and amortization                        157,205
                                                                 ---------------
Net property, plant and equipment                                        976,321
                                                                 ---------------

Total assets                                                     $     2,228,879
                                                                 ===============

                                                                  MARCH 31,
                                                                    2002
                                                               ---------------
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
   Accounts payable                                            $     1,036,871
   Accrued expenses                                                    194,526
   Current portion of long-term debt                                   374,802
   Current portion of capital lease obligations                         48,425
   Current portion of notes payable to related parties                  67,497
   Other current liabilities                                           222,470
                                                               ---------------
Total current liabilities                                            1,944,591

Long-term debt, less current portion                                   343,925
Capital lease obligations, less current portion                          9,408
                                                               ---------------
Total liabilities                                                    2,297,924

Stockholder's deficit
   Common Stock                                                      1,050,000
   Accumulated deficit                                              (1,119,045)
                                                               ---------------
Total stockholder's deficit                                            (69,045)
                                                               ---------------
Total liabilities and stockholder's deficit                    $     2,228,879
                                                               ===============

See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.

                            Statements of Operations
                                   (Unaudited)

                                                  PREDECESSOR
                                                    COMPANY                   THE COMPANY
                                                ---------------    ---------------------------------
                                                                    THREE MONTHS
                                                  YEAR ENDED            ENDED          YEAR ENDED
                                                 DECEMBER 31,         MARCH 31,         MARCH 31,
                                                     2000                2001             2002
                                                ---------------    ---------------   ---------------
Net sales                                       $     7,312,296    $     2,385,546   $     5,474,090
Cost of sales                                         6,137,276          1,907,266         5,067,524
                                                ---------------    ---------------   ---------------
Gross profit                                          1,175,020            478,280           406,566

General and administrative expenses                   1,075,673            338,869         1,186,370
                                                ---------------    ---------------   ---------------

Operating income (loss)                                  99,347            139,411          (779,804)

Other (income) expenses:
   Interest expense                                      92,577             18,941            76,375
   Write down of property and equipment                       -                  -           289,859
   Write off of goodwill                                      -                  -           102,303
   Other                                                 (1,135)            44,426           (53,251)
                                                ---------------    ---------------   ---------------
Net other expenses                                       91,442             63,367           415,286
                                                ---------------    ---------------   ---------------
Net income (loss)                               $         7,905    $        76,044   $    (1,195,090)
                                                ===============    ===============   ===============

See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.

                       Statements of Stockholder's Deficit
                                   (Unaudited)

                                                              MEMBERS'                 COMMON STOCK                STOCKHOLDER'S
                                                              DEFICIT            SHARES            AMOUNT             DEFICIT
                                                          ---------------    ---------------   ---------------    ---------------
Predecessor Company:
  Balance at January 1, 2000                              $    (1,023,591)
     Net income                                                     7,905
                                                          ---------------
  Balance at December 31, 2000                            $    (1,015,686)
                                                          ===============

=================================================================================================================================

The Company:
  Balance at January 1, 2001                                                       5,000,000   $     1,050,000    $             -
     Net  income  for the  three  months
      ended March 31, 2001                                                                 -                 -             76,045
                                                                             ---------------   ---------------    ---------------
  Balance at March 31, 2001                                                        5,000,000   $     1,050,000    $        76,045
     Net  loss for the year  ended  March
      31, 2002                                                                                                         (1,195,090)
                                                                             ---------------   ---------------    ---------------
  Balance at March 31, 2002                                                        5,000,000   $     1,050,000    $    (1,119,045)
                                                                             ===============   ===============    ===============

See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.

                            Statements of Cash Flows
                                   (Unaudited)

                                                                   PREDECESSOR
                                                                     COMPANY                   THE COMPANY
                                                                 ---------------    ---------------------------------
                                                                                     THREE MONTHS
                                                                   YEAR ENDED            ENDED          YEAR ENDED
                                                                  DECEMBER 31,         MARCH 31,         MARCH 31,
                                                                      2000                2001             2002
                                                                 ---------------    ---------------    ---------------
OPERATING ACTIVITIES
Net income (loss)                                                $         7,905    $        76,045    $    (1,195,090)
Adjustments to reconcile net income (loss) to net
 cash provided (used) by operating activities:
     Depreciation and amortization                                       205,441             31,229            145,600
     Write down of property of equipment                                       -                  -            289,859
     Loss from goodwill write-off                                              -                  -            102,303
     Changes in operating assets and liabilities:
       Trade accounts receivable                                        (451,369)          (169,179)           680,804
       Costs and estimated earnings in excess of
        billings on uncompleted contracts                               (142,259)          (159,539)           187,967
       Inventories                                                        35,778            110,550            (14,138)
       Prepaid expenses and other current assets                         (15,191)           (11,184)            26,496
       Accounts payable and accrued liabilities                          538,524            358,926            158,713
       Other liabilities                                                       -            (42,687)            17,244
                                                                 ---------------    ---------------    ---------------
Net cash provided by operating activities                                178,829            194,161            399,758

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment                       39,230                  -              4,500
Purchases of property, plant and equipment                              (242,215)           (54,933)          (115,195)
Additions to goodwill                                                          -                  -            (35,402)
                                                                 ---------------    ---------------    ---------------
Net cash used in investing activities                                   (202,985)           (54,933)          (146,097)

FINANCING ACTIVITIES
Proceeds from notes payable and long-term debt                                 -             50,000             87,207
Proceeds from capital lease obligations                                   48,027                                10,168
Proceeds from notes payable to related parties                                 -                  -             25,000
Proceeds from revolving note payable                                     150,000                  -                  -
Advances to related parties                                                    -                  -           (296,841)
Principal payments on notes payable and long-term debt                  (126,005)           (47,687)           (78,706)
Principal payments notes payable to related parties                      (82,552)           (54,750)           (30,803)
Principal payments on capital lease obligations                          (36,431)           (11,619)           (35,590)
                                                                 ---------------    ---------------    ---------------
Net cash used in  financing activities                                   (46,961)           (64,056)          (319,565)
                                                                 ---------------    ---------------    ---------------
Net (decrease) increase in cash                                          (71,117)            75,172            (65,904)
Cash at beginning of year                                                 73,506              2,389             77,561
                                                                 ---------------    ---------------    ---------------
Cash at end of year                                              $         2,389    $        77,561    $        11,657
                                                                 ===============    ===============    ===============

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 The Company made interest payments totaling approximately $93,000 during the year ended December 31, 2000, $20,000 during the three months ended March 31, 2001 and $76,000 during the year ended March 31, 2002.

See accompanying Notes to Unaudited Financial Statements.

                           MidSouth Sign Company, Inc.

                     Notes to Unaudited Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

ORGANIZATION

MidSouth Sign Company, Inc., originally formed as Tice MSS, Inc. and subsequently changed ("the Company"), provides sign fabrication, installation and service products to commercial customers and provides program and project management services and signage surveys through its National Survey Associates division. The Company is a 100% owned subsidiary of Tice Technology, Inc. ("Tice").

Effective January 1, 2001,the Company purchased all assets and certain liabilities of MidSouth Sign Company, LLC ("the Predecessor Company"), with the exception of $1,635,500 of the notes payable to members and certain liabilities in excess of amounts stipulated in the purchase agreement in exchange for 5,000,000 shares of the restricted common stock of Tice Technology, Inc. The exchanged stock was valued at $1,050,000, based on the closing price of the shares on December 31, 2000. The acquisition was accounted for by the purchase method.

REVENUE AND COST RECOGNITION

The Company recognizes sales and related expenses on the date the sign is installed or when product title otherwise passes to the customer.

Revenues from survey contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers it to be the best available measure of progress on the survey contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible the estimates used will change within the near term.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. General and administrative costs are generally charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

TRADE ACCOUNTS RECEIVABLE

Accounts receivable are unsecured and due under stated terms. Credit risk with respect to accounts receivable is subject to the financial security of each customer. The Company does not require collateral.

                           MidSouth Sign Company, Inc.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an original maturity of three months or less as cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost or market with cost being determined on the first-in, first-out ("FIFO") method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Routine maintenance and repairs that do not improve or extend the lives of the related assets are charged to expense as incurred while major renewals and betterments are capitalized.

GOODWILL

The Company was formed January 1, 2000 and acquired all the assets and certain liabilities of the Predecessor Company. In connection with this acquisition, the Company recorded goodwill of $79,338. During fiscal year 2002, the Company recorded an additional $35,402 of goodwill representing additional liabilities that were assumed by the Company under the asset purchase agreement.

The Company's policy is to evaluate the excess of cost over the net assets of businesses acquired based on an evaluation of such factors as the environment in which the business operates or if the expected net flows (undiscounted and without interest) would become less than the carrying amount of the assets. An impairment loss would be recorded in the period such determination is made based on the fair market value of the related businesses. Due to the operating losses incurred during fiscal 2002, the decision to sell the Company, management recognized the impairment of goodwill. As a result, the Company wrote off the entire carrying value of goodwill net of accumulated amortization as of March 31, 2002 and recognized losses of $102,303.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows the provisions of Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which (i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, (ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less

                           MidSouth Sign Company, Inc.

IMPAIRMENT OF LONG-LIVED ASSETS (CONTINUED)

costs to sell, and (iii) provides guidelines and procedures for measuring impairment losses that are different from previously existing guidelines and procedures in that recoverability is assessed based on estimates of undiscounted expected future cash flows of the asset being evaluated. Management believes that such an impairment has been incurred.

INCOME TAXES

Taxable income or net operating losses of the Company are included in the consolidated Federal income tax returns filed by the parent company ("Tice"). Current federal income tax expense or benefit represents the amount which would have been recorded had a separate return been filed by the Company to the extent actual tax expense or benefit has been realized by Tice in accordance with the tax sharing policy of the parent.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

2. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED AND UNBILLED CONTRACTS

The percentage-of-completion method of accounting for the survey contracts in progress as of the balance sheet date is used. The difference between the estimated revenues as calculated on the contracts in progress at the end of the period and the amounts billed on those contracts before the end of the period results in an asset for those contracts with estimated earnings in excess of billings and a liability for those contracts with billings in excess of estimated earnings, calculated as follows as of March 31, 2002:

  Estimated revenues on uncompleted and unbilled contracts       $       213,098
  Less:  billings to date                                                167,710
                                                                 ---------------
  Net                                                            $        45,388
                                                                 ===============

This amount is included in the accompanying balance sheet under the following captions:

  Cost and estimated earnings in excess of billings on
   uncompleted contracts                                         $        45,388
  Billings in excess of costs and estimated earnings on
   uncompleted contracts                                                      --
                                                                 ---------------
                                                                 $        45,388
                                                                 ===============

                           MidSouth Sign Company, Inc.

3. NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following at March 31, 2002:

    Note payable to an officer of the Company; interest at 10%;
    principal and interest due on demand.                           $     25,000

    The Company has agreed to make principal and interest
    payments to a financial institution for the benefit of two directors of the Company who are obligors under a loan
    agreement for which the Company received the loan proceeds;
    interest at the prime rate plus 1% (5.75% at March 31,
    2002); quarterly principal and interest payments of $15,000;
    due June 2002.                                                        42,497
                                                                    ------------
    Total                                                           $     67,497
                                                                    ============

4.  NOTES PAYABLE

    Revolving line of credit from a financial institution up to
     $200,000; due on demand; interest at the institution's prime rate plus 1% (5.75% at March 31, 2002) payable monthly;
     collateralized by substantially all of the Company's assets excluding real property; guaranteed by two directors of the
     Company.                                                       $    199,986

    Note payable to a financial institution; due May 2001 and
     extended to April 2004; monthly principal and interest
     payments of $4,501 through April 2001 and variable monthly principal and interest payments thereafter based on 84
     months amortization with a balloon payment of all remaining principal and interest due April 2004; interest accrued at
     8.75% through April 2001 and at the institution's prime rate plus 1.75% thereafter (6.5% at March 31, 2002);
     collateralized by substantially all of the Company's assets excluding real property; guaranteed by two of the Company's
     directors.                                                          201,807

    Note payable to a business; due January 2010; monthly
     principal and interest payments of $2,314; interest accrued
     at 8.5%; collateralized by certain real estate.                     163,177

    Note payable to a financial institution due July 2003;
     monthly principal and interest payments of $4,006; interest
     accrued at 12%; collateralized by certain equipment.                 72,284

                           MidSouth Sign Company, Inc.

    Note payable to an investor; interest at 10%; principal and interest due April 2002; collateralized by a secondary
     interest in the Company's personal property.                         25,000

    Note payable to a financial institution; due March 2002;
     extended by lender, due on demand; interest accrued at 6%
     and due at maturity.                                                 25,000

    Other notes payable                                                   31,473
                                                                    ------------
    Total                                                                718,727

    Less current portion                                                 374,802
                                                                    ------------
    Notes payable, less current portion                             $    343,925
                                                                    ============

Principal maturities of notes payable are as follows:

       2003                                                         $    374,802
       2004                                                               69,532
       2005                                                               47,781
       2006                                                               52,167
       2007                                                               56,957
       Thereafter                                                        117,488
                                                                    ------------
       Total                                                        $    718,727
                                                                    ============

5. LEASE OBLIGATIONS

The Company leases certain equipment under agreements that are classified as capital leases. These agreements expire in 2003 and 2004. According to the terms of the agreements, the Company is required to pay all maintenance and insurance costs. The Company incurred interest expense related to these and other leases totaling $13,305, $3,476, and $9,447 during the year ended December 31, 2000, the three months ended March 31, 2001 and the year ended March 31, 2002, respectively.

The Company also leases various equipment and office space under operating agreements which expire in 2003 through 2007. The Company leases vehicles from a company, related through common ownership, under operating leases. Lease payments to the related company for the year ended December 31, 2000, three months ended March 31, 2001 and the year ended March 31, 2002 approximated $24,000, $4,000 and $5,000, respectively. Total lease and rental expense under operating leases for the year ended December 31, 2000, the three months ended March 31, 2001 and the year ended March 31, 2002, was $67,627, $19,245 and $72,480, respectively.

                           MidSouth Sign Company, Inc.

During 2000, the Company entered into an agreement for the sale and leaseback of certain equipment, resulting in net proceeds of $34,375. The lease is classified as operating, and accordingly, the net book value of this equipment has been removed from the accompanying balance sheet. The net gain of $15,875 that was realized on the sale transaction has been deferred and will be amortized in proportion to the related gross rental charged to expense over the lease term. The required future minimum lease payments under this arrangement are included in operating leases below.

Future minimum payments for leases, by year and in the aggregate, consist of the following as of March 31, 2002:

                                                                Operating
                                                    --------------------------------
                                                        Related
                                                         Party              Other            Capital
                                                    ---------------    ---------------   ---------------
    2003                                            $         3,145    $       129,550   $        53,465
    2004                                                      3,145            118,937            11,008
    2005                                                        524             97,503                 -
    2006                                                          -             90,930                 -
    2007                                                          -             72,416                 -
                                                    ---------------    ---------------   ---------------
    Total minimum lease payments                    $         6,814    $       509,336            64,471
                                                    ===============    ===============
    Amount representing interest                                                                  (6,640)
                                                                                         ---------------
    Present value of minimum lease payments
     (including $48,425 classified as current)                                           $        57,833
                                                                                         ===============

Property and equipment includes the following amounts for property and equipment acquired under capital leases as of March 31, 2002:

    Machinery and equipment                                     $    107,179
    Accumulated amortization                                         (25,106)
                                                                ------------
                                                                $     82,073
                                                                ============

Amortization on these assets, computed by the straight-line method over the life of the asset or the term of the lease, is included in depreciation and amortization expense.

                           MidSouth Sign Company, Inc.

6.  RETIREMENT PLAN

During 2000, the Company began a Savings Incentive Match Plan for Employees of Small Employers (Simple) ("the Plan") covering employees that receive at least $5,000 in compensation for the calendar year and at least $1,000 in compensation during any preceding calendar year. Employees may contribute up to $6,000 to the plan. The Company contributes a matching contribution equal to the employee's contributions up to a limit of 3% of the employee's compensation for the year, subject to certain restrictions. All contributions are fully vested and nonforfeitable. The Company's expense related to the Plan was $36,375, $12,013 and $41,578 during the year ended December 31, 2000, the three months ended March 31, 2001 and the year ended March 31, 2002, respectively.

7.  MAJOR CUSTOMERS

During the year ended December 31, 2000, the Company had one customer with sales amounting to 28% of total sales. Accounts receivable related to this customer was 19% of total accounts receivable as of December 31, 2000. The Company had two customers that represented 21% and 18%, respectively, of the Company's consolidated product and service revenues during the three months ended March 31, 2001 and two customers that represented 16% and 15%, respectively, during the year ended March 31, 2002.

8. COMMITMENTS AND CONTINGENCIES

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial position, results of operations or cash flows of the Company.

9. SALE OF COMPANY

During fiscal year 2002, Tice management made the decision to divest itself of the Company. On July 1, 2002, the Company sold the installation division to a former employee for a note receivable of $139,500 due in installments with full payment due within one year. The Company recognized a $10,257 gain on this sale of fixed assets with a net book value of $129,243. Additionally, the Company sold the surveying division to Charles R. West (Tice's President and CEO) and an unrelated person on August 1, 2002. In this transaction, the purchaser assumed $662,285 in accounts payable, notes payable and accrued liabilities in exchange for $375,239 of accounts receivable, other assets and fixed assets. The Company recognized a $287,046 gain on this sale.

Additionally, subsequent to year-end, Tice entered into an agreement to sell the stock of the Company to the same person who purchased the installation division. The transaction would become effective upon an affirmative vote of the stockholders at the next stockholders meeting.

                           MidSouth Sign Company, Inc.

9. SUBSEQUENT EVENT

In April 2002, the Company sold its land and building. The March 31, 2002 values of the land and building were written down to reflect the proceeds received on the sale and the Company took write-down losses of $205,812 on the building and $77,000 on the land during fiscal year 2002.

                                   APPENDIX C


                    AMENDED FORM 10-QSB TICE TECHNOLOGY, INC.


                FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

                                    (Amended)


                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 2002

                        Commission File Number 333-11591

                              TICE TECHNOLOGY, INC.
        (Exact name of small business issuer as specified in its charter)

               Delaware                                 62-1647888
       (State of incorporation)                        (IRS Employer
                                                    Identification Number)

                                   ----------

                               10267 Kingston Pike
                           Knoxville, Tennessee 37922
                    (Address of principal executive offices)

                                 (865) 531-0000
                           (Issuer's telephone number)

                                   ----------

        The number of shares outstanding of each of the registrant's classes of common stock on January 15, 2003 was 22,773,329 Common Shares, 750,000 Class B Common Shares and 0 Class D Common Shares.

        Transitional Small Business Disclosure Format:      Yes [ ]   No [X]

                            Exhibit Index at page 23.

                         PART 1 - FINANCIAL INFORMATION

ITEM 1.         FINANCIAL STATEMENTS.

                                                                                       PAGE
                                                                                       ----
Condensed Consolidated Balance Sheets -- As of December 31, 2002                         3
 and March 31, 2002

Condensed Consolidated Statements of Operations -- For the Three and Nine Months         5
 Ended December 31, 2002 and 2001

Condensed Consolidated Statements of Cash Flows -- For the Nine Months                   6
 Ended December 31, 2002 and 2001

Notes to Unaudited Condensed Consolidated Financial Statements                           7

                      TICE TECHNOLOGY, INC. & SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                December 31,           March 31,
                                                                                    2002                2002 (1)
                                                                            ---------------------    ---------------
                                                                                 (unaudited)
ASSETS

Cash and cash equivalents                                                    $      1,313,138      $         47,345
Accounts receivable, net                                                               54,313                13,500
Advances to Atmospheric Glow Technologies, LLC                                      2,075,000                    --
Employee advances receivable                                                               --                13,500
Prepaid expenses and other current assets                                                  --                50,000
Assets of discontinued operations                                                   1,239,651             2,714,670
                                                                             ----------------      ----------------
     Total current assets                                                           4,682,102             2,839,015

Financing notes receivable, less current portion, net                                 157,300               160,822
Debt issuance costs, net                                                                5,444                13,609
Assets of discontinued operations                                                     770,288             1,736,097
                                                                             ----------------      ----------------

     Total assets                                                            $      5,615,134      $      4,749,543
                                                                             ================      ================


                  See accompanying Notes to Unaudited Condensed
                        Consolidated Financial Statements

(1) The March 31, 2002 Condensed Consolidated Balance Sheet was derived from the audited balance sheet for the year then ended.

                                                                               December 31,            March 31,
                                                                                   2002                2002 (1)
                                                                           ---------------------    ----------------
                                                                                (unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current portion of notes payable                                             $      3,431,415      $        237,900
Current portion of notes payable to related parties                                 1,921,250               114,112
Accounts payable                                                                      146,349               149,314
Accrued liabilities                                                                   390,011               261,992
Liabilities of discontinued operations                                              4,167,853             6,392,092
                                                                             ----------------       ---------------

         Total current liabilities                                                 10,056,878             7,155,410

Notes payable, less current portion, net                                              473,995               969,751
Liabilities of discontinued operations                                                200,038               427,373
                                                                             ----------------       ---------------

         Total liabilities                                                         10,730,911             8,552,534

Stockholders' deficit                                                              (5,115,777)           (3,802,991)
                                                                             ----------------       ---------------

     Total liabilities and stockholders' deficit                             $      5,615,134       $     4,749,543
                                                                             ================       ===============


                  See accompanying Notes to Unaudited Condensed
                        Consolidated Financial Statements

(1) The March 31, 2002 Condensed Consolidated Balance Sheet was derived from the audited balance sheet for the year then ended.

                      TICE TECHNOLOGY, INC. & SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              For the three months         For the nine months ended
                                                               ended December 31,                 December 31,
                                                          ----------------------------    ----------------------------
                                                              2002            2001             2002            2001
                                                                           (restated)                      (restated)
                                                          ------------    ------------    ------------    ------------
                                                                  (unaudited)                      (unaudited)
Operating revenues:
    Royalties                                             $     30,174    $    (15,335)   $     90,522    $     55,165
                                                          ------------    ------------    ------------    ------------

    Total operating revenues                                    30,174         (15,335)         90,522          55,165

Operating expenses:
    Selling, general and administrative                        186,031          80,923         562,495         286,690
                                                          ------------    ------------    ------------    ------------

    Total operating expenses                                   186,031          80,923         562,495         286,690
                                                          ------------    ------------    ------------    ------------

Operating loss                                                (155,857)        (96,258)       (471,973)       (231,525)

Other expense:
    Interest expense                                          (110,698)        (47,229)       (242,577)       (145,149)
    Other expense                                                   --              --         (50,000)             --
                                                          ------------    ------------    ------------    ------------

    Net other expense                                         (110,698)        (47,229)       (292,577)       (145,149)
                                                          ------------    ------------    ------------    ------------

Loss from continuing operations before foreign taxes          (266,555)       (143,487)       (764,550)       (376,674)
Provision for foreign taxes                                      3,018          (1,533)          9,053           5,517
                                                          ------------    ------------    ------------    ------------

Loss from continuing operations                               (269,573)       (141,954)       (773,603)       (382,191)

Discontinued operations net of applicable income taxes:

    Loss from operations of discontinued subsidiaries         (278,486)       (632,254)       (828,108)     (1,473,217)
    Gain (loss) from disposal of assets                             --              --         288,925        (678,590)
                                                          ------------    ------------    ------------    ------------

Loss from discontinued operations                             (278,486)       (632,254)       (539,183)     (2,151,807)
                                                          ------------    ------------    ------------    ------------

Net loss                                                  $   (548,059)   $   (774,208)   $ (1,312,786)   $ (2,533,998)
                                                          ============    ============    ============    ============

Loss per share (basic and diluted):

    Continuing operations                                 $      (0.01)   $      (0.00)   $      (0.03)   $      (0.02)
                                                          ============    ============    ============    ============
    Discontinued operations                               $      (0.01)   $      (0.03)   $      (0.03)   $      (0.09)
                                                          ============    ============    ============    ============
    Net loss per share                                    $      (0.02)   $      (0.03)   $      (0.06)   $      (0.11)
                                                          ============    ============    ============    ============

                  See accompanying Notes to Unaudited Condensed
                        Consolidated Financial Statements

                      TICE TECHNOLOGY, INC. & SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     For the nine months
                                                                      ended December 31,
                                                                     2002            2001
                                                                 ------------    ------------
                                                                         (unaudited)
Net cash flows from operating activities:
     Net loss                                                    $ (1,312,786)   $ (2,533,998)
     Adjustments to reconcile net loss to net
      cash (used) provided by operating activities:
         Depreciation                                                 321,756       1,012,003
         Amortization                                                  28,929         108,155
         Increase in cash surrender value of life insurance                --            (599)
         Change in allowance for doubtful accounts                     37,223          (7,742)
         Change in inventory reserve                                       --           8,000
         Loss on sale of property and equipment                         8,378             179
         (Gain) loss on disposal of divisions                        (297,303)        678,411
     Changes in operating assets and liabilities:
         Receivables                                                 (118,545)        615,102
         Prepaid expenses and other assets                             84,942         (15,775)
         Inventory                                                     22,655          37,886
         Accounts payable and accrued liabilities                    (477,704)        166,623
         Other liabilities                                            (68,560)        (16,128)
                                                                 ------------    ------------
     Net cash (used) provided by operating activities              (1,771,015)         52,117

Cash flows from investing activities:
     Purchases of property and equipment                              (24,639)     (1,500,817)
     Proceeds from disposal of property and equipment               1,592,687       2,911,284
     Payments received on financing and other notes receivable        143,474         104,235
     Advances to Atmospheric Glow Technologies, LLC                (2,075,000)             --
     Additions to other assets                                        (40,000)        (66,219)
                                                                 ------------    ------------
     Net cash (used) provided by investing activities                (403,478)      1,448,483

Cash flows from financing activities:
     Proceeds from notes payable and long-term debt                 3,215,715       1,287,946
     Proceeds from notes payable to related parties                 1,871,250          30,000
     Proceeds from life insurance loan                                     --          20,376
     Principal payments on notes payable to related parties          (131,609)        (26,961)
     Principal payments on notes payable and long-term debt        (1,540,921)     (2,976,152)
     Principal payments on capital lease obligations                  (44,750)        (60,015)
     Net change in escrow account                                          --         118,803
                                                                 ------------    ------------
     Net cash provided (used) by financing activities               3,369,685      (1,606,003)
                                                                 ------------    ------------
     Net increase (decrease) in cash and cash equivalents           1,195,192        (105,403)

Cash and cash equivalents, beginning of period                        131,548         173,205
                                                                 ------------    ------------
Cash and cash equivalents, end of period                         $  1,326,740    $     67,802
                                                                 ============    ============

                  See accompanying Notes to Unaudited Condensed
                        Consolidated Financial Statements

                      TICE TECHNOLOGY, INC. & SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.      CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The accompanying unaudited condensed consolidated financial statements of Tice Technology, Inc. & Subsidiaries ("Tice" or "the Company") include the accounts of Tice Technology, Inc. ("TTI") and its three wholly owned subsidiaries, Tice Engineering and Sales, Inc. ("TES"), MidSouth Sign Company, Inc. ("MidSouth") and LandOak Company, Inc. ("LandOak"). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three- and nine-month periods ended December 31, 2002 are not necessarily indicative of the results that may be expected for the year ended March 31, 2003. The unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the audited financial statements of the Company as of and for the period ended March 31, 2002.

        During fiscal year 2002, the Company discontinued operations of its MidSouth and LandOak subsidiaries and began pursuing opportunities to sell these subsidiaries. The Company sold the installation division and the surveying division of MidSouth during July and August of 2002, respectively. In August of 2001, the Company discontinued the operations of TES. The results of operations for the three- and nine-months ended December, 2001 have been restated in the same format as the three- and nine-months ended December 31, 2002.

2.      EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS


        In August 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement, which is effective for the Company's fiscal year beginning April 1, 2000, changes the financial reporting for long-lived assets to be disposed of by sale. As such, provisions of the Statement have been applied to the December 31, 2002 statement of financial position. The March 31, 2002 statement of financial position has been reclassified to comply with the provisions of the Statement.


        In December 2002, the FASB issued SFAS No. 148 Accounting for Stock-Based Compensation--Transition and Disclosure to provide alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement is effective for interim periods beginning after December 15, 2003. Management is presently assessing the impact on its financial position and results of operations.

3.      DISPOSAL OF BUSINESS DIVISIONS

        On July 1, 2002 the Company sold the MidSouth installation division to a former MidSouth employee for a note receivable of $139,500 due in installments with full payment due within one year. The Company recognized a $10,257 gain on the sale of fixed assets with a net book value of $129,243. Additionally, the Company sold the MidSouth surveying division to Charles R. West, the Company's President and CEO, and an unrelated person on August 1, 2002 in a transaction wherein the purchaser assumed $662,285 in accounts payable, notes payable and accrued liabilities in exchange for $375,239 of accounts receivable, other assets and fixed assets. The Company recognized a $287,046 gain on this sale.

        During the second quarter of 2002, the Company disposed of substantially all of the assets of TES. The Company recognized a loss of $678,411 on the disposal of these assets and related expenses.

        Revenue and income (losses) from discontinued operations, including gain or loss from disposal of assets related to discontinued operations, net of applicable income taxes, are as follows:

                                     THREE MONTHS ENDED (amounts in thousands)
                         December 31, 2002                             December 31, 2001
               --------------------------------        ----------------------------------------------
               LandOak     MidSouth      Total           TES      LandOak      MidSouth        Total
               -------     --------     -------        --------  --------     ---------     ---------
Revenue        $    60     $    576     $   636        $      -  $    448     $   1,416     $   1,864
Loss           $  (123)    $   (155)    $  (278)       $      -  $   (198)    $    (434)    $    (632)

                                        NINE MONTHS ENDED (amounts in thousands)
                         December 31, 2002                             December 31, 2001
               --------------------------------        ----------------------------------------------
               LandOak     MidSouth      Total            TES       LandOak     MidSouth        Total
               -------     --------     -------        ---------    -------     ---------     ---------
Revenue        $   371     $  2,375     $ 2,746        $       -    $ 1,729     $   4,656     $   6,385
Loss           $  (346)    $   (193)    $  (539)       $  (1,066)   $  (701)    $    (385)    $  (2,152)

        Major classes of assets and liabilities are as follows:


                                                         (amounts in thousands)
                                     December 31, 2002                       March 31, 2002
                                -----------------------------      --------------------------------------
                                LandOak     MidSouth   Total        TES    LandOak   MidSouth     Total
                                -------     --------  -------      -----   -------   ---------  ---------
Accounts receivable             $   247     $    320  $   567      $   -   $   132   $     640  $     772
Vehicles held for sale          $   123     $      -  $   123      $   -   $ 1,318   $       -  $   1,318
Property and equipment, net     $   387     $    253  $   640      $   -   $   607   $     976  $   1,583
Accounts payable                $   159     $    601  $   760      $  56   $   205   $   1,036  $   1,297
Notes payable - current         $ 2,823     $    297  $ 3,120      $   -   $ 3,351   $     375  $   3,726
Notes payable - related         $   500     $      -  $   500      $   -   $   500   $      67  $     567

4.      RECOGNITION OF LOSSES ON RECEIVABLES

        Accounts are reviewed at least quarterly. The allowance for bad debts on trade and notes receivable reflects management's best estimate of probable losses, including specific allowances for known troubled accounts. All accounts deemed to be uncollectible are written off to the allowance for losses.


5.      LOSS PER SHARE

        Basic and diluted loss per share was computed by dividing net loss applicable to common stock by the weighted average common shares outstanding during each period. Basic and diluted loss per share are the same for both classes of TTI common stock (thus they are not presented separately) because both have non-cumulative dividend rights of which none were available for distribution under the terms of the Certificate of Incorporation.

        Following is a reconciliation of the numerators and denominators of the basic and diluted loss per share:

                                                      For the three months ended         For the nine months
                                                             December 31,                 ended December 31,
                                                     ----------------------------    ----------------------------
                                                         2002           2001             2002            2001
                                                     -------------   ------------    ------------    ------------
              Loss:
              Basic and diluted:
                  Loss available to
                   common stockholders               $    (548,059)  $   (774,208)   $ (1,312,786)   $ (2,533,998)

              Shares:
                Basic and diluted:
                  Weighted average common
                   shares outstanding                   23,523,329     22,569,252      23,523,329      22,455,602

6.      NOTES PAYABLE AND LONG-TERM DEBT

        Since March 31, 2002, the Company has issued $3,193,516 of 6%, 180 day notes payable to individuals to provide operational financing, funds for debt retirement, and to make advances to Atmospheric Glow Technologies, LLC as described in greater detail elsewhere herein. These notes, totaling $3,357,666 (including $26,250 to a related party), are convertible into Common Shares of the Company at the option of the note holders based on a conversion price of $0.07 per share. The conversion is conditioned on Tice amending its Certificate of Incorporation to authorize additional shares. Additionally, the Company has issued $1,845,000 of 10%, 180 day notes payable to a related party.

        Subsequent to December 31, 2002, the Company's LandOak subsidiary completed a modification to its loan agreement with a financial institution. The terms of this loan modification required LandOak to immediately pay $800,000 toward the principal balance of the loan, with required future payments of $100,000 by March 31, 2003 and an additional $400,000 by June 30, 2003, and to continue to pay current interest on the outstanding balance of the loan. If all payments are made, two of the Company's directors and guarantors of the loan agree to replace an additional $400,000 of LandOak's indebtedness with personal loans, and the financial institution will forgive the remaining balance of the debt, expected to be approximately $600,000. LandOak made the required payment of $800,000 with proceeds of a convertible note payable to the two directors, convertible under the same terms as the notes payable described in the paragraph above. This note payable is classified as a current liability.


7.      INCOME TAXES


        The provision for income taxes relates to foreign taxes on TES's license fees and royalty income.


8.      CONTINGENT MATTERS


        In July 2002, the Company entered into a term sheet to acquire the assets of Atmospheric Glow Technologies, LLC ("A-G Tech"), including the commercialization and market rights held by A-G Tech to the patented Atmospheric Plasma technology. The term sheet, the term of which was extended in January 2003, is non-binding except as to repayment, or conversion to equity, of funds advanced prior to closing and certain confidentiality and exclusivity provisions and is contingent on the execution of a definitive agreement. Under the term sheet, the Company is required to advance funds to A-G Tech to fund a stock redemption transaction and A-G Tech's continuing operations until the closing of the acquisition. Since March 31, 2002, the Company has advanced $2,075,000 to A-G Tech. Additionally, as required under the term sheet and to fund the ongoing expenses of TTI, TES, and A-G Tech, the Company raised $3.2 million in capital under a private placement memorandum. In so doing, the Company has issued promissory notes to investors. Such notes accrue interest at 6%; principal and interest are payable 180 days after the investment date; the notes are convertible, at the option of the holders, into Common Shares at a rate of $0.07 per share; and interest will not accrue if the notes are converted. The conversion is conditional upon Tice amending its Certificate of Incorporation to authorize additional shares. Additionally, the Company has guaranteed a note payable issued by A-G Tech in the amount of $225,000 that allowed A-G Tech to purchase testing equipment. Repayment of this loan is, at the option of the holder of the note, convertible into Common Shares of the of the Company at a rate of $0.07 per share.

        In July 2002, the Company entered into an agreement to sell the stock of MidSouth to the same person who purchased the MidSouth installation business and related assets. The sale was effective on March 31, 2003.

        In August 2002, the Company entered into a settlement and release agreement with A3 Technologies, Inc. (formerly Glow Products Corporation) ("A3") and A-G Tech. This

..       CONTINGENT MATTERS CONTINUED

        agreement terminated the February 27, 2002 letter of intent whereby the Company agreed to acquire the assets of A3.

        The Company is currently negotiating the sale of the stock of LandOak to certain directors of the Company.


9.      CONTINUING OPERATIONS

        Under agreements by which it licenses patented technology to other manufacturers, TES expects to continue to earn royalties and possible additional licensing fees.

        As shown in the accompanying condensed consolidated financial statements, the Company's cash flow from operations is not sufficient to fund the Company's current business activities. Company losses have been funded through additional borrowings. The ability of the Company to continue as a going concern is dependent on management's ability to develop profitable operations by discontinuing or divesting unprofitable businesses and acquiring businesses that are or will become profitable while maintaining adequate financing until such time as cash flow from operations is sufficient. Management believes that available cash and additional debt will be sufficient to meet expected operating requirements, including disposition and acquisition activities, over the near term. LandOak is in the process of liquidating its rental vehicle inventory and satisfying the related indebtedness. The Company is in negotiations and expects to sell the stock of LandOak as a condition of its agreement to acquire A-G Tech. Additionally, the Company has entered into an agreement to sell the stock of MidSouth as a condition of its agreement to acquire A-G Tech. The Company has substantially reduced its operating costs commensurate with its cessation of these operations.

        The Company has entered into a term sheet to acquire A-G Tech, which management believes will provide the mechanism for the Company to secure future funding and to develop a profitable line of business. The Company is currently engaged in the process of raising new capital for the completion of the acquisition of A-G Tech, such funding to be completed in two phases. The first phase issuance of short-term convertible notes has provided short-term capital necessary to allow the Company to operate and meet its pre-closing obligations under the term sheet entered into with A-G Tech. The second phase is the issuance of the Company's Common Shares through a private placement which is expected to be completed no later than June 30, 2003. Based on the successful results to date of the first phase of funding and its negotiations for the divestitures of both LandOak and MidSouth, management is optimistic that the Company will raise the necessary capital and meet the other necessary conditions to complete the acquisition of A-G Tech. Management believes that these actions will lead to future profitability and positive cash flow such that the Company will be able to continue as a going concern.

ITEM 2.         MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

RESULTS OF OPERATIONS

        Royalty revenue on patents was $30,174 in the third quarter of 2003 up from a negative $15,335 in the third quarter of 2002 (due to correcting an over-accrual of royalty revenue from the second quarter of 2002). For the first nine months of fiscal year 2003 royalty revenue increased $35,357 to $90,522 from $55,165 in the same period of fiscal year 2002. This increase was mainly due to a reduction of previously recorded royalty revenue.

        Selling, general and administrative expenses, comprised primarily of expenses of the holding company, increased in the three- and nine-month periods ended December 31, 2002 by 130% and 96%, respectively. These increases reflect increases in the holding company's management salaries and benefits, and legal and accounting fees related to the Company's disposition and acquisition activities.

        Interest expense for the three- and nine-month periods ended December 31, 2002 increased 134% and 67%, respectively, due to additional borrowing to continue operations and position the Company for the purchase of the assets of Atmospheric Glow Technologies, LLC ("A-G Tech").

        Other expenses of $50,000 during the nine-month period ended December 31, 2002 reflect the one-time write off of advances to Glow Products Corporation, Inc. in settlement of the termination of a letter of intent and as part of the Company's proposed acquisition of A-G Tech described in detail elsewhere in this quarterly report.

        The loss from continuing operations increased by 90% to $269,573 in the third quarter of fiscal year 2003 from $141,954 in the third quarter of fiscal year 2002. For the first nine months of fiscal year 2003 the loss from continuing operations increased 102% to $773,603 from $382,191 in the same period of fiscal year 2002. This increase was primarily the result of increased selling, general and administrative and interest expenses

        The loss from discontinued operations decreased $353,768 to $278,486 in the third quarter of fiscal year 2003 from $632,254 in the third quarter of fiscal year 2002. This decrease is mainly the result of dispositions and cost reduction efforts begun in previous quarters. For the first nine months, the loss from discontinued operations decreased $1,612,624 to $539,183 in fiscal year 2003 from $2,151,807 in fiscal year 2002. These changes are primarily due to a gain on the disposition of assets of $288,925 in fiscal year 2003 compared to a loss on the disposition of assets of $678,590 in fiscal year 2002 and cost reduction efforts noted above.

LIQUIDITY AND CAPITAL RESOURCES

        Cash flows from operations are not sufficient to fund the Company's current business activities. Cash used in operations was $1,771,015 for the nine-month period ending December 31, 2002 as compared to $52,117 of cash provided by operations in the comparable period for fiscal year 2002. This increase of cash used in operations of $1,823,132 was funded through the issuance of additional long-term debt. The Company expects that available cash and long-term debt will be sufficient to meet its expected operating requirements, including disposition of the subsidiaries and preparation for the acquisition of A-G Tech. However, the Company will need to raise additional funds in connection with the acquisition of A-G Tech and has made plans to do so which are further described below.

        Cash used by investing activities was $403,478 for the nine-month period ended December 31, 2002 as compared to cash provided by investing activities of $1,448,483 in the comparable period of fiscal year 2002. The $1,851,961 decrease was mainly due to $2,075,000 of advances to A-G Tech in the current period. The Company will continue to divest itself of assets in its discontinued operations and does expect to make additional advances to A-G Tech.

        Cash provided by financing activities was $3,369,685 for the nine-month period ended December 31, 2002, as compared to cash used in financing activities of $1,606,303 in the comparable period of fiscal year 2002. The $4,975,988 increase is primarily due to the $3,769,019 increase in proceeds provided from notes payable and long-term debt during the current period over the same period of fiscal year 2002 and less principal debt retirement in fiscal 2003. As more fully discussed below, the Company expects to raise additional capital through the issuance of common stock. These funds will be available for operations upon successful consummation of the A-G Tech acquisition.

        The Company will continue to seek new licensees or possible purchasers of the Electronic Gearing Technology owned by its subsidiary, TES. However, no assurances can be made that a new licensee or possible purchasers can be located. Also, there are no assurances that royalty income will continue to be earned by the Company.

        Upon successful consummation of the A-G Tech acquisition, the Company will devote all of its resources and attention to the final development and commercialization of the A-G Tech technology. Under the term sheet entered into on July 3, 2002, the term of which was extended to March 31, 2003 subject to further extension, but no later than June 30, 2003, with A-G Tech (the "Term Sheet"), Tice will name a new President and Chief Executive Officer, who is expected to be Thomas W. Reddoch. Mr. Reddoch is currently a member of the boards of directors of both Tice and A-G Tech. Mr. Reddoch's expertise in the areas of technology and development are considered critical to the Company's future success in the final development and the commercialization of the atmospheric plasma technology and the various applications using the technology. Mr. West, the current President and Chief Executive Officer of Tice, will become the Chief Financial Officer of the Company and other key management members will be recruited. Currently, A-G Tech has one product being marketed and four other applications being developed and readied for commercialization. Several other potential applications have been identified and it is expected that initial research will be performed to determine marketability.

        To consummate the transaction with A-G Tech, Tice must raise a minimum of $6,500,000 of capital, of which up to $1,000,000 may be the conversion of existing Tice long-term notes. This new capital will be used for acquisition costs, costs of the further development and commercialization of the A-G Tech technology, retirement of existing Tice indebtedness and general corporate working capital. It is expected that the funding will be in two phases: (1) short term notes convertible into Tice Common Shares and, once the initial threshold is met, (2) an equity investment in exchange for Tice Common Shares. Management believes that this new capital can be obtained, but it can provide no assurances that the minimum levels can be met. In the event minimum levels are not met, funds advanced to A-G Tech prior to closing will be due back to Tice or can be converted into a membership interest in A-G Tech at Tice's discretion.

        Management believes that Tice's future results of operations will be influenced by a number of factors including general economic conditions, the ability of the company to secure necessary funding, dependence on new management to successfully develop and market new technologies and, ultimately, the market acceptance of the applications based on the A-G Tech technology. Because of these factors as well as other factors, historical results should not be relied on as an indicator of future performance.

CONTINGENT MATTERS

Proposed Divestitures and Acquisition

        As mentioned above, Tice has entered into the Term Sheet with A-G Tech evidencing Tice's intent to acquire substantially all of the assets and assume certain liabilities of A-G Tech in exchange for cash and Tice Common Shares. In conjunction with its acquisition of A-G Tech, Tice plans to liquidate the majority of LandOak assets prior to selling the stock of LandOak. Tice sold some of the assets and the stock of MidSouth in three transactions. However, Tice plans to retain its subsidiary TES which ceased business in August 2001, but which holds certain patents including the patent on the Electronic Gearing Technology (implemented in products for the sewing industry) and a licensing agreement under which it receives royalties and may receive license fees. Pursuant to the Term Sheet, Tice will change its management and name. The Term Sheet is nonbinding (except as to certain provisions such as the return of advances made by Tice to A-G Tech, confidentiality and exclusive dealing) and the proposed acquisition is contingent on several conditions, including, but not limited to, approval by the shareholders of Tice of the sale or liquidation of the existing Tice subsidiaries (other than TES) and the increase in the number of authorized shares. The acquisition is also contingent on the completion of a private placement. A description of the proposed divestitures and acquisition follows.

Divestiture of Subsidiaries

        As part of the proposed transaction with A-G Tech, Tice plans to sell the stock of LandOak to two related parties, Pat Martin and Mike Atkins, who are directors and shareholders of Tice in return for the buyers' assumption of the LandOak liabilities which are expected to be approximately $2,500,000 at the time of the sale. The buyers are expected to continue to liquidate the business.

        As part of the proposed transaction with A-G Tech, Tice agreed to divest itself of MidSouth. During the second quarter of fiscal year 2003, the Company sold its installation business and certain related assets to a former MidSouth employee for $139,500 payable monthly through June 1, 2003. The asset purchase agreement included a supply agreement whereby MidSouth granted the purchaser the exclusive right to supply installation services for twelve months. The purchaser also agreed not to compete with MidSouth for business in certain areas or hire MidSouth's employees that are not listed in the agreement as available to purchaser.

        National Services Associates, Inc., a Tennessee corporation owned by the current President of Tice, Charles West, and an unrelated person, purchased the surveying division of MidSouth ("NSA") and the related assets effective August 1, 2002. The consideration was forgiveness of approximately $278,000 owed by MidSouth to the purchasers and the purchaser's assumption of the liabilities related to the NSA division of $663,644. Pat Martin, a director of Tice, negotiated the transaction on behalf of Tice as it involved a purchase by the existing President of Tice. MidSouth agreed not to compete with the purchaser in the area of national signage surveys and not to solicit customers listed in the agreement for twenty-four months following the closing. In consideration of the agreement, the purchaser agreed to pay MidSouth a fee of 5% of receipts from the customers listed on the exhibit. MidSouth also agreed not to offer employment to NSA employees for twelve months.

        With respect to the remaining MidSouth business (design, fabrication and service), the employee who purchased the installation business and related assets in July 2002 acquired the stock of MidSouth effective March 31, 2003. In connection with the sale, Tice paid off MidSouth's secured debt to two financial institutions and advanced $209,000 of working capital to MidSouth in satisfaction of $385,682 owed to MidSouth by Tice, TES and LandOak. Of such amount $209,000 was a loan from Tice to MidSouth which is secured by MidSouth's assets. The loan bears interest at 6%. Repayments by MidSouth to Tice will be made over two years based on five year amortization with all remaining principal and interest due at the end of twenty-four months. Tice will be prohibited from competing with MidSouth or hiring any MidSouth employees for five years from the date of closing.

        As this sale (and the sale of the stock of LandOak) is a sale of substantially all assets of Tice, Tice's shareholders must approve the sale. A meeting is tentatively set for June 2003 and a proxy is being prepared. Shareholders holding in excess of 51% of the issued and outstanding Common Shares of Tice have agreed to vote their shares in favor of the sale.

Proposed Acquisition

        As discussed previously, Tice and A-G Tech have evidenced their interest to effect Tice's acquisition of A-G Tech by way of the Term Sheet. The Term Sheet is not binding on the parties except with respect to certain confidentiality and exclusivity provisions and the return or conversion to equity of certain funds advanced or to be advanced by Tice prior to the completion of the acquisition. Under the Term Sheet, Tice has advanced A-G Tech $1,525,000 to fund a stock redemption agreement and has agreed to advance A-G Tech $50,000 each 30 days between the date of the Term Sheet and the closing of the acquisition (with $$2,075,000 having been advanced through December 31, 2002 and an additional $225,000 having been advanced to A-G Tech by a third party with ultimate repayment of such advance expected to be made by an issuance of Tice Common Shares), and will issue 87,456,629 Tice Common Shares and 500,000 Tice Class B Common Shares to A-G Tech. The shares would be nontransferable (except in the case of dissolution of A-G Tech when they could be transferred to A-G Tech's owners) for twelve months. A-G Tech, as well as two of Tice's current directors (Mike Atkins and Pat Martin), will receive piggyback registration rights for twelve months beginning after the end of the twelve-month restriction on sale. Tice must amend its Certificate of Incorporation to authorize additional shares and to change its name. Tice's shareholders must approve the amendment to the Certificate of Incorporation.

        Tice also agrees in the Term Sheet to increase the number of its Board of Directors to nine. Six directors will be elected by holders of Class B Common Shares and three directors will be elected by holders of Common Shares. In connection with and as a condition to the acquisition, Pat Martin, the current holder of Class B Common Shares, has agreed to convert 500,000 of his Class B Common Shares to Common Shares (leaving him with 250,000 Class B Common Shares) so that A-G Tech will be able to elect 75% of the directors of Tice. He agrees to approve the issuance of the 500,000 Class B Common Shares to A-G Tech and to enter into a voting agreement requiring him to vote his Class B Common Shares to elect a designee of A-G Tech to the Board of Directors for three years after the closing of the acquisition. A-G Tech will agree to elect Kimberly Kelly-Wintenberg and Thomas Reddoch to the Tice Board of Directors for three years after the acquisition.

        Tice agrees to raise a minimum of $6,500,000 of cash or conversion of outstanding debt in return for no more than 115,000,000 of its Common Shares. In order to induce Mr. Martin to convert 500,000 of his Class B Common Shares to Common Shares in connection with the acquisition of A-G Tech as described above, The Lanrick Group owned by Pat Martin, or its assignees, will have the right to invest an additional $500,000 in Tice at a purchase price of $0.07 per Common Share for a period of three years from the closing. The estimated fair value of the options to purchase the shares is $214,286. Tice will divest itself of LandOak and MidSouth and not negotiate to acquire, or acquire, any other businesses prior to the closing. Tice will terminate all of its employees and enter into employment agreements reasonably acceptable to it with key employees of A-G Tech. Additionally, Tice agreed to assist A-G Tech in obtaining financing to purchase certain testing equipment costing $225,000. This financing has been completed with a loan from the Tennessee Center for Research and Development ("TCRD") to A-G Tech. In connection with the loan, TCRD had the right to convert the debt to Tice Common Shares at $0.07 per share that it has exercised, and such funds are included as advanced by Tice to A-G Tech.

        Prior to closing, the University of Tennessee Research Corporation ("UTRC"), which is the licensor of the license relating to the Atmospheric Plasma technology, must have approved the proposed transactions with Tice.

Atmospheric Glow Technologies

        In connection with the acquisition, Tice plans to form a new subsidiary that will acquire the assets of A-G Tech. A-G Tech has licenses for the patented One Atmospheric Uniform Glow Discharge Plasma (OAUGDP(TM) or Atmospheric Plasma) technology developed by scientists at the University of Tennessee in Knoxville. If the acquisition occurs, the following is a description of the possible applications of the technology and management's general plan to develop it.

        Management believes that the OAUGDP(TM) technology offers capabilities that prior plasma technologies could not provide. Because of its differentiating features, OAUGDP(TM) costs less to generate than earlier technologies. Moreover, the OAUGDP(TM) technology expands the applicability of plasma which management believes provides new opportunities to create value. A-G Tech, founded in January 2000, emerged from the laboratories of the Departments of Electrical Engineering, Microbiology, Physics and Textiles at the University of Tennessee when a multi-disciplinary group of scientists recognized the potential market value of this technology.

        Atmospheric Plasma - as distinguished from blood plasma - is the fourth state of matter and is a technology in its infancy. As a fundamental science unto itself, Atmospheric Plasma is a potential source for a multitude of applications and products. Fundamental technology forms such as transistors, lasers and related innovations have provided a basis for revolutionary advancements in applications and products. Tice management believes that Atmospheric Plasma technology can follow a similar path.

        Management believes that the OAUGDP(TM) technology lends itself to the development of products in a number of areas. These areas include: (1) air filtration; (2) biotechnology; (3) chemical and biological decontamination; (4) sterilization technology; (5) disinfection of food, beverage and pharmaceutical fermentation processes; and (6) reduction of hydrocarbon based pollutants and volatile organic compounds (such as diesel soot) to substances such as water and carbon dioxide.

        The mission is to apply the proprietary OAUGDP(TM) technology to innovatively satisfy unmet customer needs, create customer value and build a profitable customer base. The plan is to work to accomplish this mission, and, in turn, create shareholder value, by:

    1) Forming teams for (a) research and development, (b) application specific product and business development, and (c) market and product-specific business;

    2) Expanding internal technical and business management capabilities through retaining and hiring quality employees with relevant industry knowledge, functional skills and technology savvy for the application;

    3) Establishing strategic alliances and outsourcing relationships with select corporations and institutions to lower costs and accelerate technical and product development (including technical measurements, testing and product evaluations);

    4) Establishing business alliances (including manufacturing, marketing and sales distribution contract relationships, joint ventures and licensing agreements) with select corporations to lower costs, reduce risks and accelerate roll-out of product commercialization to maximize profitability; and

    5) Leveraging investments and maximizing shareholder value by obtaining funding from government grants and contracts and corporate contracts for technology advancement and product development and commercialization.

        To date, A-G Tech has identified more than fifteen potential product applications for its Atmospheric Plasma technology. A-G Tech therefore anticipates entering and exiting multiple markets as it further develops the technology. From an operating perspective, A-G Tech plans to pursue joint ventures, partnerships and third-party relationships in order to speed business development, maximize flexibility and mitigate risks.

        The Atmospheric Plasma platform technology is in part the result of an investment of more than $5,000,000 and ten years of research by the University of Tennessee. The technology platform is encompassed in a portfolio of eight issued patents held by UTRC. During the past two years, A-G Tech has secured over $1,500,000 in funding, primarily from government contracts, and has advanced this university laboratory technology by extending it to an industrial setting. A-G Tech has filed three additional patent applications/disclosures. A-G Tech also holds a license (with rights to sub-license) for certain UTRC patents and has recently amended the license with UTRC to clarify and enhance its position. It has also recently acquired the rights to two patents on air filtration from an unrelated entity to enhance A-G Tech's intellectual property position. A-G Tech expects to file additional patent applications as the technology is further developed.

        The OAUGDP(TM) platform technology generates plasma, the fourth state of matter, in air under standard pressures at ambient temperatures without the need for either a vacuum or non-atmospheric gas (e.g., compressed helium or argon). Atmospheric Plasma technology therefore minimizes the need for special equipment, reduces operating costs and, in turn, increases the applicability of plasma. Importantly, based upon testing performed to date, Atmospheric Plasma technology does not produce measurable harmful byproducts and has not had any deleterious effects on sensitive materials. Oak Ridge National Laboratories has tested the Atmospheric Plasma for specific gaseous byproducts and found it compliant with existing OSHA and Environmental Protection Agency ("EPA") guidelines.

        OAUGDP(TM) is formed by generating an electronic field by applying high voltage audio frequency currents across two insulated metallic electrodes. This configuration establishes uniform glow discharge which electronically breaks down air into short-lived reactive "oxygen-based" chemicals as gases. These "oxygen-based" chemicals consist of single oxygen atoms (O-normal oxygen in air is O2), various nitrogen oxides and other oxygen radicals. Upon creation, these active gases begin attaching to other atoms and the resulting chemistry serves to alter otherwise stable molecular structures. When organic-based substances, which can include warfare agents and microorganisms (like bacterial viruses and molds), are exposed to these active gases, drastic and rapid changes occur in their structures that result in their destruction or render them harmless. For example, Atmospheric Plasma has been shown to neutralize the surrogates for such chemical and biological warfare agents as sarin, mustard gas, smallpox and anthrax.

        Currently A-G Tech is focused on developing five general applications that are discussed below:

        .       air filtration and purification products

        .       DNA/RNA extraction products

        .       diesel emission-reducing products

        .       portable decontamination products

        .       medical and dental instrument sterilization products

Each general application area has the potential for multiple product development. Prototypes have been developed for each of these applications.

        Four of these applications have received funding from the federal government's Small Business Innovation Research ("SBIR") program through the Department of Defense, the EPA and the National Institute of Health. These included both Phase I and Phase II funding cycles. The DNA/RNA extraction device has been internally funded. Management of A-G Tech believes that federal funding will continue over the next five years as an important ongoing source of revenue for product development in currently identified areas and application of the technology in new areas.

        Air Filtration and Purification Products. Indoor air quality is recognized as a major source of health related problems contributing to lost earnings due to illness. In part, the growth of this market is driven by changes in federal, state and local government policies. A-G Tech's initial product offering is the Enhanced Plasma Sterilized Filter System, or the EPS(TM) System. Developed in part with EPA SBIR Phase I and II funds to combat sick building syndrome, the EPS(TM) System provides a safe, efficient and cost effective means of improving Indoor Air Quality (IAQ). The system is designed to remove and render harmless many types of bacteria, spores (including anthrax), mold, viruses, disease and contaminating microorganisms present in indoor air streams. A-G Tech has begun negotiations with a number of prospective industry partners regarding the commercialization of the EPS(TM) System.

        DNA/RNA Extraction. The APR 510, A-G Tech's inaugural product, is designed to help molecular biologists reduce the cost, complexity and time required to extract/isolate DNA through a rapid, broad spectrum, dry process. The product has been tested with bacteria, bacterial endspores, fungi, fungal endspores, viruses and yeast, and found it can prepare DNA for further analysis in minutes rather than hours or, in some cases, days. In tests monitored by independent third parties, the device has successfully "prepared" DNA from a mixture of six microorganisms. Several independent laboratories are currently evaluating the product and there have been limited sales of the product to date.

        Portable Decontamination ("PD") Devices. PD devices are mobile decontamination devices developed in part with funding from the Department of Defense. These devices are designed to provide a safe, non-destructive decontamination capability for battlefield deployment and for office environments. It is anticipated that PD devices will provide a method for dealing with chemical and biological warfare agents as well as commercial cleanups involving mold removal and treatment. Initial target markets include military and government agencies and environmental remediation firms.

        Regenerative Diesel Exhaust ("RDE") Filter Systems. Emissions from diesel engines are associated with significant environmental damage including materials corrosion, crop damage and acid rain. The EPA recently issued a mandate to reduced smog-causing nitrogen oxides from diesel vehicles by 95% and soot by 90%. Also proposed was a significantly reduced particulate matter emission standard for new heavy-duty engines in engine model year 2007. The RDE Filter System significantly reduces the particulate matter (soot) and volatile organic compound ("VOC") emissions of diesel engines and is designed to help diesel engine operators/manufacturers meet the aggressive soot and VOC reduction standards established by the EPA. Similar standards take effect in the European Union in 2005. A-G Tech has developed a working prototype for small diesel engines and received SBIR Phase II funding from the EPA which began in June 2002. The National Transportation Research Center which is affiliated with Oak Ridge National Laboratories will participate in the EPA phase II work as an independent test facility.

        Sterilization of Medical and Dental Instruments. Today's hospitals are performing sophisticated surgeries with a limited supply of complex instruments that have proven difficult to sterilize. High capital cost, lengthy turnaround time and increasingly stringent federal regulation are making sterilization of instruments with ethylene oxide impractical. A-G Tech has developed an atmospheric plasma device that it believes eradicates over 99% of microorganisms and biofilms in seconds to minutes with no detectable damage to the instrument. Unlike similar sterilization systems currently on the market, there is no requirement for an expensive vacuum system.

        OAUGDP(TM) is protected by multiple patents and A-G Tech has a license under which it has the right to commercially develop the technology in territories in which patents exist. A-G Tech has a right of first refusal to acquire licenses for related patents issued in the future during the term of the license. The license is subject to certain rights held by or restrictions imposed by the United States or agencies of the United States which arose as a result of the receipt of government funding. In addition, the license is subject to prior rights in several entities, most of which Tice believes to have been abandoned and which belief will be confirmed prior to closing. In addition, UTRC has retained the right to grant non-commercial licenses for educational, research and institutional purposes to UTRC, the University of Tennessee, and the originators of the patents and non-profit institutions with which they are affiliated. The exclusions and the right to grant additional commercial licenses are expected to be deleted in the amendment to the license. A-G Tech is also negotiating to obtain a right of first refusal for additional patents relating to the Atmospheric Plasma technology in the amendment.

        Under the license, A-G Tech must pay UTRC royalties of 3% of net sales. A-G Tech also is required to pay an annual license maintenance fee of which $20,000 that was paid in December 2002. In addition, $20,000 will be due to UTRC in September 2003, $40,000 in September 2004 and September 2005, and $50,000 in September of each following year. Any royalties paid during the twelve month period prior to the payment due date (September 30) are credited against the annual license maintenance fee. A-G Tech must also pay UTRC 10% of the first $100,000 received by A-G Tech in other payments relating to the technology and patents (excluding royalties), 20% of the second $100,000 and 30% of amounts in excess of $200,000.

FACTORS RELATING TO FORWARD-LOOKING STATEMENTS

        This section captioned "Special Considerations" and other parts of this Quarterly Report on Form 10-QSB include certain forward-looking statements within the meaning of the federal securities laws. Actual results and the occurrence or timing of certain events could differ materially from those described in any of such forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Form 10-QSB. See "Other Factors Relating to Forward-Looking Statements" below.

        Acquisition. Tice has decided to seek opportunities through acquisition. Management believes that the acquisition of the assets of A-G Tech, with sufficient capital and the right management, can lead to creation of long term value. There is no assurance that Tice will be able to meet the conditions necessary to consummate the agreement with A-G Tech, that it will be able to obtain sufficient capital for the successful development and commercialization of the new technology, or that the market and general economic conditions will allow for successful commercialization of new applications.

        Divestiture of Existing Businesses. Tice has divested itself of MidSouth and intends to divest itself of LandOak, and must do so prior to closing of the purchase of A-G Tech. There are no assurances that current negotiations to sell LandOak or all conditions under the MidSouth sale agreement will be successfully met in order to satisfy the requirements of the Term Sheet.

        Product Development. If the A-G Tech acquisition is successfully consummated, the key to future success will be the Company's ability to develop and commercialize new applications using the OAUGDP(TM) technology. There are no assurances that the Company can successfully develop or commercialize new applications of the OAUGDP(TM) technology.

        Key Management and Technical Staff. The Company must be able to identify, recruit and retain key management and technical staff. There are no assurances such individuals can be identified, hired or retained.

        New Capital. The success of the Company's acquisition of A-G Tech and its future operations are dependent on the Company's ability to raise sufficient capital for these needs. There are no assurances that the Company can raise these funds.

OTHER FACTORS RELATING TO FORWARD-LOOKING STATEMENTS

        Statements contained in this Form 10-QSB that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements or events, or timing of events, to differ materially from any future results, performance or achievements or events, or timing of events, expressed or implied by such forward-looking statements. We cannot assure that we will be able to anticipate or respond timely to the changes that could adversely affect our operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our securities.

        In the event Tice needs additional financing, there can be no assurance that any such financing will be available on acceptable terms. If such financing is not available on satisfactory terms, Tice may be unable to expand its business or develop new customers as desired and our operating results may be adversely affected. Debt financing will increase expenses and must be repaid regardless of operating results. Equity financing could result in dilution to existing stockholders.

        Some of the more prominent known risks and uncertainties of Tice's business are set forth below. However, this section does not discuss all possible risks and uncertainties to which Tice and its businesses are subject, nor can it be assumed that there are not other risks and uncertainties which may be more significant.

        Such other factors include, among others, those described elsewhere in this "Management's Discussion and Analysis" and those factors listed below. Some of those factors will change with the sale of the operations described elsewhere herein.

        . the inability to consummate the acquisition of A-G Tech, and if successful, the following factors will apply;

        . the lack of working capital needed to further develop and apply the OAUGDP(TM) technology and management's ability to find acceptable financing to supply such working capital;

        . the potential failure to successfully negotiate licensing agreements, or find strategic partners to further develop, or potential buyers for, the OAUGDP(TM) technology;

        . the shortage of qualified and competent engineers, scientists or biologists and the risk that the Company will be unable to retain key employees and managers;

        . dependence on start-up technologies and applications and the ability to continue to successfully obtain government contracts which are expected to generate most of the Company's revenue for some time after the acquisition;

        . the unanticipated expense of new product development, the potential failure to complete new products on a timely and cost effective basis, and the failure of any such products to achieve substantial market acceptance;

        . the dependence on patents and the ability to protect proprietary products, the potential that existing patents or future patents obtained by the Company will not be enforceable, the risk that the products will infringe on patents held by others or the risk that competitors will develop similar or functionally similar products; and

        . the potential adverse effect of competition, the potential failure to provide competitive timely designs of cost-effective solutions, products or services and the potential adverse effect of technological change with which we are unable to keep pace.

ITEM 3.         CONTROLS AND PROCEDURES.

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

        Within the ninety days prior to the date of this report, the Company's Chief Executive Officer and the Chief Accounting Officer carried out an evaluation of the effectiveness of the design and operations of the Company's disclosure controls and procedures. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its periodic SEC filings is recorded, processed and reported within the time periods specified in the SEC's rules and forms. Based upon that evaluation, the Chief Executive Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting him to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

CHANGES IN INTERNAL CONTROLS

        There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

                           PART II - OTHER INFORMATION

ITEM 2.         CHANGES IN SECURITIES

        During the three month period ended December 31, 2002, Tice issued promissory notes in principal amounts totaling $41,965. The promissory notes, at the option of the holder, may be converted to Tice Common Shares at a rate of $0.07 per share if Tice's Certificate of Incorporation is amended to increase Tice's number of authorized Common Shares to 400,000,000. Tice expects to hold the shareholders' meeting to approve the increase in authorized shares, among other things, in March 2003 and is working on the proxy materials. The notes were issued privately under Section 506 of Regulation D of the Securities Act of 1933 to accredited investors and investors who the Company believes either alone or with their purchaser representatives have such knowledge and experience in financial and business matters so as to be capable of evaluating the risks of the investment. Each investor is required to execute a Subscription Agreement on which the investor makes representations regarding the investor's financial status and investing experience. LandOak Securities, LLC, a company owned by two of Tice's directors, acted as placement agent and will receive a 6% commission on funds raised.

        The Company issued an option to David G. Camp, former Chief Financial Officer of the Company, to purchase 25,000 Tice Common Shares at $0.20 per share for a period of three years effective October 1, 2002.

ITEM 6.         EXHIBITS AND REPORTS ON FORM 8-K.

(a)     Exhibits Index

                                                                                        Exhibit        Page
                                                                                     Table Number     Number
                                                                                     ------------   -----------
         I.   Plan of Acquisition, Reorganization, Arrangement, Liquidation or
              Succession                                                                   2

              (i)   Term Sheet between Tice Technology, Inc. and Atmospheric Glow
                    Technologies, LLC                                                                    *

              (ii)  Asset Purchase and Supply Agreement between MidSouth Sign
                    Company, Inc. and Jerry Dunlap, dba MidSouth Sign Erectors,
                    LLC                                                                                  *

              (iii) Stock Purchase Agreement between Tice Technology, Inc. and
                    Jerry Dunlap                                                                         *

              (iv)  Asset Purchase Agreement between MidSouth Sign Company, Inc.
                    and National Services Associates, Inc.                                               *

         II.  Articles of Incorporation and Bylaws                                         3

              (i)   Certificate of Incorporation of Tice Technology, Inc.                              +/-

              (ii)  Bylaws of Tice Technology, Inc.                                                    +/-

         III. Instruments Defining Rights of Security Holders                              4

              (i) Form of Promissory Note Issued in Connection with Private
                   Placement Closed on June 25, 1999                                                     #

                                                                                        Exhibit        Page
                                                                                     Table Number     Number
                                                                                     ------------   -----------
              (iii) Warrant Agreement relating to Rights to Purchase up to 100,000
                    Common Shares of Tice Technology, Inc. Received by Holders of
                    the Promissory Notes                                                                 #

              (iv)  Security Agreement Pledging Patents as Security for Promissory
                    Notes                                                                                #

              (v)   Registration Rights Agreement Giving Purchasers under the
                    Private Placement Closed on June 25, 1999 Certain Demand and
                    Piggyback Registration Rights                                                        #

              (vi)  Option Agreement Relating to Option to Purchase Up to 50,000
                    Common Shares of Tice Technology, Inc. Granted to Finder                             #

              (vii) Incentive Stock Option Plan and Agreement Between Charles R.
                    West and Tice Technology, Inc.                                                       #

         IV. Additional Exhibits                                                          99

              (i)   Certifications - Chief Executive Officer, Charles R. West                           26

              (ii)  Certifications - Chief Accounting Officer, Sharon Draper                            27

              (iii) Certification - Section  906 - Chief Executive Officer,
                    Charles R. West                                                                     28

              (iv)  Certification - Section  906 - Chief Accounting Officer,
                    Sharon Draper                                                                       29

*       Previously filed as an exhibit to Form 10-KSB for the year ended March
        31, 2002.

+/- Previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Tice Technology, Inc. that became effective August 1, 1997.

# Previously filed as an exhibit to Form 10-K for the year ended March 31, 2000.

(b) There were no reports on Form 8-K filed during the quarter ended December 31, 2002.

                                   SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Tice Technology, Inc.


                              By:      /s/ Charles R. West
                                       -----------------------------------------
                                       Charles R. West, President and
                                       Chief Executive Officer

                                       Date:    April 25, 2003


                              By:      /s/ Sharon Draper
                                       -----------------------------------------
                                       Sharon Draper, Chief Accounting Officer

                                       Date:    April 25, 2003

                                                                   EXHIBIT 99(i)

                                 CERTIFICATIONS

        I, Charles R. West, President and Chief Executive Officer of Tice Technology, Inc., certify that:

        1. I have reviewed this quarterly report on Form 10-QSB of Tice Technology, Inc.;

        2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

                a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

                b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

                c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

                a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:   April 25, 2003    /s/ Charles R. West
                          -----------------------------------------------
                             Charles R. West, President/ Chief Executive Officer

                                                                  EXHIBIT 99(ii)

                                 CERTIFICATIONS

        I, Sharon Draper, Chief Accounting Officer of Tice Technology, Inc., certify that:

        1. I have reviewed this quarterly report on Form 10-QSB of Tice Technology, Inc.;

        2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

        3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

        4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

                a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

                b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

                c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

                d) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

                e) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:   April 25, 2003        /s/ Sharon Draper
                              ----------------------------------------
                                   Sharon Draper, Chief Accounting Officer

                                                                 EXHIBIT 99(iii)

                                  CERTIFICATION

                      STATEMENT OF CHIEF EXECUTIVE OFFICER
                            OF TICE TECHNOLOGY, INC.
                       PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Quarterly Report of Tice Technology, Inc. (the "Company") on Form 10-QSB for the period ended December 31, 2002 as filed with the Securities and Exchange Commission (the "Report"), I, Charles R. West, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

        1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

        2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

        Date:  April 25, 2003

                                            /s/ Charles R. West
                                            ------------------------------------
                                            Charles R. West, President and Chief
                                              Executive Officer

                                                                  EXHIBIT 99(iv)

                                  CERTIFICATION

                      STATEMENT OF CHIEF ACCOUNTING OFFICER
                            OF TICE TECHNOLOGY, INC.
                       PURSUANT TO 18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Quarterly Report of Tice Technology, Inc. (the "Company") on Form 10-QSB for the period ended December 31, 2002 as filed with the Securities and Exchange Commission (the "Report"), I, Sharon Draper, Chief Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

        1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

        2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

        Date:  April 25, 2003

                                   /s/ Sharon Draper
                                   ---------------------------------------------
                                   Sharon Draper, Chief Accounting Officer

                                   APPENDIX D

           FINANCIAL STATEMENTS OF ATMOSPHERIC GLOW TECHNOLOGIES, LLC

                                    CONTENTS

(1)      Year Ended December 31, 2002

         Independent Auditor's Report.....................................D-1
         Consolidated Balance Sheet.......................................D-2
         Consolidated Statements of Operations............................D-3
         Consolidated Statements of Members' Equity.......................D-4
         Consolidated Statement of Cash Flows.............................D-5
         Notes to Consolidated Financial Statements.......................D-7

(2)      Year Ended December 31, 2001

         Independent Auditor's Report ...................................D-14
         Consolidated Balance Sheet......................................D-15
         Consolidated Statement of Operations............................D-16
         Consolidated Statement of Members' Equity.......................D-17
         Consolidated Statement of Cash Flows............................D-18
         Notes to Consolidated Financial Statements......................D-19

(3)      Eight Months Ended December 31, 2000

         Independent Auditor's Report....................................D-23
         Balance Sheet...................................................D-24
         Statement of Operations.........................................D-25
         Statement of Members' Equity....................................D-26
         Statement of Cash Flows.........................................D-27
         Notes to Financial Statements...................................D-28

                            BIBLE HARRIS SMITH, P.C.
          Certified Public Accountants and Business Advisors Since 1949

507 West Clinch Avenue                          Member of the AICPA Peer Review
Knoxville, TN 37902-2104                          Program
Phone 865-546-2300                              Member of the Tennessee Society
Fax 865-525-7454                                 of Certified Public Accountants
E-mail contactname@BHSpc.com

                          INDEPENDENT AUDITOR'S REPORT

Board of Governors and Members
Atmospheric Glow Technologies, LLC
(A Development Stage Enterprise)
Knoxville, Tennessee

        We have audited the accompanying balance sheet of Atmospheric Glow Technologies, LLC (a development stage enterprise) and subsidiary as of December 31, 2002, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended and for the period from May 1, 2000 (inception), to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atmospheric Glow Technologies, LLC and subsidiary at December 31, 2002, and the results of its operations and its cash flows for the year then ended and from May 1, 2000 (inception), to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ Bible Harris smith, P.C.
                                                    Bible Harris Smith, P.C.

Knoxville, Tennessee
February 25, 2003

   BKR An independent member of BKR International with offices throughout the world.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2002

                      ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents                                                     $         95,770
  Receivables                                                                            107,513
  Prepaid Expenses                                                                         4,089
                                                                                ----------------
            Total Current Assets                                                         207,372
PROPERTY AND EQUIPMENT, LESS
 ACCUMULATED DEPRECIATION                                                                461,243

INTANGIBLE ASSETS, LESS
  ACCUMULATED AMORTIZATION                                                             1,182,219
DEPOSITS                                                                                   5,428
                                                                                ----------------
TOTAL ASSETS                                                                    $      1,856,262
                                                                                ================

              LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Notes Payable to Related Party                                                $      2,300,000
  Current Maturities of Capital Lease Obligations                                            270
  Accounts Payable                                                                       190,498
  Accrued Expenses                                                                       111,150
                                                                                ----------------
         Total Current Liabilities                                                     2,601,918

DEFERRED COMPENSATION TO MEMBERS                                                         179,423
EQUITY
  Members' Equity                                    $          275,955
  Non-Members' Contributions                                     34,730
  Accumulated Deficit in the Development Stage               (1,235,764)
                                                     ------------------
         Total Members' Equity                                                          (925,079)
                                                                                ----------------
 TOTAL LIABILITIES AND MEMBERS' EQUITY                                          $      1,856,262
                                                                                ================

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  May 1, 2000
                                                         Year Ended             (Inception) to
                                                        December 31,              December 31,
                                                            2002                      2002
                                                       --------------         -----------------
 REVENUES
       Contract Revenues Earned                        $      511,881         $         972,514
       Other Revenues                                             479                    73,266
                                                       --------------         -----------------
             Total Revenues                                   512,360                 1,045,780
                                                       --------------         -----------------

  EXPENSES
       Compensation of Members                                235,501                   590,192
       Laboratory Materials & Services                        325,803                   539,378
       General and Administrative Expenses                    305,191                   398,503
       Payroll and Related Costs                              181,146                   220,362
       Occupancy Expenses                                      92,183                   131,551
       Settlement Costs                                       320,000                   320,000
                                                       --------------         -----------------
             Total Operating Expenses                       1,459,824                 2,199,986
                                                       --------------         -----------------
 NET INCOME (LOSS) BEFORE EQUITY LOSS IN
  SUBSIDIARY AND MINORITY INTEREST                           (947,464)               (1,154,206)

 EQUITY LOSS IN SUBSIDIARY                                   (105,000)                 (105,000)

 MINORITY INTEREST                                              5,845                    23,442
                                                       --------------         -----------------
 NET INCOME (LOSS)                                     $   (1,046,619)        $      (1,235,764)
                                                       ==============         =================


   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                    CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
            PERIOD FROM MAY 1, 2000 (INCEPTION) TO DECEMBER 31, 2002

                                                                          Number of
                                                                           Shares          Per Share          Total
Members' Equity
    Class A-1 Voting
       Shares Issued October 20, 2000                                         1,000             0.03     $           30
                                                                          ---------        ---------     --------------
    Class A-2 Voting
       Shares Issued October 20, 2000                                             1                -                  -
                                                                          ---------        ---------     --------------
    Class B Non-Voting
       Shares Issued October 20, 2000                                       100,000                             115,990
       Additional Amounts Received for Shares Previously Issued
          January 1, 2001                                                         -                                 500
          February 1, 2001                                                        -                                 500
          May 17, 2001                                                            -                               3,700
          January 1, 2002                                                     4,674             0.75              3,505
          December 31, 2002                                                   5,203            31.66            164,730
                                                                          ---------        ---------     --------------
                  Subtotal                                                  109,877                             288,925

       Shares Redeemed
          February 14, 2001                                                  (8,000)            0.75             (6,000)
          February 27, 2001                                                  (3,200)            2.19             (7,000)
                                                                          ---------        ---------     --------------
                  Total                                                      98,677                             275,925

    Class C Non-Voting
       Shares Issued October 20, 2000                                           100                -                  -
                                                                          ---------        ---------     --------------
                    Total Members' Equity                                    99,778                             275,955
                                                                          =========                      --------------

Non-Members' Contribution
    Equipment Contributed at Inception                                                                           34,730
                                                                                                         --------------
Investment of Minority Members in Subsidiary
    December 31, 2001                                                       34.1381%                             48,903
    Additional Amounts Paid for Shares Previously Issued                                                          1,500
    Acquisition of Minority Interest by Parent at December 31, 200                                              (50,403)
                                                                                                         --------------
          Total Minority Interest                                                                                     -
                                                                                                         --------------
Accumulated Deficit in the Development Stage
    Eight Months Ended December 31, 2000                                                                        (99,937)
    Year Ended December 31, 2001                                                                               (106,805)
    Less Minority Interest                                                                                       17,597
    Year Ended December 31, 2002                                                                             (1,052,464)
    Less Minority Interest                                                                                        5,845
                                                                                                         --------------
          Total Accumulated Deficit in the Development Stage                                                 (1,235,764)
                                                                                                         --------------
Equity, December 31, 2002                                                                                $     (925,079)
                                                                                                         ==============

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     May 1, 2000
                                                                     Year Ended     (Inception) to
                                                                     December 31,    December 31,
                                                                         2002            2002
                                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income (Loss)                                                $ (1,046,619)   $ (1,235,764)
                                                                     ------------    ------------
    Adjustments to Reconcile Net Loss to Net
     Cash Used in Operating Activities:
          Depreciation and Amortization                                    56,655          69,429
          Rent Paid with Equity                                                 -           4,500
          Compensation Paid with Equity                                     3,505           3,505
          Interest Paid with Equity                                           819             819
          Loss on Abandonment of Leasehold Improvements                     6,877           6,877
          (Increase) Decrease in Assets:
            Receivables                                                   (63,888)       (107,513)
            Prepaid Expenses                                               (3,058)         (4,090)
            Deposits                                                       (5,428)         (5,428)
          Increase (Decrease) in Liabilities:
            Accounts Payable                                              125,482         157,283
            Deferred Compensation to Members                                    -         179,423
            Accrued Expenses                                               61,212          66,150
                                                                     ------------    ------------
               Total Adjustments                                          182,176         370,955
                                                                     ------------    ------------
                 Net Cash Provided By (Used In) Operating Activities     (864,443)       (864,809)
                                                                     ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
       Additions to Intangible Assets                                  (1,169,238)     (1,170,149)
       Purchase of Property and Equipment                                (340,621)       (440,668)
                                                                     ------------    ------------
               Net Cash Provided By (Used In) Investing Activities     (1,509,859)     (1,610,817)
                                                                     ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from Short Term Notes                                   2,325,000       2,334,000
       Repayments of Short Term Notes                                           -          (9,000)
       Proceeds from Issuance of Members' Equity                          101,500         217,720
       Redemption of Members' Interest                                          -         (13,000)
       Increase  (Decrease) in Minority Interest                           (5,845)         43,058
       Principal Payments under Capital Lease Obligations                    (711)         (1,382)
                                                                     ------------    ------------
               Net Cash Provided By (Used In) Financing Activities      2,419,944       2,571,396
                                                                     ------------    ------------
                                                                           45,642          95,770
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
 CASH AND CASH EQUIVALENTS-BEGINNING                                       50,128               -
                                                                     ------------    ------------
CASH AND CASH EQUIVALENTS-ENDING                                     $     95,770    $     95,770
                                                                     ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
       Cash Paid For Interest                                        $        459    $        521
                                                                     ============    ============

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (CONTINUED FROM PAGE D-5)

                                                                                                  May 1,
                                                                                                  2000
                                                                                               (Inception)
                                                                                Year Ended          to
                                                                                December 31,     December
                                                                                   2002          31, 2002
                                                                               -------------   -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
       Members' Equity in Exchange for Rent                                    $           -   $    4,500
       Equipment Contributed by Non-Members                                                -       34,730
       Equipment Acquired with Capital Lease                                               -        1,652
       Furniture Acquired with Note Payable                                           11,600       11,600
       Note Payable Paid with Equity                                                  36,600       36,600
       Minority Interest in Subsidiary Acquired with Equity                           27,310       27,310
       Property & Equipment Additions Included in Accounts Payable                    33,215       33,215
       Additions to Intangibles Included in Accrued Expenses                          45,000       45,000

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

Note 1 - Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed in the preparation of these financial statements. These policies conform to accounting principles generally accepted in the United States of America and have been consistently applied.

     Nature of Activities - The Company is currently conducting research and development activities to develop commercial applications for the One Atmosphere Uniform Glow Discharge Plasma, a process of non-thermal, atmospheric pressure processing for use in areas such as sterilization, decontamination, surface cleaning and etching.

     Principles of Consolidation - The consolidated financial statements of Atmospheric Glow Technologies, LLC include its subsidiary, Plasma Gen, LLC. Plasma Gen, LLC was created in January 2001 by the Company to pursue the commercialization of one application of the One Atmosphere Uniform Glow Discharge Plasma technology. All significant intercompany accounts and transactions have been eliminated.

     Revenue and Cost Recognition - Revenues from research contracts and grants are recognized as costs are incurred under a percentage of completion method. Contract costs include direct materials, labor, subcontract costs and allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. General and administrative costs are charged to expense as incurred.

     Receivables - The Company's receivables are primarily with Federal government agencies. The receivables are stated at estimated net realizable values. It is the policy of management to review the outstanding accounts receivable periodically, as well as the bad debt write-offs experienced in the past, and establish an allowance for doubtful accounts for uncollectible amounts. Anticipated bad debts are considered by management to be negligible and, accordingly, no provision for bad debts has been included in the accompanying statements.

     Property and Equipment - Property and equipment are stated at cost. Depreciation on equipment is computed primarily on a straight-line basis over estimated useful lives ranging from three to ten years.

     Income Taxes - Deferred income taxes are provided for differences in the timing of reporting income for financial statement and tax purposes arising from differences in the methods of accounting for depreciation. Accelerated depreciation methods are used for tax purposes, and straight-line depreciation is used for financial statement purposes. As a Limited Liability Company, the company is treated as a partnership for Federal income tax purposes and does not pay federal income tax. No provision for state excise tax was necessary due to operating results.

     Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Advertising - Advertising costs are charged to expense as incurred and totaled $45,024 for the year ended December 31, 2002, and from inception.

Note 2 - Receivables

     Receivables for the year ended December 31, 2002, were as follows:

            U.S. Army                                     $  50,233
            U.S. Air Force                                   32,590
            Environmental Protection Agency                  15,923
            Oak Ridge National Laboratory                     8,065
            Other                                               702
                                                          ---------
                  Total Receivables                       $ 107,513
                                                          =========

Note 3 - Property and Equipment

     Equipment                                            $ 352,546
     Furniture and Fixtures                                  52,409
     Computer Equipment                                      19,861
                                                          ---------
            Total                                           424,816
            Less Accumulated Depreciation                   (36,280)
                                                          ---------
                  Property and Equipment - Net              388,536
            Add Construction in Process                      72,707
                                                          ---------
      Total Property and Equipment                        $ 461,243
                                                          =========

     Property and equipment includes $34,730 in equipment donated by non-members. Property and equipment also includes $1,653 in computer equipment acquired under capital lease, with Accumulated Amortization of $1,653 included in Accumulated Depreciation. Depreciation and amortization expense for the year ended December 31, 2002, was $22,430 and $1,331, respectively.

Note 4 - Capital Lease Obligation

Computer lease obligation,
     due in monthly payments of $70, which
     includes principal and interest at 19.75%
     through May 2003                                     $      270
                                                          ==========

Note 5 - Leases

     During the year ended December 31, 2002, the Company leased office facilities under a month to month agreement. In September 2002, the Company entered into a lease agreement for facilities expiring April 2005. Rental payments of $7,164 begin May 1, 2003. Rental expense for all operating leases for the year ended December 31, 2002, was approximately $39,000.

     Future minimum lease payments at December 31, 2002 required under operating leases:

               Year Ending December 31,
               2003                                         $   57,312
               2004                                             85,968
               2005                                             28,656
                                                            ----------
               Total                                        $  171,936
                                                            ==========

Note 6 -  Related Party Transactions

     Related party transactions during the year ended December 31, 2002, included the following.

     A loan of $225,000 to purchase equipment was received from a member. At December 31, 2002, the member had elected to exercise its option to convert the note into common stock of Tice Technologies. The stock had not been issued.

     A loan of $36,600 was received from a member's spouse. This note had been converted to equity at December 31, 2002.

     Approximately $220,000 was payable to members at December 31, 2002, including interest of approximately $9,000, deferred compensation from 2001 and 2000 of approximately $180,000, and various expense reimbursements.

Note 7 - Compensation to Members

     During the year ended December 31, 2002, the Company incurred $235,501 of compensation to members for technical and administrative services ($590,192 since inception of the Company). Of the $590,192 since inception, the members deferred $ 179,423 until such time as the Company is deemed by the Board of Governors to be in a better position to make such payments.

Note 8 - Members' Equity

     The Company was organized on October 20, 2000, as a Tennessee Limited Liability Company with a duration of 49 years. There are four classes of Member Interest, designated as follows:

                                                     Percent of            Authorized         Outstanding
                                                    Distributions             Units               Units                Amount
                                                    -------------          ----------         -----------            ---------
A-1     Voting                                              0.99%               1,000               1,000            $      30
A-2     Voting                                              0.01%                   1                   1                    -
B       Non-Voting                                         95.00%           1,000,000              98,677              275,925
C       Non-Voting                                          4.00%                 100                 100                    -
                                                    ------------           ----------         -----------            ---------
              Total Members' Equity                       100.00%           1,001,101              99,778            $ 275,955
                                                    ============           ==========         ===========            =========

     The voting rights of the Classes of Member Interest are set forth in the Articles of Organization. Only holders of Class A-1 Voting Interest have a vote on any matter except for the election of members to the Board of Governors. The holder of the Class A-2 unit has the right to elect one member to the Board.

     During the year ended December 31, 2002, the Company issued 9,877 units of Class B interest for total consideration of $168,235, including $100,000 cash. Non-cash components were: $3,505 compensation to management, $37,420 conversion of a note payable, and $27,310 to purchase the minority interest in its subsidiary.

Note 9 - Interest Expense

     Interest incurred and charged to expense for the year ended December 31, 2002, totaled $10,204, including $8,926 in interest costs associated with product financing arrangements.

Note 10 - Research and Development Contracts

     Substantially all of the Company's revenue is earned by research and development projects related to possible applications of the One Atmosphere Uniform Glow Discharge Plasma and sponsored by Federal agencies. These contracts and grants primarily reimburse costs expended, both direct project costs such as direct materials, labor, subcontract costs, and certain allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. Due to the nature of the contracts, total costs allocated to a contract approximate revenues earned. Contract terms are generally payable upon submission of a periodic progress statement to the funding agency, and are typically paid within 30 days of submission. Certain Federal agencies perform reviews of the Company prior to granting the contracts, and all contracts are subject to final audit and possible refunds at the discretion of the Federal agencies. One agency requires a holdback of 15% of all costs until final completion. In the case of contracts and grants, rights to any inventions vest with the Company, providing certain requirements are met.

     Substantially all of the Company's costs are for research and development, either directly or indirectly, and relate to both research contracts and internal research projects.

Note 11 - Concentration of Credit Risk

      The Company maintains cash accounts at various financial institutions. The balances, at times, may exceed federally insured limits. At December 31, 2002, the Company had cash on deposit exceeding the federally insured limit by $17,156.

Note 12 - Notes Payable Under Agreement with Tice Technology

     The Company entered into a letter of intent to sell substantially all of its assets, including all tangible property and commercialization, patent and market rights, to Tice Technology, Inc. (Tice), a publicly traded holding company, in exchange for 87,456,629 shares of Tice Common stock (approximately 34%) and 500,000 shares of Tice Class B Common (approximately 67%).

     The term sheet was extended in January 2003 to expire no later than June 30, 2003, and is non-binding except as to repayment, or conversion to equity, of funds advanced by Tice prior to closing and certain confidentiality and exclusivity provisions and is contingent on the execution of a definitive agreement. As part of the agreement, Tice provided $ 1,500,000 to the Company prior to closing to allow the Company to fulfill a Stock Redemption Release and Acquisition Agreement with A3 Technologies, Inc. with whom the Company had previously signed a term sheet.

     In addition, Tice provides funding for the Company's operations through advances until the sale agreement closes. At December 31, 2002, Tice had provided a total of $2,075,000 in advances, including operating advances, and the $1,500,000 referred to above. These advances, initially non-interest bearing, were converted on January 1, 2003 into a note payable due September 30, 2003 bearing interest at 10%.

     A $225,000 loan originally from a member of the Company will be converted to Tice stock and will therefore be owed to Tice. This note bears interest at 8%, is due March 31, 2003, and is secured by equipment.

Note 13 - SIMPLE Plan

     The Company has established a Savings Incentive Match Plan for Employees of Small Employers (SIMPLE) covering all employees receiving at least $5,000 in compensation in a calendar year. The Company contributes 2% of eligible compensation. Cost of the plan for the year ending December 31, 2002, was $7,394.

Note 14 - Intangibles, Settlement Costs and Equity Loss in Subsidiary

     During the year ended December 31, 2002, the Company paid $1,525,000 to parties with whom it had previously signed and then cancelled a tentative exclusive commercialization agreement. The payment accomplished three purposes:

     1. Acquired stock in a company (A3 Technologies) which had been formed to perform the commercialization.

     2. Prevented the filing of a lawsuit against the Company, A3 Technologies and their directors by some of the other stockholders of A3 Technologies.

Note 14 - Intangibles, Settlement Costs and Equity Loss in Subsidiary
          (Continued)

     3. Perfected the Company's title to its rights under patents and a license agreement with the University of Tennessee Research Corporation.

     Management placed an approximate cost of $105,000 on the stock based on the underlying assets of the company acquired. At December 31, 2002, A3 Technologies was in the process of liquidation and that cost is shown as Equity Loss in Subsidiary in the Statement of Operations. The cost of the settlement agreement, $320,000, is based on the attorney's estimated costs to successfully defend the potential lawsuits and is included in operating expenses. The balance of $1,100,000 has been recorded as an intangible asset, Commercialization Rights. The underlying intangibles are the Company's patented and unpatented technologies and its rights to additional patents under the license agreement. The Rights are being amortized over the average remaining lives of the underlying patents.

     Intangibles at December 31, 2002, include:

                                                                                             Amortization
                                                       Accumulated                   -------------------------
                                           Amount      Amortization        Net          Expense       Period
                                        ------------   ------------   ------------   ------------   ----------
Commercialization Rights                $  1,100,000   $     30,556   $  1,069,444   $     30,556   15 years
Purchased Patents                            100,000          2,315         97,685          2,315   18 years
Trademark                                        911             59            852             23   40 years
Attorney  fees incurred in
 relation to patents not yet
 granted                                      14,238              -         14,238              -          -
                                        ------------   ------------   ------------   ------------
Total                                   $  1,215,149   $     32,930   $  1,182,219   $     32,894
                                        ============   ============   ============   ============

     Amortization costs for the next five years are expected to be approximately $79,000 per year.

Note 15 - Equity Based Compensation

     Effective January 1, 2002, the Company awarded to members of management a bonus of 5% of the Class B membership interests. Compensation costs recognized were $ 3,505 based on 4,673 shares issued with a value of $.75 per share. At December 31, 2002, the Company had also granted an option to its incoming Governor for 1,600 shares at $.75 per share which had not been exercised. Compensation costs related to these shares of $1,200 is expected to be recognized as services are provided in 2003.

Note 16 - Subsidiaries

     At December 31, 2002, the Company acquired the 34.1381% minority interest in its subsidiary, Plasma Gen, LLC, by issuing 863 shares of its Class B membership interest valued at $27,310. The value of the shares issued was determined based on the contribution of an outside investor for Class B shares at the same date. The subsidiary had initially been formed to pursue a particular commercialization project, but had been generally inactive since formation. The reason for the acquisition was to simplify the structure of the company.

            Condensed Balance Sheet for Plasma Gen, LLC at December 31, 2002

Cash                                                                            $  8,635
Property and Equipment - Assigned Value (Net of Accumulated Depreciation
 of $3,153, and reduced in consolidation by $17,248)                               7,490
                                                                                --------
Total Assets                                                                    $ 16,125
                                                                                ========

Advances from Parent                                                            $ 25,016
Equity                                                                           (8,891)
                                                                                --------
Total Liabilities and Equity                                                    $ 16,125
                                                                                ========

     At December 31, 2002, the Company also owns a majority of the stock of A-3 Technologies. The stock is held in escrow pending its liquidation and has been inactive since its acquisition. It is not included in these consolidated statements except to the extent that the purchase price is shown as a loss.

Note 17 - Continuing Operations

     As discussed above, upon closing of the agreed upon sale, it is expected that the Company's operations will cease except for the holding of Tice stock. The Company is restricted from transferring the acquired shares for a period of twelve months following the closing. However, the acquired shares may be distributed to the Company's members in the event that the Company liquidates.

     Should the sale not be completed, Tice has the option of converting the Company's debt to equity. Should the sale not be completed, the Company's revenues are insufficient to fund its operations at their current level.

                            BIBLE HARRIS SMITH, P.C.
          Certified Public Accountants and Business Advisors Since 1949

507 West Clinch Avenue                          Member of the AICPA Peer Review
Knoxville, TN 37902-2104                          Program
Phone 865-546-2300                              Member of the Tennessee Society
Fax 865-525-7454                                 of Certified Public Accountants
E-mail contactname@BHSpc.com

                          INDEPENDENT AUDITOR'S REPORT

Board of Governors and Members
Atmospheric Glow Technologies, LLC
(A Development Stage Enterprise)
Knoxville, Tennessee

     We have audited the accompanying balance sheet of Atmospheric Glow Technologies, LLC, and subsidiary, as of December 31, 2001, and the related consolidated statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atmospheric Glow Technologies, LLC, and subsidiary, at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 13, the financial statements have been revised to include presentation of a statement of members' equity from inception, cumulative amounts of revenue, expenses and cash flows from inception and disclose other matters.

                                                  /s/ Bible Harris Smith, P.C.
                                                      Bible Harris Smith, P.C.

Knoxville, Tennessee
April 8, 2002
(Except for Notes 11 and 12, as to which the date is July 10, 2002 and Note 13, as to which the date is December 5, 2002)

   BKR An independent member of BKR International with offices throughout the world.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001

                                     ASSETS
CURRENT ASSETS
     Cash and Cash Equivalents                                                                $        50,128
     Receivables                                                                                       43,625
     Prepaid Expenses                                                                                   1,031
                                                                                              ---------------
         Total Current Assets                                                                          94,784

PROPERTY AND EQUIPMENT, LESS
     ACCUMULATED DEPRECIATION                                                                         123,692
INTANGIBLE ASSETS, LESS
     ACCUMULATED AMORTIZATION                                                                             875
                                                                                              ---------------
TOTAL ASSETS                                                                                  $       219,351
                                                                                              ===============

                             LIABILITIES AND EQUITY

CURRENT LIABILITIES
     Current Maturities of Capital Lease Obligations                                          $           647
     Accounts Payable                                                                                  31,801
     Accrued Expenses                                                                                   4,938
                                                                                              ---------------
         Total Current Liabilities                                                                     37,386

 LONG TERM LIABILITIES
     Deferred Compensation to Members                             $        179,423
     Capital Lease Payable, Net of Current Maturities                          334
                                                                  ----------------
         Total Long Term Liabilities                                                                  179,757

 EQUITY
     Members' Equity                                                       107,720
     Non-Members' Contributions                                             34,730
     Minority Interest                                                      48,903
     Accumulated Deficit in the Development Stage                         (189,145)
                                                                  ----------------
         Total Members' Equity                                                                          2,208
                                                                                              ---------------
 TOTAL LIABILITIES AND MEMBERS' EQUITY                                                        $       219,351
                                                                                              ===============

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                May 1, 2000
                                                 Year Ended    (inception) to
                                                December 31,    December 31,
                                                   2001            2001
REVENUES
    Contract Revenues Earned                    $    373,063    $    460,633
    Other Revenues                                    72,787          72,787
                                                ------------    ------------
        Total Revenues                               445,850         533,420

EXPENSES
    Compensation of Members                     $    225,540    $    354,691
    Laboratory Materials & Services                  181,559         213,575
    General and Administrative Expenses               79,012          93,312
    Payroll and Related Costs                         36,763          39,216
    Occupancy Expenses                                29,781          39,368
                                                ------------    ------------
        Total Operating Expenses                     552,655         740,162
                                                ------------    ------------
NET INCOME (LOSS) BEFORE MINORITY INTEREST          (106,805)       (206,742)

MINORITY INTEREST                                     17,597          17,597
                                                ------------    ------------
NET INCOME (LOSS)                               $    (89,208)   $   (189,145)
                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STATE ENTERPRISE)
                    CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
            PERIOD FROM MAY 1, 2000 (INCEPTION) TO DECEMBER 31, 2001

                                                                    Number of      Per Share    Total
                                                                     Shares
Members' Equity
  Class A-1 Voting
     Shares Issued October 20, 2000                                     1,000           0.03         30
                                                                   ----------     ----------   --------
  Class A-2 Voting
     Shares Issued October 20, 2000                                         1              -          -
                                                                   ----------     ----------   --------
  Class B NonVoting
     Shares Issued October 20, 2000                                   100,000                   115,990
     Additional Amounts Received for Shares Previously Issued
       January 1, 2001                                                      -                       500
       February 1, 2001                                                     -                       500
       May 17, 2001                                                         -                     3,700
         Subtotal                                                     100,000           1.21    120,690
     Shares Redeemed
       February 14, 2001                                               (8,000)          0.75     (6,000)
       February 27, 2002                                               (3,200)          2.19     (7,000)
                                                                   ----------                  --------
         Total                                                         88,800                   107,690
                                                                   ----------                  --------
  Class C NonVoting
     Shares Issued October 20, 2000                                       100              -          -
                                                                   ----------     ----------   --------
       Total Members' Equity                                           89,901                   107,720
                                                                   ==========                  --------
Non-Members' Contribution
  Equipment Contributed at Inception                                                             34,730
                                                                                               --------
Minority Interest
  Investment of Minority members in subsidiary during the
     Year ended December 31, 2001                                     34.1381%                   48,903
                                                                   ----------                  --------
Accumulated Deficit in the Development Stage
  Eight Months Ended December 31, 2000                                                          (99,937)
  Year Ended December 31, 2001                                                                 (106,805)
  Less Minority Interest                                                                         17,597
                                                                                               --------
       Total Accumulated Deficit in the Development Stage                                      (189,145)
                                                                                               --------
Equity, December 31, 2001                                                                         2,208
                                                                                               ========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       May 1, 2000
                                                                       Year Ended     (inception) to
                                                                       December 31,    December 31,
                                                                           2001           2001
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income (Loss)                                                   $    (89,208)   $   (189,145)
                                                                       ------------    ------------
   Adjustments to Reconcile Net Loss to Net
     Cash Used in Operating Activities:
       Depreciation and Amortization                                         10,501          12,774
       Rent Paid with Equity                                                  1,000           4,500
       (Increase) Decrease in Assets:
         Receivables                                                        (14,169)        (43,625)
         Prepaid Expenses                                                        77          (1,032)
       Increase (Decrease) in Liabilities:
         Accounts Payable                                                      (359)         31,801
         Deferred Compensation to Members                                    74,540         179,423
         Accrued Expenses                                                    (5,717)          4,938
                                                                       ------------    ------------
           Total Adjustments                                                 65,873         188,779
                                                                       ------------    ------------
              Net Cash Provided By (Used In) Operating Activities           (23,335)           (366)
                                                                       ------------    ------------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to Intangible Assets                                                 -            (911)
   Purchase of Property and Equipment                                       (55,321)       (100,047)
                                                                       ------------    ------------
              Net Cash Provided By (Used In) Investing Activities           (55,321)       (100,958)
                                                                       ------------    ------------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Short Term Notes                                             9,000           9,000
   Repayments of Short Term Notes                                            (9,000)         (9,000)
   Proceeds from Issuance of Members' Equity                                  3,700         116,220
   Redemption of Members' Interest                                          (13,000)        (13,000)
   Increase in Minority Interest                                             48,903          48,903
   Principal Payments under Capital Lease Obligations                          (628)           (671)
                                                                       ------------    ------------
              Net Cash Provided By (Used In) Financing Activities            38,975         151,452
                                                                       ------------    ------------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                           (39,681)         50,128
CASH AND CASH EQUIVALENTS-BEGINNING                                          89,809               -
                                                                       ------------    ------------
CASH AND CASH EQUIVALENTS-ENDING                                       $     50,128    $     50,128
                                                                       ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash Paid For Interest                                              $      2,270    $         62
                                                                       ============    ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Members' Equity in exchange for rent                                   $      1,000    $      4,500
                                                                       ============    ============
   Equipment contributed by Non Members                                $          -    $     34,730
                                                                       ============    ============
   Equipment acquired with capital lease                               $          -    $      1,652
                                                                       ============    ============

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

Note 1 - Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed in the preparation of these financial statements. These policies conform to generally accepted accounting principles and have been consistently applied.

     Nature of Activities - The Company is currently conducting research and development activities to develop commercial applications for the One Atmosphere Uniform Glow Discharge Plasma, a process of non-thermal, atmospheric pressure processing for use in areas such as sterilization, decontamination, surface cleaning and etching.

     Principles of Consolidation - The consolidated financial statements of Atmospheric Glow Technologies, LLC include its subsidiary, Plasma Gen, LLC. Plasma Gen, LLC was created in January 2001 by the Company to pursue the commercialization of one application of the One Atmosphere Uniform Glow Discharge Plasma technology. All significant intercompany accounts and transactions have been eliminated.

     Revenue and Cost Recognition - Revenues from research contracts and grants are recognized as costs are incurred under a percentage of completion method. Contract costs include direct materials, labor, subcontract costs and allocated indirect costs, such as indirect labor costs, occupancy costs and other general overhead. General and administrative costs are charged to expense as incurred.

     Receivables - The Company's receivables are primarily with Federal government agencies. The receivables are stated at estimated net realizable values. Anticipated bad debts are considered by management to be negligible and, accordingly, no provision for bad debts has been included in the accompanying statements.

     Property and Equipment - Property and equipment are stated at cost. Depreciation on equipment is computed primarily on a straight-line basis over estimated useful lives ranging from six to ten years. See Note 13 for Leasehold Improvement amortization.

     Intangibles - Intangibles include a trademark amortized over forty years.

     Income Taxes - Deferred income taxes are provided for differences in the timing of reporting income for financial statement and tax purposes arising from differences in the methods of accounting for depreciation. Accelerated depreciation methods are used for tax purposes, and straight-line depreciation is used for financial statement purposes. As a Limited Liability Company, the company is treated as a partnership for Federal income tax purposes and does not pay federal income tax. No provision for state excise tax was necessary.

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Note 2 - Receivables

     Receivables for the year ended December 31, 2001, were as follows:

            Environmental Protection Agency                          $  28,021
            National Institutes of Health                                8,611
            University of Tennessee                                      2,497
            U.S. Army                                                    4,496
                                                                     ---------
      Total Receivables                                              $  43,625
                                                                     =========

Note 3 - Property and Equipment

      Computer Equipment                                             $  13,736
      Equipment                                                        115,598
      Leasehold Improvements                                             7,098
                                                                     ---------
            Total                                                      136,432
            Less Accumulated Depreciation                              (12,740)
                                                                     ---------
      Property and Equipment - Net                                   $ 123,692
                                                                     =========

     Property and equipment includes $34,730 in equipment donated by non-members. Property and equipment also includes $1,653 in computer equipment acquired under capital lease, with Accumulated Amortization of $321 included in Accumulated Depreciation. Depreciation and amortization expense for the year ended December 31, 2001 was $10,478 and $23, respectively.

Note 4 - Capital Lease Obligations

Computer lease obligation,
      due in monthly payments of $70, which
      includes principal and interest at 19.75%
      through May 2003                                                 $    981
      Less Current Maturities                                              (647)
                                                                        --------
Capital Lease Obligations, Less Current Maturities                     $    334
                                                                       ========

     Principal payments due subsequent to December 31, 2001, are as follows:

            2002                                                       $    647
            2003                                                            334
                                                                       --------
                  Total                                                $    981
                                                                       ========

Note 5 - Leases

     The Company leases office facilities under a month to month agreement. Rental expense for all operating leases for the year ended December 31, 2001, was approximately $9,200.

Note 6 -  Related Party Transactions

     During the year ended December 31, 2001, the Company received cash advances of $9,000 from a related party. The Company paid interest on these amounts at 6.5% per month totaling $1,872. All advances had been repaid at December 31, 2001.

Note 7 - Compensation to Members

     During the year ended December 31, 2001, the Company incurred $225,540 of compensation to members for technical and administrative services ($354,691 since inception of the Company). Of the $225,540 of compensation to members in the year ended December 31, 2001 and $354,691 since inception of the Company, the members deferred $74,540 and $179,423 respectively until such time as the Company is deemed by the Board of Governors to be in a better position to make such payments.

Note 8 - Members' Equity

     The Company was organized on October 20, 2000, as a Tennessee Limited Liability Company with a duration of 49 years. There are four classes of Member Interest, designated as follows:

                                        Percent of         Authorized        Outstanding            Amount
                                       Distributions         Units              Units
                                       -------------       ----------        -----------         ----------
A-1    Voting                                  0.99%            1,000              1,000         $       30
A-2    Voting                                  0.01%                1                  1                  -
B       Non-Voting                            95.00%        1,000,000             88,800            107,690
C       Non-Voting                             4.00%              100                100                  -
                                       -------------       ----------        -----------         ----------
             Total Members' Equity           100.00%        1,001,101             89,901         $  107,720
                                       =============       ==========        ===========         ==========

     The voting rights of the Classes of Member Interest are set forth in the Articles of Organization. Only holders of Class A-1 Voting Interest have a vote on any matter except for the election of members to the Board of Governors. The holder of the Class A-2 unit has the right to elect one member to the Board.

     During the year ended December 31, 2001, the Company redeemed 11,200 units of Class B interest for $13,000 and received $3,700 for 12,200 units. This redemption was part of a settlement agreement with two departing former members.

Note 9 - Interest Expense

     Interest incurred and charged to expense for the year ended December 31, 2001, totaled $2,270.

Note 10 - Research and Development Contracts

     Substantially all of the Company's compensation earned and costs incurred relate to research and development projects related to possible applications of the One Atmosphere Uniform Glow Discharge Plasma and sponsored by Federal agencies. These contracts and grants primarily reimburse costs expended both direct project costs such as direct materials, labor, subcontract costs, and certain allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. Contract terms are generally payable upon submission of a periodic progress statement to the funding agency, and are paid typically within 30 days of submission. Certain Federal agencies perform reviews of the Company prior to granting the contracts, and all contracts are subject to final audit and possible refunds at the discretion of the Federal agencies. One agency requires a holdback of 15% of all costs until final completion. In the case of contracts and grants, rights to any inventions vest with the Company, providing certain requirements are met.

Note 11 - Subsequent Events

     Subsequent to year end, the Company entered into a letter of intent to sell substantially all of its assets, including all tangible property and commercialization, patent and market rights, to Tice Technology, Inc. (Tice), a publicly traded holding company, in exchange for 87,456,629 shares of Tice Common stock (approximately 34%) and 500,000 shares of Tice Class B Common (approximately 67%).

     As part of the agreement, Tice has committed to provide $ 1,500,000 to the Company prior to closing to allow the Company to fulfill a Stock Redemption Release and Acquisition Agreement with A3 Technologies, Inc., with whom the Company had previously signed a Term Sheet.

     In addition, Tice will assume all liabilities of the Company and provide funding for its operations through advances until the sale agreement closes. At July 10, 2002, Tice had provided $269,000 in advances, with an additional $225,000 loan arranged with a third party to acquire testing equipment.

Note 12 - Continuing Operations

     As discussed in Note 11, upon closing of the agreed upon sale, it is expected that the Company's operations will cease except for the holding of Tice stock. The Company is restricted from transferring the acquired shares for a period of 12 months following the closing. However, the acquired shares may be distributed to the Company's members in the event that the Company liquidates.

Note 13 - Revision

     These financial statements have been revised to include presentation of a statement of members' equity from inception and cumulative amounts of revenue, expenses and cash flow. Disclosure has been expanded in Note 1 of Revenue and Cost Recognition policies, in Note 7 of Compensation to Members, and in Note 10 of Research and Development Contracts. In addition, management has revised its estimate of the useful of leasehold improvements from forty years (as included in these financial statements) to six years. This change is immaterial to the financial statements.

                            BIBLE HARRIS SMITH, P.C.

          Certified Public Accountants and Business Advisors Since 1949

507 West Clinch Avenue                          Member of the AICPA Peer Review
Knoxville, TN 37902-2104                         Program
Phone 865-546-2300                              Member of the Tennessee Society
Fax 865-525-7454                                 of Certified Public Accountants
E-mail contactname@BHSpc.com

                          INDEPENDENT AUDITOR'S REPORT

Board of Governors and Members
Atmospheric Glow Technologies, LLC
(A Development Stage Enterprise)
Knoxville, Tennessee

     We have audited the accompanying balance sheet of Atmospheric Glow Technologies, LLC, as of December 31, 2000, and the related statements of operations, members' equity, and cash flows for the eight months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atmospheric Glow Technologies, LLC, at December 31, 2000, and the results of its operations and its cash flows for the eight months then ended in conformity with generally accepted accounting principles.

     As discussed in Note 11, the financial statements have been revised to include presentation of a statement of members' equity from inception, to present expenses in a revised format, and disclose other matters.

                                                  /s/ Bible Harris Smith, P.C.
                                                      Bible Harris Smith, P.C.

Knoxville, Tennessee
February 14, 2001
(Except for Note 10, as to which the date is February 28, 2001 and Note 11, as to which the date is December 5, 2002)

   BKR An independent member of BKR International with offices throughout the world.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                DECEMBER 31, 2000

                                     ASSETS

CURRENT ASSETS
     Cash and Cash Equivalents                                       $   89,809
     Receivables                                                         29,456
     Prepaid Expenses                                                     1,108
                                                                     ----------
         Total Current Assets                                           120,373
PROPERTY AND EQUIPMENT, LESS
     ACCUMULATED DEPRECIATION                                            78,847
INTANGIBLE ASSETS, LESS
     ACCUMULATED AMORTIZATION                                               900

TOTAL ASSETS                                                         $  200,120
                                                                     ==========

                             LIABILITIES AND EQUITY

CURRENT LIABILITIES
     Current Maturities of Capital Lease Obligations                 $      575
     Accounts Payable                                                    32,160
     Unearned Revenue                                                     6,508
     Accrued Expenses                                                   109,030
                                                                     ----------
         Total Current Liabilities                                      148,273

CAPITAL LEASE OBLIGATIONS, LESS CURRENT MATURITIES                        1,034

EQUITY

     Members' Equity                                   $  116,020
     Non-Members' Contributions                            34,730
     Accumulated Deficit in the Development Stage         (99,937)
                                                       ----------
         Total Members' Equity                                           50,813
                                                                     ----------
TOTAL LIABILITIES AND MEMBERS' EQUITY                                $  200,120
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
                      EIGHT MONTHS ENDED DECEMBER 31, 2000

CONTRACT REVENUES EARNED                                             $   87,570


EXPENSES
     Compensation of Members                           $  129,151
     Laboratory Materials & Services                       32,016
     General and Administrative Expenses                   14,300
     Payroll and Related Costs                              2,453
     Occupancy Expenses                                     9,587
                                                       ----------
         Total Operating Expenses                                       187,507
                                                                     ----------
NET INCOME (LOSS)                                                    $  (99,937)
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          STATEMENT OF MEMBERS' EQUITY
            PERIOD FROM MAY 1, 2000 (INCEPTION) TO DECEMBER 31, 2000

                                                Number
                                              of Shares    Per Share    Total
Members' Equity
   Class A-1 Voting
     Shares Issued October 20, 2000               1,000         0.03         30
                                              ---------   ----------   --------
   Class A-2 Voting
     Shares Issued October 20, 2000                   1            -          -
                                              ---------   ----------   --------
   Class B NonVoting
     Shares Issued October 20, 2000            100,000          1.16    115,990

   Class C NonVoting
     Shares Issued October 20, 2000                 100            -          -
                                              ---------   ----------   --------
       Total Members' Equity                   101,101                  116,020
                                              =========

Non-Members' Contribution
   Equipment Contributed at Inception                                    34,730

Accumulated Deficit in the Development Stage
     Eight Months Ended December 31, 2000                               (99,937)
                                                                       --------
Members Equity, December 31, 2000                                        50,813
                                                                       ========

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
                      EIGHT MONTHS ENDED DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                                             $ (99,937)
  Adjustments to Reconcile Net Loss to Net
     Cash Used by Operating Activities:
       Depreciation and Amortization                                $   2,273
       Rent Paid with Equity                                            3,500
       (Increase) Decrease in Assets:
         Receivables                                                  (29,456)
         Prepaid Expenses                                              (1,108)
       Increase (Decrease) in Liabilities:
         Accounts Payable                                              32,160
         Unearned Revenue                                               6,508
         Accrued Expenses                                             109,030
                                                                    ---------
           Total Adjustments                                                      122,907
                                                                                ---------
             Net Cash Provided By (Used In) Operating Activities                   22,970
                                                                                ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Additions to Intangible Assets                                                  (911)
     Purchase of Property and Equipment                                           (44,727)
                                                                                ---------
             Net Cash Provided By (Used In) Investing Activities                  (45,638)
                                                                                ---------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from Issuance of Members' Equity                                    112,520
     Principal Payments under Capital Lease Obligations                               (43)
                                                                                ---------
             Net Cash Provided By (Used In) Financing Activities                  112,477
                                                                                ---------
                                                                                   89,809

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH AND CASH EQUIVALENTS-BEGINNING                                                     -
                                                                                ---------
CASH AND CASH EQUIVALENTS-ENDING                                                $  89,809
                                                                                =========
SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash Paid For Interest                                                     $      62
                                                                                =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     The Company issued or committed to issue Members' Equity units in exchange for rent in the amount of $3,500.
     Equipment in the amount of $34,730 was contributed by Non Members. Equipment in the amount of $1,652 was acquired with a capital lease.

   The accompanying notes are an integral part of these financial statements.

                       ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

Note 1 - Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed in the preparation of these financial statements. These policies conform to generally accepted accounting principles and have been consistently applied.

     Nature of Activities - The Company is currently conducting research and development activities to develop commercial applications for the One Atmosphere Uniform Glow Discharge Plasma, a process of non-thermal, atmospheric pressure processing for use in the areas such as sterilization, decontamination, surface cleaning and etching.

     Revenue and Cost Recognition - Revenues from research contracts and grants are recognized as costs are incurred under a percentage of completion method. Contract costs include direct materials, labor, subcontract costs and allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. General and administrative costs are charged to expense as incurred.

     Receivables - The Company's receivables are with Federal government agencies. The receivables are stated at estimated net realizable values. Anticipated bad debts are considered by management to be negligible and, accordingly, no provision for bad debts has been included in the accompanying statements.

     Property and Equipment - Property and equipment are stated at cost. Depreciation on equipment is computed primarily on a straight-line basis over estimated useful lives ranging from six to ten years. See Note 11 for Leasehold Improvements amortization.

     Intangibles - Intangibles include a trademark amortized over forty years.

     Income Taxes - Deferred income taxes are provided for differences in the timing of reporting income for financial statement and tax purposes arising from differences in the methods of accounting for depreciation. Accelerated depreciation methods are used for tax purposes, and straight-line depreciation is used for financial statement purposes. As a Limited Liability Company, the company is treated as a partnership for Federal income tax purposes and does not pay federal income tax. Therefore, provision has been made for state excise tax only.

     Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Note 2 - Receivables
     Receivables for the year ended December 31, 2000, were as follows:

          Environmental Protection Agency                              $ 24,592
          National Institutes of Health                                   2,140
          Retained                                                        2,724
                                                                       --------
     Total Receivables                                                 $ 29,456
                                                                       ========

Note 3 - Property and Equipment

     Computer Equipment                                                $  3,248
     Equipment                                                           70,763
     Leasehold Improvements                                               7,098
                                                                       --------
          Total                                                          81,109
          Less Accumulated Depreciation                                  (2,262)
                                                                       --------
     Property and Equipment - Net                                      $ 78,847
                                                                       ========

     Property and equipment includes $34,730 in equipment donated by non-members. Property and Equipment also includes $1,653 in computer equipment acquired under capital lease, with Accumulated Amortization of $46 included in Accumulated Depreciation.

Note 4 - Capital Lease Obligations

Computer lease obligation,
     due in monthly payments of $70, which
     includes principal and interest at 19.75%
     through May, 2003                                                 $ 1,609
     Less Current Maturities                                               575
                                                                       -------
Capital Lease Obligations, Less Current Maturities                     $ 1,034
                                                                       =======

     Principal payments due subsequent to December 31, 2000, are as follows:
          2001                                                         $   575
          2002                                                             700
          2003                                                             334
                                                                       -------
               Total                                                   $ 1,609
                                                                       =======

Note 5 - Leases

     The Company leases office facilities under an agreement which provides for 12 months rent free lease for the majority of their facilities in exchange for a 4% equity interest in the Company and a position on the Company's Board of Governors. Rental expense for all operating leases for the eight months ended December 31, 2000, was approximately $4,200 of which $3,500 was recorded under agreement discussed above.

Note 6 -  Concentrations

     The Company maintains cash in a bank deposit account at a financial institution. At year end, the Company exceeded the insured limit by approximately $8,700.

     Approximately 30% of the Company's non-payroll costs were paid to a single subcontractor. Substantially all of the Company's revenues and receivables arose from three contracts.

Note 7 - Compensation to Members

     During the year ended December 31, 2000, the Company incurred $129,151 of compensation to members for technical and administrative services. The payment of $104,883 of such compensation to members in the year ended December 31, 2000 was deferred until such time as the Company is deemed by the Board of Governors to be in a better position to make such payments.

Note 8 - Members' Equity

     The Company was organized as a Tennessee Limited Liability Company with a duration of 49 years, and issued four classes of Member Interest on October 20, 2000, designated as follows:

                                 Percent of     Authorized   Issued
                                Distributions      Units      Units     Amount
                                -------------   ----------   -------   ---------
A-1  Voting                              0.99%       1,000     1,000   $      30
A-2  Voting                              0.01%           1         1           -
B    Non-Voting                         95.00%   1,000,000   100,000     115,990
C    Non-Voting                          4.00%         100       100           -
                                -------------   ----------   -------   ---------
        Total Members' Equity          100.00%   1,001,101   101,101   $ 116,020
                                =============   ==========   =======   =========

     The voting rights of the Classes of Member Interest are set forth in the Articles of Organization. Only holders of Class A-1 Voting Interest have a vote on any matter except for the election of members to the Board of Governors. The holder of the Class A-2 unit has the right to elect one member to the Board.

Note 9 - Research and Development Contracts

     Substantially all of the Company's compensation earned and costs incurred relate to research and development projects sponsored by Federal agencies. These contracts and grants primarily reimburse costs expended, both direct project costs such as direct materials, labor, subcontract costs, and certain allocated indirect costs such as indirect labor costs, occupancy costs and other general overhead. Contract terms are generally payable upon submission of a periodic progress statement to the funding agency, and are paid typically within 30 days of submission. Certain Federal agencies perform reviews of the Company prior to granting the contracts, and all contracts are subject to final audit and possible refunds at the discretion of the Federal agencies. One agency requires a holdback of 15% of all costs until final completion. In the case of contracts and grants, rights to any inventions vest with the Company, providing certain requirements are met.

Note 10 - Subsequent Event

     Subsequent to year end, the Company purchased 11,200 of its Class B non voting membership units at a cost of $ 13,000.

Note 11 - Revision

     The financial statements have been revised to include presentation of a statement of members' equity from inception and to present expenses in a revised format. Disclosure has been expanded in Note 1 of Revenue and Cost Recognition policies, in Note 7 of Compensation to Members, and in Note 9 of Research and Development Contracts. In addition, management has revised its estimate of the useful life of leasehold improvements from forty years (as included in these financial statements) to six years. This change is immaterial to the financial statements.

                                   APPENDIX E

          TICE TECHNOLOGY, INC. AND ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                                    CONTENTS

Unaudited Pro Forma Combined Balance Sheet.................................. E-1
Unaudited Pro Forma Combined Condensed Statement of Operations.............. E-2
Unaudited Pro Forma Combined Condensed Statement of Operations.............. E-3
Notes to Unaudited Pro Forma Combined Condensed Financial Statements........ E-4

          TICE TECHNOLOGY, INC. AND ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2002

                                                                           Adjusted     Atmospheric
                                               Tice                          Tice           Glow
                                           Technology,      Disposal     Technology,    Technologies,   Acquisition
                                               Inc.        Adjustments       Inc.            LLC        Adjustments     Pro Forma
                                           ------------   ------------   ------------   -------------   ------------   ------------
                                           (unaudited)                   (unaudited)
Assets

Cash                                       $  1,313,138   $          -   $  1,313,138   $      95,770   $  1,508,287   $  2,917,195
Accounts receivables                             54,313              -         54,313         107,513              -        161,826
Advances to Atmospheric Glow
 Technologies, LLC                            2,075,000              -      2,075,000               -     (2,075,000)             -
Prepaid expenses and other current
 assets                                               -              -              -           4,089              -          4,089

Assets of discontinued operations             1,239,651     (1,239,651)             -               -              -              -
                                           ------------   ------------   ------------   -------------   ------------   ------------
     Total current assets                     4,682,102     (1,239,651)     3,442,451         207,372       (566,713)     3,083,110
                                           ------------   ------------   ------------   -------------   ------------   ------------
Property and equipment, net                           -              -              -         461,243              -        461,243
                                           ------------   ------------   ------------   -------------   ------------   ------------
Notes receivable, less current
 portion, net                                         -        250,000        250,000               -              -        250,000
Intangible assets, net                          157,300              -        157,300       1,182,219              -      1,339,519
Other assets                                      5,444              -          5,444           5,428         (5,444)         5,428
Assets of discontinued operations               770,288       (770,288)             -               -              -              -
                                           ------------   ------------   ------------   -------------   ------------   ------------
     Total assets                          $  5,615,134   $ (1,759,939)  $  3,855,195   $   1,856,262   $   (572,157)  $  5,139,300
                                           ============   ============   ============   =============   ============   ============

Liabilities and Stockholders' Equity
 (Deficit)

Current portion of notes payable           $  3,431,415   $          -   $  3,431,415   $           -   $ (3,431,415)  $          -
Current portion of notes payable to
 related parties                              1,921,250        500,000      2,421,250       2,300,000     (4,721,250)             -
Obligations under sale agreements                     -        988,826        988,826               -       (988,826)             -
Accounts payable                                146,349              -        146,349         190,498       (146,350)       190,497
Accrued liabilities                             390,011              -        390,011          89,937       (390,010)        89,938
Current portion of capital lease
 obligation                                           -              -              -             270              -            270
Liabilities of discontinued operations        4,167,853     (4,167,853)             -               -              -              -
                                           ------------   ------------   ------------   -------------   ------------   ------------
     Total current liabilities               10,056,878     (2,679,027)     7,377,851       2,580,705     (9,677,851)       280,705
                                           ------------   ------------   ------------   -------------   ------------   ------------
Deferred compensation to members                      -              -              -         179,423              -        179,423
Notes payable, less current portion             473,995              -        473,995               -       (473,995)             -
Liabilities of discontinued operations          200,038       (200,038)             -               -              -              -
                                           ------------   ------------   ------------   -------------   ------------   ------------
     Total liabilities                       10,730,911     (2,879,065)     7,851,846       2,760,128    (10,151,846)       460,128
Stockholders' equity (deficit)               (5,115,777)     1,119,126     (3,996,651)       (903,866)     9,579,689      4,679,172
                                           ------------   ------------   ------------   -------------   ------------   ------------
Total liability and stockholders'
 equity (deficit)                          $  5,615,134   $ (1,759,939)  $  3,855,195   $   1,856,262   $   (572,157)  $  5,139,300
                                           ============   ============   ============   =============   ============   ============

       See Notes to the Unaudited Pro Forma Combined Financial Statements

          TICE TECHNOLOGY, INC. AND ATMOSPHERIC GLOW TECHNOLOGIES, LLC UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                    Atmospheric
                                                     Tice              Glow
                                                  Technology,      Technologies,
                                                 Inc. For the       LLC For the
                                                  year ended        year ended
                                                   March 31,       December 31,
                                                      2002               2001          Adjustments       Pro Forma
                                                ---------------   ----------------   --------------   ---------------
Operating revenues:
     Contract revenues earned                   $             -   $        373,063   $            -   $       373,063
     Other                                               70,165             72,787                -           142,952
                                                ---------------   ----------------   --------------   ---------------
          Total operating revenues                       70,165            445,850                -           516,015
                                                ---------------   ----------------   --------------   ---------------
Operating expenses:
     Compensation of members                                  -            225,540                -           225,540
     Laboratory materials and services                        -            181,559                -           181,559
     General and administrative expenses                393,927             79,012                -           472,939
     Payroll and related costs                                -             36,763                -            36,763
     Occupancy expenses                                       -             29,781                -            29,781
                                                ---------------   ----------------   --------------   ---------------
          Total operating expenses                      393,927            552,655                -           946,582
                                                ---------------   ----------------   --------------   ---------------
Operating loss                                         (323,762)          (106,805)               -          (430,567)

Other expenses
     Interest expense                                  (181,578)                 -          181,578                 -
     Other expense                                       (6,000)                 -                -            (6,000)
                                                ---------------   ----------------   --------------   ---------------
Loss from continuing operations
 before foreign taxes                                  (511,340)          (106,805)         181,578          (436,567)
Provision for foreign taxes                               7,017                  -                -             7,017
                                                ---------------   ----------------   --------------   ---------------
Loss from continuing operations                 $      (518,357)  $       (106,805)  $     (181,578)  $      (443,584)
                                                ===============   ================   ==============   ===============
Pro forma basic and diluted loss from
 continuing operations per share                                                                      $         (0.00)
                                                                                                      ===============
Shares used in the calculation of pro forma
 basic and diluted loss from continuing
 operations per share                                                                                     252,175,315
                                                                                                      ===============

       See Notes to the Unaudited Pro Forma Combined Financial Statements

          TICE TECHNOLOGY, INC. AND ATMOSPHERIC GLOW TECHNOLOGIES, LLC UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                    Atmospheric
                                                     Tice              Glow
                                                  Technology,      Technologies,
                                                      Inc.              LLC
                                                  For the nine     For the nine
                                                  months ended     months ended
                                                  December 31,     September 30,
                                                      2002             2002           Adjustments       Pro Forma
                                                ---------------   ---------------   --------------   ---------------
Operating revenues:
     Contract revenues earned                   $             -   $       230,581   $            -   $       230,581
     Other                                               90,522            20,416                -           110,938
                                                ---------------   ---------------   --------------   ---------------
          Total operating revenues                       90,522           250,997                -           341,519
                                                ---------------   ---------------   --------------   ---------------
Operating expenses:
     Compensation of members                                  -           142,813                -           142,813
     Laboratory materials and services                        -           180,266                -           180,266
     General and administrative expenses                562,495            98,607                -           661,102
     Payroll and related costs                                -            94,626                -            94,626
     Occupancy expenses                                       -            30,587                -            30,587
     Settlement agreement                                     -           320,000                -           320,000
                                                ---------------   ---------------   --------------   ---------------
          Total operating expenses                      562,495           866,899                -         1,429,394
                                                ---------------   ---------------   --------------   ---------------
Operating loss                                         (471,973)         (615,902)               -        (1,087,875)

Other expenses
     Interest expense                                  (242,577)                -          242,577                 -
     Other expense                                      (50,000)                -                -           (50,000)
                                                ---------------   ---------------   --------------   ---------------
Loss from continuing operations
 before foreign taxes                                  (764,550)         (615,902)         242,577        (1,137,875)
Provision for foreign taxes                               9,053                 -                -             9,053
                                                ---------------   ---------------   --------------   ---------------
Loss from continuing operations                 $      (773,603)  $      (615,902)  $      242,577   $    (1,146,928)
                                                ===============   ===============   ==============   ===============
Pro forma basic and diluted loss from
 continuing operations per share                                                                     $         (0.00)
                                                                                                     ===============
Shares used in the calculation of pro forma
 basic and diluted loss from continuing
 operations per share                                                                                    252,175,315
                                                                                                     ===============

       See Notes to the Unaudited Pro Forma Combined Financial Statements

          TICE TECHNOLOGY, INC. AND ATMOSPHERIC GLOW TECHNOLOGIES, LLC
                          NOTES TO UNAUDITED PRO FORMA
                     COMBINED CONDENSED FINANCIAL STATEMENTS
                             As of December 31, 2002


Tice Technology, Inc. has decided to pursue a new line of business in an effort to improve operating performance. Historically, the Company has incurred operating losses through its former and existing subsidiaries, and the Board of Directors and management believe that a new opportunity is needed to improve operating results and provide the possibility of creating future value. The technology owned by A-G Tech, in the opinion of the Board of Directors, represents this opportunity. This represents a major shift of strategy for the Company.


                              BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements give effect to the acquisition by Tice Technology, Inc. and its subsidiaries, Tice Engineering and Sales, Inc., MidSouth Sign Company, Inc. ("MidSouth") and LandOak Company, Inc. ("LandOak"), and collectively known as the "Company" or "Tice", of Atmospheric Glow Technologies, LLC ("AG Tech") and the effect of the disposals of LandOak and MidSouth by Tice. This acquisition and those disposals (the "Transaction") are expected to occur no later than June 30, 2003. The combined financial statements of the Company as of December 31, 2002 have not been audited but, in the opinion of management, reflect all adjustments necessary to present fairly the condensed combined December 31, 2002 balance sheet and the statement of operations for the twelve months ended March 31, 2002 for Tice and the twelve months ended December 31, 2001 for A-G Tech, and the nine months ended December 31, 2002 for Tice and the nine months ended September 30, 2002 for A-G Tech. Such adjustments consist only of normal recurring accruals and adjustments and intercompany eliminations. The financial statements used in the pro forma information for A-G Tech includes the unaudited balance sheet as of December 31, 2002, the audited statements of operations for year ended March 31, 2002 for Tice and the year ended December 31, 2001 for A-G Tech, and the unaudited statements of operations for the nine months ended December 31, 2002 for Tice and the nine months ended September 30, 2002 for A-G Tech.


The unaudited pro forma combined condensed financial statements reflect accounting for this Transaction as a reverse acquisition, except that no goodwill or other intangibles are recorded. That is, the Transaction, after Tice's disposition of MidSouth and LandOak, is equivalent to the issuance of stock by A-G Tech for the net monetary assets of Tice, accompanied by a recapitalization.

These unaudited pro forma combined condensed financial statements should be read in conjunction with the audited combined financial statements and related notes for both of the companies contained elsewhere in the proxy statement. Combined operations for the periods reflected in the accompanying pro forma condensed combined financial statements are not necessarily indicative of those to be expected for the entire fiscal year.

                   PRO FORMA CONDENSED COMBINED FINANCIAL DATA


The unaudited pro forma combined condensed balance sheet as of December 31, 2002 is presented as if the reverse acquisition had occurred as of December 31, 2002. The unaudited pro forma combined condensed statements of operations for the nine months ended December 31, 2002 and the year ended March 30, 2002 for Tice and the unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 for A-G Tech are presented as if the reverse acquisition had occurred at the beginning of the periods presented. All statements are based on the assumptions and adjustments described in the accompanying notes. These unaudited pro forma condensed combined financial statements should be read in conjunction with both the Company's combined financial statements and the financial statements of A-G Tech. The unaudited pro forma condensed combined statements of operations are based on the historical combined financial statements for both entities, and are presented as if the reverse acquisition had occurred at the beginning of the periods presented. This pro forma information is not necessarily indicative of the financial position that would have been reported had such events actually occurred on the date specified, nor is it indicative of the merged Company's financial future.


Note 1 - Overview

Tice and A-G Tech have entered into a term sheet to allow Tice to acquire the assets of A-G Tech. The closing of this Transaction is expected to be no later than June 30, 2003. Tice is a publicly held holding company with two current subsidiaries, the MidSouth subsidiary having been sold at the end of March 2003. A-G Tech is a Tennessee Limited Liability Company that is a development stage enterprise pursuing the development and commercialization of the patented One Atmospheric Uniform Glow Discharge Plasma.

Several conditions, some of which have been met, are required for the Transaction to be completed. Tice must divest two of its subsidiaries, MidSouth and LandOak. Tice has sold MidSouth. Tice has a verbal agreement to sell LandOak to two current directors of Tice. Additionally, Tice must have the shareholders of Tice approve an amendment to the charter of the Company increasing the number of authorized shares of Tice to 400,000,000 from its current 30,000,000. Tice must also raise a minimum of $6.5 million, with a minimum of $5.0 million to be available to A-G Tech both before and after closing, and all prior liabilities of Tice must be paid prior to or at closing of the Transaction. Tice has raised $3.5 million during a Phase I Private Placement, and is currently undertaking a Phase II Private Placement to raise between $6 million and $12.8 million to meet or exceed the requirements of the term sheet with A-G Tech. In consideration of the purchase by Tice, Tice will issue 87 million shares of Tice common stock to A-G Tech.

Note 2 - Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following table summarizes eliminations and adjustments made to the unaudited pro forma condensed combined balance sheet:

           Tice Technology, Inc. and Atmospheric Glow Technology, LLC
                   Pro Forma Combined Condensed Balance Sheet
                                December 31, 2002
                                    Unaudited


                                                     (A1)           (A2)          Total           (A3)
                                                                                 Disposal         I/C
                                                  Sale of MS     Sale of LO    Adjustments    Eliminations
                                                 ------------   ------------   ------------   ------------
Assets
Cash                                             $          -   $          -   $          -   $          -
Accounts receivables                                        -              -              -              -
Advances to Atmospheric Glow Technologies,
 LLC                                                        -              -              -     (2,075,000)
Prepaid expenses and other current assets                   -              -              -              -
Assets of discontinued operations                    (675,475)      (564,176)    (1,239,651)             -
                                                 ------------   ------------   ------------   ------------
     Total current assets                            (675,475)      (564,176)    (1,239,651)    (2,075,000)
                                                 ------------   ------------   ------------   ------------
Property and equipment, net                                 -              -              -              -
                                                 ------------   ------------   ------------   ------------
Notes receivable, less current portion, net           250,000              -        250,000              -
Intangible assets, net                                      -              -              -              -
Debt issuance cost, net                                     -              -              -              -
Assets of discontinued operations                    (293,321)      (476,967)      (770,288)             -
                                                 ------------   ------------   ------------   ------------
     Total assets                                $   (718,796)  $ (1,041,143)  $ (1,759,939)  $ (2,075,000)
                                                 ============   ============   ============   ============

Liabilities and Stockholders' Deficit

Current portion of notes payable                 $          -   $          -   $          -   $          -
Current portion of notes payable to related
 parties                                                    -        500,000        500,000     (2,075,000)
Obligations under sale agreements                     426,682        562,144        988,826              -
Accounts payable                                            -              -              -              -
Accrued liabilities                                         -              -              -              -
Current portion of capital lease obligation                 -              -              -              -
Liabilities of discontinued operations             (1,157,216)    (3,010,637)    (4,167,853)             -
                                                 ------------   ------------   ------------   ------------
     Total current liabilities                       (730,534)    (1,948,493)    (2,679,027)    (2,075,000)
                                                 ------------   ------------   ------------   ------------
Deferred compensation to members                            -              -              -              -
Notes payable, less current portion                         -              -              -              -
Liabilities of discontinued operations               (165,569)       (34,469)      (200,038)             -
                                                 ------------   ------------   ------------   ------------
     Total liabilities                               (896,103)    (1,982,962)    (2,879,065)    (2,075,000)

Stockholders' deficit                                 177,307        941,819      1,119,126              -
                                                 ------------   ------------   ------------   ------------
Total liability and stockholders' deficit        $   (718,796)  $ (1,041,143)  $ (1,759,939)  $ (2,075,000)
                                                 ============   ============   ============   ============

                                                     (A4)                                        Total
                                                     Fund           (A5)           (A6)        Acquisition
                                                   Raising       Conv Notes      Pay Debts     Adjustments
                                                 ------------   ------------   ------------   ------------
Assets

Cash                                             $  5,430,000   $          -   $ (3,921,713)  $  1,508,287
Accounts receivables                                        -              -              -              -
Advances to Atmospheric Glow Technologies, LLC              -              -              -     (2,075,000)
Prepaid expenses and other current assets                   -              -              -              -
Assets of discontinued operations                           -              -              -              -
                                                 ------------   ------------   ------------   ------------
     Total current assets                           5,430,000              -     (3,921,713)      (566,713)
                                                 ------------   ------------   ------------   ------------
Property and equipment, net                                 -              -              -              -
                                                 ------------   ------------   ------------   ------------
Notes receivable, less current portion, net                 -              -              -              -
Intangible assets, net                                      -              -              -              -
Debt issuance cost, net                                     -              -         (5,444)        (5,444)
Assets of discontinued operations                           -              -              -              -
                                                 ------------   ------------   ------------   ------------
     Total assets                                $  5,430,000   $          -   $ (3,927,157)  $   (572,157)
                                                 ============   ============   ============   ============

Liabilities and Stockholders' Deficit

Current portion of notes payable                 $          -   $ (3,331,415)  $   (100,000)  $ (3,431,415)
Current portion of notes payable to related
 parties                                                    -       (751,250)    (1,895,000)    (4,721,250)
Obligations under sale agreements                           -              -       (988,826)      (988,826)
Accounts payable                                            -              -       (146,350)      (146,350)
Accrued liabilities                                         -        (85,473)      (304,537)      (390,010)
Current portion of capital lease obligation                 -              -              -              -
Liabilities of discontinued operations                      -                             -              -
                                                 ------------   ------------   ------------   ------------
     Total current liabilities                              -     (4,168,138)    (3,434,713)    (9,677,851)
                                                 ------------   ------------   ------------   ------------
Deferred compensation to members                            -              -              -              -
Notes payable, less current portion                         -              -       (473,995)      (473,995)
Liabilities of discontinued operations                      -              -              -              -
                                                 ------------   ------------   ------------   ------------
     Total liabilities                                      -     (4,168,138)    (3,908,708)   (10,151,846)

Stockholders' deficit                               5,430,000      4,168,138        (18,449)     9,579,689
                                                 ------------   ------------   ------------   ------------
Total liability and stockholders' deficit        $  5,430,000   $          -   $ (3,927,157)  $   (572,157)
                                                 ============   ============   ============   ============

Eliminations and Adjustments:


(A1) Represents the elimination of amounts representing the balance sheet of MidSouth Sign Company, Inc. being sold effective March 31, 2003 to a third party as a condition of the reverse acquisition of the Company with A-G Tech. Additionally, the recording of the obligation of the Company under the sale agreement of $426,682 for payments to lending institutions to remove Tice from the guaranty of notes payable at MidSouth is included, as well as the reflection of a $250,000 two year term note due to the Company from the buyer as part of the consideration for the sale. The Company is expected to realize a gain on the sale of MidSouth of approximately $177,000.


(A2) Represents the elimination of amounts representing the balance sheet of LandOak Company, Inc., currently 100% owned by the Company and being sold to a third party as a condition of the reverse acquisition of the Company with A-G Tech. Additionally, the recording of the obligation of the Company under the sale agreement of $562,144 for payments to lending institutions to remove Tice from the guaranty of notes payable at LandOak is included. Also, recording convertible notes totaling $500,000 issued to Tice directors (Patrick Martin and Michael Atkins) as part of the agreement by Mr. Martin and Mr. Atkins to acquire the Company's interest in the LandOak Company, Inc. and to satisfy loan reduction. The $500,000 notes payable to Mr. Martin and Mr. Atkins convert at a rate of $0.07 per share, similar terms given to investors of the Phase I Private Placement. The Company is expected to realize a gain on the sale of LandOak of approximately $940,000.

(A3) Represents the elimination of intercompany amounts due to and from the parties. Amounts include:

               Due to Tice from A-G Tech           $    2,075,000
               Due from A-G Tech to Tice           $    2,075,000

(A4) Represents the effect of additional funds raised during the Company's Phase II Private Placement offerings, representing the minimum amounts needed to satisfy the requirements of the Term Sheet between the Company and A-G Tech. As of December 31, 2002, the Company needed $5,430,000 in equity funding ($6,000,000, net of $570,000 of commissions) under the Company's Phase II Private Placement. This amount is necessary to retire all obligations of the Company and provide the minimum operating capital under the Company's Term Sheet with A-G Tech.

(A5) Represents the conversion of notes payable and notes payable-related parties under the Company's Phase I Private Placement and other obligations to equity at a rate of $0.07 per share, pending approval of the shareholders of Tice to amend the Company's certificate of incorporation. Of these amounts, $3,331,415 is from non-related parties. The $500,000 notes payable to Mr. Martin and Mr. Atkins convert at a rate of $0.07 per share, similar terms given to investors of the Phase I Private Placement. Additionally, $225,000 of the notes to be converted were issued to the Tennessee Center for Research and Development to A-G Tech, such notes converting at a rate of $0.07 per share as part of the Company's Phase I Private Placement. And finally, $26,250 of notes payable will be converted to common stock issued to Sherry Lynn Turner, wife of Tice director Michael Atkins, and is part of the Company's Phase I Private Placement.


(A6) Represents the payment, post closing of the reverse acquisition with A-G Tech, of certain liabilities of the Company. Included in such payments is the repayment of $1,845,000 of notes payable to The Lanrick Group, a company owned by Patrick Martin, a Tice director. Also, repayment of $50,000 to the mother of William Tice, on a short term note payable of the Company. Additionally, $988,826 represents payments to the Company's subsidiaries, MidSouth and LandOak, under obligations arising under the sale agreements. In the transaction involving MidSouth, 100% of the outstanding stock of MidSouth was acquired by a third party and current manager of the MidSouth operations effective March 31, 2003. In the LandOak transaction, two Tice directors, Mr. Martin and Mr. Atkins, are acquiring 100% of the outstanding stock of LandOak. Other notes payable of $573,995, accounts payable of $146,350 and accrued liabilities of $304,537 will also be paid.


Note 3 - Adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2002 for Tice and the year ended December 31, 2001 for A-G Tech represents elimination of interest expense related to all interest bearing notes payable converted to equity or paid at closing of the reverse acquisition between Tice and A-G Tech.

Note 4 - Adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended December 31, 2002 for Tice and the nine months ended September 30, 2002 for A-G Tech represents elimination of interest expense related to all interest bearing notes payable converted to equity or paid at closing of the reverse acquisition between Tice and A-G Tech.

             CONSENT OF COULTER & JUSTUS, P.C., INDEPENDENT AUDITORS

        We consent to the incorporation by reference in Amendment 2 to the Proxy Statement (Schedule 14A) of Tice Technology, Inc. of our report dated July 25, 2002, except for Note 23 as to which the date is August 8, 2002, with respect to the consolidated financial statements of Tice Technology, Inc. included in the Annual Report (Form 10-KSB) for the year ended March 31, 2002.

Coulter & Justus, P.C.

/s/ Coulter & Justus, P.C.

Knoxville, Tennessee
April 28, 2003

            CONSENT OF BIBLE HARRIS SMITH, P.C., INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Proxy Statement (Schedule 14A) of Tice Technology, Inc. of (i) our report dated February 25, 2003 with respect to the financial statements of Atmospheric Glow Technologies, LLC for the year ended December 31, 2002, (ii) our report dated April 8, 2002, except for Notes 11 and 12 as to which the date is July 10, 2002 and Note 13 as to which the date is December 5, 2002, with respect to the financial statements of Atmospheric Glow Technologies, LLC for the year ended December 31, 2001, and
(iii) our report dated February 14, 2001, except for Note 10 as to which the date is February 28, 2001, and Note 11 as to which the date is December 5, 2002, with respect to the financial statements of Atmospheric Glow Technologies, LLC for the eight months ended December 31, 2000.

/s/ Bible Harris Smith, P.C.

Bible Harris Smith, P.C.

Knoxville, Tennessee
April 24, 2003

[X] PLEASE MARK VOTES            REVOCABLE PROXY
    AS IN THIS EXAMPLE        TICE TECHNOLOGY, INC.

2003 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of Tice Technology, Inc hereby appoints PATRICK MARTIN and CHARLES R. WEST, and each of them, attorneys and proxies, with power of substitution, to vote all of the Common Shares of Tice held of record in the name of the undersigned at the close of business on April 30, 2003 at the Annual Meeting of Shareholders of Tice on June 18, 2003, at 10:00 a.m. EDT at 10267 Kingston Place, Knoxville, Tennessee 37922 or at any postponement or adjournment thereof, in accordance with the Notice and Proxy Statement received, for the election of directors and other matters described therein and as may properly come before the meeting. The undersigned hereby ratifies all acts that said Proxy may do and cause to be done in the premises, whether at said meeting or at any change, adjournment, or continuation thereof, and hereby revokes all prior proxies.

       Please be sure to sign and date          DATE
         this Proxy in the box below.           __________________

------------------------------------------------------------------
     Stockholder sign above        Co-holder (if any) sign above

1.      Election of Directors.

Michael A. Atkins, Patrick L. Martin, Thomas W. Reddoch, Charles R. West and Kimberly Kelly-Wintenberg

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

                        With-     For All
                  For    Hold      Except
                  -----------------------


                  [ ]     [ ]        [ ]

2. Amendment of Certificate of Incorporation to Change Name of Corporation to Atmospheric Glow Technologies, Inc.

3. Amendment of Certificate of Incorporation to Increase Number of Common Shares Authorized to 400,000,000.

4. Ratification of Sale of Stock of MidSouth Sign Company, Inc. for the assumption of approximately $1,025,000 in liabilities and a $209,000 promissory note and Approval of Sale of Stock of LandOak Company, Inc. for the assumption of approximately $2,013,000 in liabilities.

5. Proposal to Ratify Appointment of Coulter & Justus, P.C. As Tice's Independent Auditors for the Year Ending March 31, 2003.

6. To act upon such other matters as may properly come before the meeting or any postponement or adjournments hereof.

                             For     Against  Abstain
                             ------------------------

                             [ ]       [ ]      [ ]



                             [ ]       [ ]      [ ]




                             [ ]       [ ]      [ ]





                             [ ]       [ ]      [ ]


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

        This proxy, when properly executed, will be voted in accordance with the specifications indicated; but, if no indication is made, it will be voted FOR Proposals 1, 2, 3, 4 and 5. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS. The secretary knows of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is expected that the proxies will vote on such matters in their discretion.

  * Detach above card, sign, date and mail in postage paid envelope provided. *

                              TICE TECHNOLOGY, INC.

        This proxy must be signed exactly as the name or names appearing on the label. If you are signing as a trustee, executor, or in any capacity other than as an individual, please so indicate.

                               PLEASE ACT PROMPTLY

                   SIGN, DATE, & MAIL IN YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

________________________________________

________________________________________

________________________________________